                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
                           [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
     12

                             Medi-Ject Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

                             Medi-Ject Common Stock
  ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

                                   2,900,000
  ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

 $4.2188 per share based on the average of the high and low prices for July 11,
                                      2000
  ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

                                  $12,234,520
  ----------------------------------------------------------------------------

(5)  Total fee paid:

                                   $2,447.00
  ----------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

  ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------

(3)  Filing Party:

  ----------------------------------------------------------------------------

(4)  Date Filed:

  ----------------------------------------------------------------------------

Notes:

                             MEDI-JECT CORPORATION

                          161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441
                                  763-475-7700

                                                                          , 2000

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of
Medi-Ject Corporation to be held at 10:00 a.m. on      , October   , 2000 at
the Medi-Ject offices located at 161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441.

   The following Notice of Annual Meeting and the Proxy Statement describe the matters on which action will be taken. We will ask you to approve the terms of a stock purchase agreement and the actions contemplated by such agreement, to approve a proposed amendment to the articles of incorporation to increase the authorized number of common and preferred shares, to approve the conversion of Series C Convertible Preferred Stock into common stock, to approve the optional conversion of the Series B Convertible Preferred Stock, to elect two members to the Board of Directors, and to ratify the appointment of the independent accountants. During the meeting, we will also review the activities of the past year and items of general interest about Medi-Ject. The Board of Directors unanimously recommends that you vote in favor of the six proposals.

   Only shareholders of record at the close of business on September 14, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

   We hope you will join us on October   , 2000 for our Annual Meeting. Whether
or not you plan to attend, please return your signed proxy as soon as possible. Whether you own a few shares or many, your vote is important.

   Thank you for your continued support of Medi-Ject.

                                          Sincerely,

                                          -------------------------------------
                                          Franklin Pass, M.D.
                                          Chairman, President and Chief
                                           Executive Officer

                             MEDI-JECT CORPORATION
                          161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                        , 2000

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Medi-Ject
Corporation will be held on      , October   , 2000 at 10:00 a.m. at the Medi-
Ject offices located at 161 Cheshire Lane, Plymouth, Minnesota 55441, to consider and vote upon the following proposals:

     (1) To approve the terms of a Stock Purchase Agreement dated as of July 14, 2000 (the "Purchase Agreement") by and among Medi-Ject, Permatec Holding AG, ("Permatec"), Permatec Pharma AG ("Pharma"), Permatec Technologie AG ("Technologie"), and Permatec NV ("NV") (Pharma, Technologie and NV each a "Subsidiary" and collectively, the "Subsidiaries"), whereby we purchase all of the outstanding capital stock of the Subsidiaries and as consideration, we issue 2,900,000 shares of Medi-Ject common stock to Permatec. Upon the closing of the transaction, (a) Permatec will own approximately 67% of the outstanding Medi-Ject common stock; (b) Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg will each resign from the position of director and the remaining directors will fill the vacancies by appointing Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Professor Ubaldo Conte and Dr. Philippe Dro; (c) promissory notes issued to Permatec will convert into shares of Medi-Ject Series C Preferred Stock; and (d) we will amend our Second Amended and Restated Articles of Incorporation, as amended to date, to change our name to "Antares Pharma, Inc."

     (2) To amend the Second Amended and Restated Articles of Incorporation, as amended to date, to increase the number of authorized shares of Medi-Ject common stock from 3,400,000 to 15,000,000 shares and the number of authorized shares of Medi-Ject preferred stock from 1,000,000 to 3,000,000.

     (3) To approve the future conversion of Medi-Ject Series C Preferred Stock into Medi-Ject common stock.

     (4) To approve the conversion of the Series B Convertible Preferred Stock into shares of Medi-Ject common stock.

     (5) To elect two members to the Board of Directors.

     (6) To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000.

     (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

   All shareholders of record on our transfer books as of the close of business on September 14, 2000, will be entitled to vote at the meeting.

   Your attention is directed to the enclosed proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the proxy in the enclosed envelope.

                                          By order of the Board of Directors,

                                          -------------------------------------
                                          Lawrence M. Christian
                                          Secretary

Dated:       , 2000

                  SUMMARY TERM SHEET FOR THE SHARE TRANSACTION

   This summary term sheet for the Share Transaction highlights selected information from the Proxy Statement regarding the Share Transaction contemplated by the Purchase Agreement and may not contain all of the information that is important to you as a Medi-Ject shareholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

The Proposed Share Transaction
(Page 3)..............................  You are being asked to consider and vote upon a proposal to approve a
                                        Purchase Agreement that provides for
                                        the purchase of all of the stock of
                                        three subsidiaries of Permatec. In
                                        exchange, we will issue 2,900,000
                                        shares of Medi-Ject common stock to
                                        Permatec, resulting in a change in
                                        control of Medi-Ject. The Purchase
                                        Agreement and the actions relating to
                                        such stock purchase and issuance are
                                        collectively referred to as the "Share
                                        Transaction."

The Parties to the Share Transaction
(Page 3).............................   We develop, manufacture and market
                                        medical devices, called jet injectors,
                                        that allow people to self-inject drugs
                                        without using a needle. We make a small
                                        spring-action device and the attached
                                        disposable plastic syringes that hold
                                        the drug. These devices operate without
                                        a needle at very high energy forces.
                                        Recently, we developed a variation of
                                        the jet injector by adding a very small
                                        hidden needle.

                                        Permatec, through its subsidiaries,
                                        develops or improves technology for the
                                        delivery of drug compounds. As niche
                                        drug delivery technology companies,
                                        Permatec's subsidiaries develop highly
                                        specialized formulations to address the
                                        need to deliver drugs through skin and
                                        mucosa using patches, gels, fast-
                                        dissolving tablets and transbuccal
                                        tablets. Permatec's and its
                                        subsidiaries' strategy is to license
                                        their technology to development and
                                        marketing partners through a
                                        combination of license and development
                                        agreements and research and development
                                        collaborations.

Stock Purchase (Page 3)..............   We will purchase all of the outstanding
                                        stock of three Permatec subsidiaries:
                                        Permatec Pharma AG, Permatec
                                        Technologie AG and Permatec NV (the
                                        "Subsidiaries").

Issuance of Stock (Pages 3 and 25)...   As payment for the outstanding stock of
                                        the Subsidiaries, we will issue
                                        2,900,000 shares of Medi-Ject common
                                        stock to Permatec. The 2,900,000 shares
                                        will represent approximately 67% of the
                                        issued and outstanding Medi-Ject common
                                        stock.

                                        In addition, upon closing of the Share
                                        Transaction, promissory notes issued to
                                        Permatec will automatically convert
                                        into shares of Series C Convertible
                                        Preferred

                                        Stock. Such preferred stock will be
                                        convertible into common stock at
                                        Permatec's option. Based on the amounts
                                        of the promissory notes as of September
                                        25, 2000, if Permatec converts the
                                        shares of preferred stock, it will own
                                        a total of 75.3% of our outstanding
                                        common stock. In the event we borrow
                                        the maximum amount available from
                                        Permatec of $4.5 million, it will own
                                        78.3% of our outstanding common stock.
                                        Dr. Gonella beneficially owns 96.9% of
                                        the outstanding capital stock of
                                        Permatec and accordingly will have the
                                        ability to unilaterally approve most,
                                        if not all, of Permatec and our
                                        corporate actions, including the
                                        election of directors and the
                                        appointment of officers.

Advantages and Disadvantages of
Approving the Share Transaction
(Page 26)............................   The advantages of the Share Transaction
                                        are that it gives us an opportunity to
                                        continue operations and the potential
                                        to maximize shareholder value.

                                        The disadvantage of the Share
                                        Transaction is that the current
                                        shareholders will be diluted. The Share
                                        Transaction results in Permatec (and
                                        indirectly, Permatec's majority
                                        shareholder Dr. Jacques Gonella)
                                        becoming the majority shareholder of
                                        Medi-Ject with the ability to
                                        unilaterally approve corporate actions.


Our Board of Directors'
Recommendation
to You (Page 26)....................    A committee of the disinterested
                                        directors of the Board of Directors has
                                        determined, by unanimous written
                                        consent, that the Share Transaction is
                                        fair to and in the best interests of
                                        Medi-Ject and its shareholders and has
                                        approved and adopted the Share
                                        Transaction. Based on the determination
                                        of that committee and the Board's
                                        consideration, the Board of Directors
                                        recommends shareholder approval of the
                                        Share Transaction.

The Annual Meeting (Page 1)..........
                                        The Annual Meeting will be held on
                                             , October  , 2000 at 10:00 a.m. at
                                        our office located at 161 Cheshire
                                        Lane, Suite 100, Plymouth, Minnesota.

                                        Approval of the Share Transaction
                                        requires the affirmative vote of the
                                        holders of a majority of the
                                        outstanding Medi-Ject common stock
                                        present, in person or by proxy, and
                                        entitled to vote on that item of
                                        business at a meeting at which a quorum
                                        is present.

                                        You are entitled to vote at the Annual
                                        Meeting if you owned shares of Medi-
                                        Ject common stock on September 14,
                                        2000, the record date for the Annual
                                        Meeting. As of the record date,
                                        1,427,149 shares of Medi-Ject common
                                        stock were outstanding and the holders
                                        of such stock are entitled to vote at
                                        the Annual Meeting.

Procedure for Voting (Page 1)........   You may vote by either: completing and
                                        returning the enclosed proxy card or by
                                        attending the Annual Meeting. If you
                                        complete and return the enclosed proxy
                                        card but later wish to revoke it, you
                                        must take one of the following actions:
                                        (1) file with the Secretary of Medi-
                                        Ject a written, later-dated notice of
                                        revocation; (2) send a later-dated
                                        proxy card relating to the same shares
                                        to the Secretary of Medi-Ject at or
                                        before the Annual Meeting; or (3)
                                        attend the Annual Meeting and file a
                                        signed written termination of the proxy
                                        with an officer of Medi-Ject.
                                        Attendance at the Annual Meeting will
                                        not in and of itself constitute the
                                        revocation of a proxy.

                                        Under the Nasdaq Stock Market rules, we
Rules of the Nasdaq Stock Market        must obtain shareholder approval for
(Page 30).......................        this Share Transaction because the
                                        issuance of the 2,900,000 shares of
                                        Medi-Ject common stock results in a
                                        change of control of the company.

                                        Holders of Medi-Ject common stock will
Dissenters' Rights (Page 30)....        not have dissenters' rights under
                                        Minnesota law in the Share Transaction.

                                        Immediately prior to or at the closing,
Board of Directors (Page 28)....        Karl Groth, Geoffrey Guy, M.D., Fred L.
                                        Shapiro, M.D. and Stanley Goldberg will
                                        resign from our Board of Directors and
                                        the remaining directors will appoint
                                        Dr. Jacques Gonella, Dr. Thomas M.
                                        Rinderknecht, Professor Ubaldo Conte
                                        and Dr. Philippe Dro to fill the
                                        vacancies.

                                        In connection with the Share
Other Agreements (Page 28)......        Transaction, a number of other
                                        documents will be required to be in
                                        effect. The agreements include:

                                        .  Registration Rights Agreement

                                        .  Employment Agreement with Franklin
                                           Pass, M.D.

                                        .  Escrow Agreement

                                        .  Lock-Up Agreements with certain
                                           employees

                                        We made to Permatec and the
Representations and Warranties (Page    Subsidiaries and Permatec and the
27).............................        Subsidiaries made to us,
                                        representations and warranties,
                                        standard in this type of transaction
                                        including:

                                        .  corporate organization,
                                           capitalization

                                        .  financial statements

                                        .  title to assets

                                        .  contracts

                                        .  legal compliance

                                        .  tax matters

                                        .  employee benefits

                                        .  environmental matters

Covenants (Page 27)..................   We made covenants and agreements, and
                                        Permatec and the Subsidiaries made
                                        covenants and agreements, standard in
                                        these types of transactions and, in
                                        addition, each party made the following
                                        agreements to:

                                        .  use commercially reasonable efforts
                                           to raise at least $7,000,000 in a
                                           private placement (Permatec with the
                                           assistance of Medi-Ject)

                                        .  prepare a written business plan for
                                           the combined business of Medi-Ject
                                           and the Subsidiaries (Permatec with
                                           assistance of Medi-Ject)

                                        .  search for a new chief executive
                                           officer of Medi-Ject (Permatec with
                                           the assistance of Medi-Ject)


Closing Conditions (Page 28).........   A number of conditions must be
                                        satisfied prior to the stock purchase
                                        and stock issuance. The conditions to
                                        each party's obligations to perform the
                                        Purchase Agreement include:

                                        .  receipt of all necessary consents or
                                           approvals

                                        .  the closing of the private placement
                                           financing upon the completion of the
                                           transaction

                                        The conditions to our obligations to
                                        perform the Purchase Agreement include:

                                        .  the Subsidiaries having aggregate
                                           cash reserves or cash equivalents of
                                           at least one million Swiss Francs on
                                           the closing date

                                        .  the execution by us of an Employment
                                           Agreement with Franklin Pass, M.D.

                                        The conditions to Permatec's and the
                                        Subsidiaries' obligations to perform
                                        the Purchase Agreement include:

                                        .  the execution by us of an Employment
                                           Agreement with Franklin Pass, M.D.

                                        .  Karl Groth, Geoffrey Guy, M.D., Fred
                                           L. Shapiro, M.D. and Stanley
                                           Goldberg shall each have resigned
                                           from our Board of Directors and
                                           Dr. Jacques Gonella, Dr. Thomas M.
                                           Rinderknecht, Professor Ubaldo Conte
                                           and Dr. Philippe Dro shall have been
                                           appointed as directors

                                        .  our receipt of a consent to the
                                           transaction or waiver of fees from
                                           each of: Elan Corporation, plc, Bio-
                                           Technology General Corp, Becton
                                           Dickinson and Grayson & Associates

                                        .  the execution of an amendment to or
                                           replacement of the License and
                                           Development Agreement with Elan
                                           Corporation, plc.

                                        .  our execution of Lock-Up Agreements
                                           with certain of our employees


Termination (Page 29)...........        The Purchase Agreement may be
                                        terminated at any time prior to closing
                                        by:

                                        .  the mutual written consent of us and
                                           Permatec

                                        .  either party if the mutual
                                           conditions have not been satisfied
                                           by October 31, 2000, except if such
                                           conditions were not met solely as a
                                           result of the action or inaction of
                                           the party seeking to terminate

                                        .  us if Permatec and the Subsidiaries
                                           did not satisfy their conditions by
                                           October 31, 2000, except if such
                                           conditions were not met solely
                                           because of our action or inaction

                                        .  Permatec if we did not satisfy our
                                           conditions by October 31, 2000,
                                           except if such conditions were not
                                           met solely because of Permatec's
                                           action or inaction


Effect of Termination (Page 29)......   If terminated, the Purchase Agreement
                                        will be void and of no further force or
                                        effect, except that:

                                        .  the Confidentiality Agreement dated
                                           April 21, 1999 between the parties
                                           will continue to be effective in
                                           accordance with its terms

                                        .  if the closing does not occur due to
                                           Permatec's failure to satisfy its
                                           conditions, the period in which we
                                           must repay the promissory notes to
                                           Permatec will be extended for an
                                           additional three month period

                                        .  no party will be relieved from
                                           liability for any breach of the
                                           Purchase Agreement

                                        .  the agreements contained in the
                                           provision regarding the effect of
                                           termination shall survive

Indemnification and Escrow
(Page 29)............................   In the Purchase Agreement, we,
                                        Permatec, and the Subsidiaries make and
                                        agree to a number of representations,
                                        warranties, covenants and obligations.
                                        If a party suffers any damages
                                        resulting from another party's breach
                                        of its representations, warranties,
                                        covenants or obligations, the party
                                        may, for a six-month
                                        period from the closing date, seek
                                        indemnification from the breaching
                                        party. The claims must exceed a $50,000
                                        deductible for a party to be liable.

                                        Each party's liability is limited to
                                        the value of 580,000 shares. Such
                                        limitation, however, will not apply to
                                        damages resulting from any Subsidiary's
                                        fraud or willful or intentional
                                        misrepresentation or intentional or
                                        willful breach.

                                        In accordance with an escrow agreement,
                                        Permatec will place 580,000 shares of
                                        Medi-Ject common stock into an escrow
                                        account.

                                        As an exception to the above limits,
                                        Permatec is obligated to indemnify us
                                        without limit as to time or amount with
                                        respect to liabilities of the Permatec
                                        subsidiaries which are not being
                                        acquired by us in the Share Transaction
                                        and with respect to the share ownership
                                        of Permatec NV.

                                        Upon the closing of the Share
Name Change (Page 29)...........        Transaction, we will change our name to
                                        Antares Pharma, Inc.

                               TABLE OF CONTENTS

Proxy Statement...........................................................   1
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
Forward Looking Statements................................................   2
The Share Transaction Proposal............................................   3
  Summary of the Share Transaction........................................   3
  The Purchase Agreement..................................................   3
  Purchase of Subsidiaries' Stock and Issuance of Medi-Ject Common Stock;
   Change of Control......................................................   3
  The Parties to the Share Transaction....................................   3
    Medi-Ject.............................................................   3
    Permatec Holding AG and the Subsidiaries..............................   4
  Background and Medi-Ject's Reasons for the Share Transaction............  23
  Advantages and Disadvantages of Approving the Share Transaction.........  26
  Terms of the Purchase Agreement.........................................  27
    Purchase of Subsidiaries' Stock and Issuance of Medi-Ject Common
     Stock................................................................  27
    Board of Directors....................................................  27
    The Closing...........................................................  27
    Representations and Warranties........................................  27
    Covenants and Agreements..............................................  27
    Conditions............................................................  28
    Conversion of Permatec Notes..........................................  28
    Registration Rights Agreement.........................................  28
    Lock-Up Agreements....................................................  28
    Indemnification and Escrow Agreement..................................  29
    Termination...........................................................  29
    Fees and Expenses.....................................................  29
  Change of Name..........................................................  29
  Interests of Certain Persons in Matters to be Acted Upon................  29
  Vote Required; Quorum...................................................  30
  No Dissenters' Rights...................................................  30
  Existing Shareholders; Impact on Market Value of Medi-Ject Common Stock
   and Dilution of Medi-Ject Common Stock and Related Risks...............  30
  Accounting Treatment of the Share Transaction...........................  31
  Federal Income Tax Consequences of the Share Transaction................  31
  Regulatory Approval.....................................................  31
  No Fairness Opinion.....................................................  31
  Past Contacts, Transactions or Negotiations.............................  31
  Financial Information...................................................  32
    Summary of Historical and Pro Forma Financial Information.............  32
    Selected Historical and Pro Forma Data as of December 31, 1999 and
     June 30, 2000........................................................  32
      Permatec Selected Historical Condensed Financial Data...............  32
      Management's Discussion and Analysis of Financial Conditions and
       Results of Operations of Permatec..................................  33
      Medi-Ject Corporation Selected Historical Condensed Financial Data..  37
    Selected Unaudited Pro Forma Condensed Combined Financial Data........  38

    Unaudited Pro Forma Condensed Combined Financial Statements...........   40
    Notes to the Unaudited Pro Forma Condensed Combined Financial Data....   44
The Amendment to the Articles of Incorporation Proposal...................   46
  Summary of the Proposed Amendment.......................................   46
  Our Current Capital Structure...........................................   46
  Background and Reasons for the Proposed Amendment.......................   46
  The Impact of Approval or Disapproval of the Proposal...................   47
  The Text of the Proposed Amendment......................................   48
The Series C Stock Conversion Proposal....................................   49
  General.................................................................   49
  Background and Reasons to Approve.......................................   49
The Series B Stock Conversion Proposal....................................   51
  General.................................................................   51
  Background and Reasons to Approve.......................................   51
The Election of Directors Proposal........................................   53
Report of the Compensation Committee on Executive Compensation............   56
Certain Relationships and Related Transactions............................   58
Security Ownership of Certain Beneficial Owners and Management............   59
Executive Compensation....................................................   60
The Ratification of the Appointment of Auditors Proposal..................   64
Other Matters.............................................................   64
  Solicitation............................................................   64
  Compliance with Section 16(a) of the Securities Exchange Act of 1934....   64
  Other Matters at Annual Meeting.........................................   64
  Annual Report and Incorporation by Reference............................   65
Proposals of Shareholders.................................................   65
Financial Statements of Permatec..........................................  F-1
  Permatec Holding AG Consolidated Financial Statements (Audited).........  F-2
  Permatec Holding AG Consolidated Financial Statements (Unaudited)....... F-17
Annex A--Stock Purchase Agreement dated as of July 14, 2000 by and among
 Medi-Ject Corporation, Permatec Holding AG, Permatec Pharma AG, Permatec
 Technologie AG and Permatec NV...........................................  A-i

                               PROXY STATEMENT OF
                             MEDI-JECT CORPORATION
                          161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441

                               ----------------

                         Annual Meeting of Shareholders

                        to be held October   , 2000

   This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of
Shareholders to be held on October   , 2000. The approximate date on which this
Proxy Statement and accompanying proxy were first sent or given to shareholders
was       , 2000. If you sign and return a proxy in the form enclosed with this
Proxy Statement, you may later revoke it by (1) giving written notice to the Secretary of Medi-Ject, (2) by sending in or appearing at the Annual Meeting with a later-dated proxy or (3) by attending the Annual Meeting and filing a signed notice of termination of the proxy with an officer (attendance alone is not enough to revoke the proxy). Unless the proxy is revoked, the shares represented by the proxy will be voted at the meeting and at any adjournment or adjournments in the manner specified. If no direction is made, the proxy will be voted for Proposals 1-6 described in this Proxy Statement. Only shareholders of record at the close of business on September 14, 2000 will be entitled to vote at the meeting or any adjournment or adjournments thereof.

   Each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. If a broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and such inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for a vote but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote.

   As of the close of business on the record date, September 14, 2000, 1,427,149 shares of Medi-Ject common stock, were outstanding. Each share of Medi-Ject common stock is entitled to one vote. Cumulative voting is not permitted.

   No person has been authorized to give any information or make any representation not contained in this Proxy Statement or the documents incorporated herein by reference in connection with the solicitations made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by us or by Permatec. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has not been any change in the information set forth herein or in the affairs of us or Permatec since the date of this Proxy Statement.

   As used in this Proxy Statement, unless the context otherwise requires, the terms "the Company," "Medi-Ject," "us," and "we" refer to Medi-Ject Corporation.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy statements and other information with the SEC. You may inspect and copy the reports, proxy statements and other information at the SEC's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional SEC offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the material at prescribed rates from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents are incorporated by reference into this Proxy Statement and are being delivered to shareholders along with this Proxy
Statement:

1. Our Annual Report on Form 10-KA for the year ended December 31, 1999, filed on September , 2000;

2.  Our Quarterly Report on Form 10-QA for the quarter ended March 31, 2000,
    filed on September   , 2000; and

3. Our Quarterly Report on Form 10-QA for the quarter ended June 30, 2000,
   filed on September   , 2000.

   We are also incorporating by reference additional documents, if any, we file with the SEC from the date of this Proxy Statement to the date of the Annual Meeting. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superceded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supercedes the earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Proxy Statement.

                           FORWARD LOOKING STATEMENTS

   Certain statements included in this Proxy Statement and in the documents incorporated by reference are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Each of Medi-Ject, Permatec and the Subsidiaries have based these statements on each of their expectations about future events and the anticipated effect of the Share Transaction described in this Proxy Statement. The words or phrases "will likely result," "look for," "may result," "will continue," "is anticipated," "expect," "project," or similar expressions are intended to identify forward looking statements, and are subject to numerous known and unknown risks and uncertainties. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect future results and performance with respect to Medi-Ject are set forth in "The Share Transaction Proposal--Background and Reasons for the Share Transaction" herein and in Exhibit 99, "Cautionary Statements", which was filed with the SEC as an exhibit to Form 10-K, December 31, 1996. Factors that may affect future results and performance of the Subsidiaries are set forth on page 18 of this Proxy Statement. Upon the closing of the Share Transaction, if approved, the factors relating to the Subsidiaries may affect future results and performance of Medi-Ject.

                         THE SHARE TRANSACTION PROPOSAL
                           (PROPOSAL 1 ON PROXY CARD)

SUMMARY OF THE SHARE TRANSACTION

   The following discussion is only a summary of the material terms of the Stock Purchase Agreement appended as Annex A to this Proxy Statement (the "Purchase Agreement") and the related actions (the Purchase Agreement and the related actions are referred to collectively as the "Share Transaction") and is qualified in its entirety by reference to the Purchase Agreement. To understand the Share Transaction, you should read this entire document carefully, including the annex and other documents to which we have referred you. See "Available Information" and "Incorporation of Certain Documents by Reference" for more details.

THE PURCHASE AGREEMENT

   We entered into the Purchase Agreement as of July 14, 2000 with Permatec Holding AG, Permatec Pharma AG, Permatec Technologie AG (each of the foregoing, a company organized under the laws of Switzerland), and Permatec NV (a company organized under the laws of the Netherlands, Antilles) (Permatec Pharma AG, Permatec Technologie AG and Permatec NV, each a "Subsidiary" and collectively, the "Subsidiaries"). See "Parties to the Share Transaction" below for a description of Permatec and the Subsidiaries.

PURCHASE OF SUBSIDIARIES' STOCK AND ISSUANCE OFMEDI-JECT COMMON STOCK; CHANGE OF CONTROL

   Pursuant to the Purchase Agreement, we will purchase all of the outstanding shares of each Subsidiary (the "Subsidiaries' Stock"). In exchange, we will issue 2,900,000 shares of Medi-Ject common stock to Permatec. Upon the issuance, Permatec will own approximately 67% of the outstanding shares of the Medi-Ject common stock. Permatec has two other subsidiaries that it is in the process of dissolving. All liabilities and benefits relating to those two subsidiaries will remain with Permatec and will not be part of our acquisition of the Subsidiaries. Permatec will remain in existence after the closing of the Share Transaction.

THE PARTIES TO THE SHARE TRANSACTION

   Information about us contained in this proxy statement was provided by us. Information about Permatec and the Subsidiaries contained in the proxy statement was provided by Permatec.

 .  Medi-Ject Corporation
   161 Cheshire Lane, Suite 100
   Plymouth, Minnesota 55441
   Telephone Number: 612-475-7700

   We develop, manufacture and market novel medical devices, called jet injectors, that allow people to self-inject drugs without using a needle. We make a small spring-action device and the attached disposable plastic syringes to hold the drug. Recently, we developed a variation of the jet injector by adding a very small hidden needle. We are able to greatly reduce the energy needed for injection and successfully build small disposable injectors. Many people find our injectors to be less threatening than ordinary needles and syringes, yet the market for such devices remains small. We believe that the key to widespread market acceptance of our injectors depends upon continued improvements in technology and improved awareness among pharmaceutical companies, healthcare professionals and consumers. As part of our effort to encourage the broader use of needle-free injector systems for injectable drugs other than insulin, we began entering into technology and product license agreements to sell injector systems. Primarily, we have used the licensing and development income from these agreements to fund increased product development efforts.

 .  Permatec Holding AG and the Subsidiaries
   Gewerbestrasse 18
   4123 Allschwil, Switzerland
   Telephone Number: 011 41-61-486-4141

   General

   Permatec and its Subsidiaries' business consists of developing new, or improving existing, technology for the delivery of drug compounds. As a niche drug delivery technology company, Permatec, through its Subsidiaries, develops highly specialized formulations to address the need to deliver drugs through skin and mucosa using patches, gels, fast-dissolving tablets and transbuccal tablets. The strategy of Permatec and the Subsidiaries is to license its technology to development and marketing partners through a combination of license and development agreements, as well as research and development collaborations.

   The versatile technologies developed by the Subsidiaries can be applied to various active compounds and indications. These developments are conducted either on behalf of third parties (pharmaceutical companies) or as proprietary developments funded by Permatec.

   The Subsidiaries have developed technologies and patent portfolios encompassing four main areas: patches, gels, fast dissolving tablets and transbuccal tablets. These technologies may have application in several important therapeutic markets: hormone replacement therapy, the treatment of osteoporosis, the treatment of central nervous system conditions, and cardiovascular therapy. This technology mix spans innovative new formulations, some with long development time and clinical uncertainties such as gels and transbuccal systems, as well as improved traditional formulations like patches or fast-dissolving tablets, with shorter time to market and a well-established regulatory process.

   Permatec is a Swiss holding company whose principal wholly owned subsidiaries consist of Permatec Pharma AG (Switzerland), Permatec Technologie AG (Switzerland) and Permatec NV (Netherlands Antilles). Permatec, organized in 1997, is privately held by five shareholders and conducts all of its business through its Subsidiaries. Permatec's principal corporate offices are located at Gewerbestrasse 18, 4123 Allschwil, Switzerland, telephone (011 41-61-486-4141), which is in the Basel area of Switzerland, an important pharmaceutical center in Europe. Another subsidiary of Permatec Holding, Permatec Laboratorios SA ("Permatec Argentina"), was initially founded in December 1993 and became operational at the end of November 1995 as part of the JAGO group. JAGO was a Swiss drug delivery company that was sold in 1996 by its founder, Dr. Jacques Gonella, the principal shareholder of Permatec Holding, to SkyePharma, a United Kingdom company traded on the London Stock Exchange and NASDAQ Stock Market. As part of the JAGO group transaction, SkyePharma had an option to acquire Permatec Argentina, but did not exercise this option. Permatec Argentina subsequently became a wholly owned subsidiary of Permatec in 1997. On the same date Permatec acquired 98% of the outstanding shares of Permatec France, SA, Permatec Pharma, Permatec Technologie and Permatec NV were also acquired by Permatec in 1997. Permatec has taken steps to commence the liquidation of Permatec Argentina and Permatec France and has transferred Permatec Argentina's assets to Permatec Pharma and Permatec France's assets will be transferred to Permatec. Permatec Pharma, Permatec Technologie and Permatec NV are collectively referred to in this portion of the Proxy Statement as the "Subsidiaries."

   Industry and Market

   The Subsidiaries operate in the drug delivery segment of the pharmaceutical industry. Companies in this segment generally bring technology and know-how to their partners in the area of drug formulation through licensing and development agreements. Well-established companies in the industry are ALZA in the United States and Elan, SkyePharma and Eurand in Europe. Today, many of the established companies in the industry are evolving from being pure drug delivery companies to becoming fully integrated pharmaceutical operations. Increasingly, the trend has been for delivery companies to mature from research companies to product development and product marketing companies, as innovative drug delivery systems are commercialized and companies integrate manufacturing and marketing functions to increase sales revenues.

   According to one report focusing on the drug delivery industry, the drug delivery market in 1997 totaled $27 billion and was predicted to grow to $57 billion by 2002. A separate study of April 1999 by Theta Reports, a publication of PJB Medical Publications, Inc., covering infusion products and drug delivery markets, reports the total worldwide market in 1998 at $36.6 billion and projects the market to grow to $70.3 billion by 2002.

   Drug delivery companies generally fall into one of three groups:
Generalist, Pharmaceutical or Specialist.

     Generalist. Generalist companies are usually large drug delivery company groups with diversified technologies and applications in different delivery routes. They also often have their own manufacturing capabilities and sales forces. Examples of these companies are ALZA (United States), ELAN (Ireland), and Theratech (United States, acquired in 1999 by Watson Labs). These companies usually favor one leading original technology as the flagship of the company.

     Pharmaceutical. These companies are traditional pharmaceutical discoverers and distributors that invest in drug delivery company technology within their research and development departments. Leiras (Finland, acquired in 1996 by Schering AG of Germany), Hexal (Germany) and Fournier, SA (France) are examples. They maintain this activity either as part of research and development, as separate business units, or spin-off the technology into a separate entity.

     Specialists. These companies are focused on a particular technology or delivery route. Examples are PowderJect, a UK based company with operations in the United States, and Medi-Ject, a U.S. company. Both of these companies specialize in the development of needle-free injection devices.

   The Subsidiaries are specialist companies. The Subsidiaries specialize in addressing the transdermal (through the skin) and transmucosal (through the mucus membranes, generally in the mouth) delivery routes. The Subsidiaries have developed several technology platforms in four main areas: patches and gels for transdermal delivery, and fast dissolving tablets and transbuccal tablets for transmucosal delivery.

   Presently, the Subsidiaries' products address mainly the hormone replacement therapy market. They are also exploring developing products that have potential applications in other therapeutic markets, including osteoporosis therapy, cardiovascular therapy, addiction therapy and central nervous system therapy.

   Hormone Replacement Therapy Market. According to one industry publication, the worldwide hormone replacement therapy market is expected to grow to $4.0 billion by the year 2002. As of 1998, approximately 80% of the prescriptions in the drug delivery market in the United States called for oral delivery and approximately 15% of the prescriptions called for some method of transdermal delivery. However, Permatec believes that the hormone replacement therapy market appears to be shifting from oral delivery to some form of transdermal administration of hormones. This trend is particularly clear in Europe, more specifically in France, which is the leading country in the usage of transdermal systems for hormone replacement therapy. According to an industry report, in 1999 64.8% of the estradiol hormone replacement therapy for menopausal women in France was administered either by patch (44.7%) or gel (20.1%).

   This segment of the pharmaceutical market is likely to expand in the future due to three factors. First, new treatments are being developed for women using a combination of estradiol and testosterone. These new treatments, in combination with new delivery systems such as gels, are likely to increase patient compliance. Second, the baby boomer female population is reaching the menopausal age. Third, there is increasing awareness of the need for male hormone replacement with testosterone during the andropause (age during which the endogenous, i.e. natural, testosterone levels in men decrease) and in the treatment of hypogonadism (deficiency or absence of endogeneous testosterone in men--testosterone levels lower than 3 ng/ml).

   Cardiovascular Therapy Market. The Subsidiaries do not presently have products that address the cardiovascular therapy segment of the market; however, the Subsidiaries' technology platforms have potential applications in the cardiovascular field. In most developed countries, cardiovascular diseases are the leading cause of death, despite tremendous progress made in the treatment of the disease. According to industry data, in the United States alone, approximately 70 million people have symptoms or findings (without symptoms) pertaining to coronary artery disease. Additionally, hypertension affects 60 million people in the United States. Cardiovascular therapies make extensive use of drug delivery systems, and companies continue to seek improved delivery methods. Transdermal systems have been used to deliver nitroglycerine (a vasodilator for angina pectoris) and constitute half of the nitroglycerine preparations. Sublingual (oral) preparations are also used to deliver nitroglycerine. In the twelve-month period ending March 2000, the total cardiovascular drug market was estimated to be $41 billion in the 12 major pharmaceutical markets.

   Osteoporosis Therapy Market. From a regulatory standpoint osteoporosis is treated differently from hormone replacement therapy. Nevertheless, this application is very close to hormone replacement therapy. The osteoporosis indication requires additional clinical trials by pharmaceutical companies to generate data to demonstrate the efficacy of the treatment and its impact on bone preservation (bone density). Many of the established drug delivery companies already have oral and transdermal products in the osteoporosis therapy segment. However, new applications are being continually developed. The Subsidiaries have several transdermal products under development that could be suitable for this therapeutic segment.

   According to an industry report, the osteoporosis market in the United States and five major European markets is expected to double by 2006. The osteoporosis market will be worth $5.7 billion and will have risen 106% in sales from 1996 sales of $2.8 billion.

   Addiction Therapy. In this segment, transdermal applications to treat nicotine addiction from smoking are predominant. An approach to smoking cessation is the nicotine transdermal patch, a skin patch that delivers a relatively constant amount of nicotine to the person wearing it. The nicotine patch is used to help people quit smoking by reducing withdrawal symptoms and preventing relapse while undergoing behavioral treatment. The Subsidiaries are not currently present in this important but extremely competitive segment. The Subsidiaries' transdermal technology platforms have potential applications in this therapeutic area, but the Subsidiaries are not currently funding any projects or products for addiction therapy.

   Central Nervous System Therapy Market. The treatment of motion or travel sickness is currently the largest transdermal application in this segment. Generally patches are the delivery method. This segment is still at an early stage with some possible transdermal applications for the treatment of anxiety disorders, Parkinson's disease and attention deficiency disorders. Permatec currently is conducting clinical trials with an alprazolam patch for the treatment of anxiety disorders. According to industry data, for the 12-month period ending March 2000, the market for central nervous system products in the 12 leading pharmaceutical markets totaled $31 billion dollars.

   Trends Affecting The Drug Delivery Industry

   Based upon its experience in the industry, Permatec believes that several significant trends in the healthcare industry have important implications for drug delivery companies. After a drug loses patent protection, the branded version of the drug often faces competition from generic alternatives. Permatec expects producers of branded drugs losing patent protection to seek differentiating characteristics for their products to defend against generic competition. Permatec believes that pharmaceutical companies will adopt innovative drug delivery technologies, such as fast-dissolve and taste-masking, as an increasingly significant means to differentiate their branded products.

   The increasing trend of pharmaceutical companies marketing directly to consumers and recent focus on patient rights may also encourage the use of innovative drug delivery technologies. In addition, there is also a growing trend in the United States to provide patients with greater choice and more patient-friendly forms of treatment. Permatec believes the trend toward patient empowerment and patient rights may give consumers greater influence on the type and dosage form of medication a physician will prescribe. Permatec also believes that patient-friendly attributes, such as fast-dissolve and taste-masking tablets, and easily applied gels and patches, will become a more significant influence in pharmaceutical marketing.

   The growth of managed care organizations has focused providers and payors on using healthcare resources efficiently, including increasing the cost-effectiveness of medical treatments. Permatec believes that patient non-compliance with medicinal dosing regimens is widespread, and that such non-compliance results in unnecessary costs to the healthcare system. Many managed care plans and other insurers actively manage the costs of prescription drugs for their clients by monitoring efficacy, quality, cost and compliance of medications. Payors often encourage using therapies that improve patient compliance, including those that use innovative drug delivery technologies. Permatec believes these therapies will become more widespread.

   Strategy and Development Plan

   Permatec's goal is to become a leading drug delivery company with a recognized technology base and an attractive client and project portfolio. Through its research and development, the Subsidiaries' goal is to develop innovative drug delivery technologies. The Subsidiaries seek to derive revenue on their technology through licensing and development agreements and other arrangements with their pharmaceutical company partners.

   Permatec and the Subsidiaries believe that in the highly competitive alternative drug delivery niche of the pharmaceutical market, the main way to justify a good price, and to protect a competitive position, is through additional therapeutic or pharmacological benefits. As a consequence of its value-added approach, the Subsidiaries are making significant investments to develop a broad, differentiated and defendable patent portfolio. Trademark development is being used to give the different technologies an identity.

   Innovation and Development. Patent protection is the main tool to bring value to partner companies. The Subsidiaries' research and development team works closely with business development members, who bring ideas from the market, as well as from partners and customers. The Subsidiaries' researchers are investigating new ways of administering drugs through the various natural barriers. Most of the Subsidiaries' research staff has experience in the development and/or in the production of pharmaceutical products. The development staff is therefore extremely sensitive to the practical feasibility of an idea. This is very important, as the ultimate objective is to apply the technology to bring a product to the market.

   The Subsidiaries are developing products and applying their various technologies to known active substances as well as to new chemical entities developed from a company's internal research activities. The formulation and analytical development work is mainly carried out in the Basel research center. The clinical studies and production are outsourced under the control of the regulatory team. Depending on the compounds and workload, some projects are internally funded and developed up to the filing of an application for approval from a regulatory authority. Alternatively, projects are licensed at an earlier stage to one or more partners who are responsible for the clinical and regulatory aspects.

   Licensing. The strategy of Permatec and the Subsidiaries is to license technology and products at various stages of development to development and marketing partners. The license structure usually includes up-front or milestone payments, as well as royalties on future sales following regulatory approval. The license agreement usually requires the Subsidiaries to develop and finance the innovation up to a certain level: patent application, first preliminary clinical studies or stability data.

   Partner companies are utilizing drug delivery companies for two main reasons. The first reason is to gain access to a technology that is currently not available in-house. The second reason is to have access to additional external resources. It is therefore important to realize that these companies are taking a risk when putting sales of their drug delivery technologies or new chemical entities in the hands of small independent companies. The quality of the relationship between the two teams, as well as the efficiency and swiftness of the development program, are essential success factors.

   Development agreements. Another source of revenue is the development of projects financed by a partner. This is based on a Subsidiary's know-how and addresses some ideas, questions or problems that the partner encounters in delivering a new chemical entity or an existing drug. In that case, a Subsidiary may use an existing patent or apply for new patents.

   Depending on the work to be performed, the terms may range from a single lump sum for a preliminary investigation, to an extensive development program with an option to enter into a subsequent license agreement, with additional milestone payments upon success.

   Research and Development Collaboration. To gain access to innovation and new ideas, Permatec and the Subsidiaries have established research and development collaborations with scientific partners. Through these agreements Permatec and the Subsidiaries have access to complimentary technologies (for example, taste masking) and can increase the generation of innovative ideas.

   Regulatory Affairs. The registration and approval process is a long and uncertain process. The regulatory process has become more burdensome in the past decade, due in part to the cost containment measures of the various health systems worldwide. The Subsidiaries' specialized and flexible regulatory team with expertise in European regulatory affairs, or alternatively a partner's regulatory department, is continuously supporting the internal development program. This is done in order to get the project as quickly and as efficiently as possible through the hurdles of the regulatory process, thus reducing the time to market. The Subsidiaries' team has more than 10 years experience in this area.

   In addition, the Subsidiaries' technology is based on so-called GRAS ("Generally Recognized as Safe") substances. This means that the toxicology profile of the substance is known and that the product is already widely used. The major benefit of this approach is that regulatory authorities usually will not require additional toxicity studies because the substance is well known. This can save money and time in development.

   Products and Technology

   The Subsidiaries' proprietary technologies enable their pharmaceutical company partners to differentiate their products from competing products. In addition to providing a competitive advantage in the marketplace, the Subsidiaries' proprietary technologies also may enable its pharmaceutical company partners to extend the product life cycles of their patented drug compounds beyond existing patent expiration dates. Improving compliance also can provide benefits to the healthcare system by enhancing therapeutic outcomes and potentially reducing overall costs.

   The Subsidiaries have developed several technology platforms in four main areas: patches, gels, fast dissolving tablets and transbuccal tablets. The Subsidiaries' current applications address therapies mainly in the hormone replacement and central nervous system markets.

   Patches. Patches are small adhesive structures applied on the skin. The patch allows the diffusion of one or more active compounds through the skin during an extended period of time. The most widely developed system is a passive patch, but some devices also use electrical power to get substances through the skin.

   The skin is a barrier protecting the internal part of the body against any external aggression (chemical, mechanical or microbial). The technical challenge is to bring the active compound to the blood flow through the skin barrier. Due to the structure of this barrier, only certain molecules are able to pass through the barrier. The rest of the range of molecules are either impossible to bring through the skin or require some help, i.e. penetration enhancement, to reach the blood.

   With the exception of active patches, which use external sources of power as the driving force for skin permeation, patches are developed using one of two different technologies: reservoir or matrix. The Subsidiaries' patches are based only on the matrix system.

   In a matrix patch, the active substance is solubilized, or dispersed, in an adhesive polymer solution. The solution is used to coat a PET layer (the backing layer). After drying, this polymer and layer can be applied on the skin and release the active substance over a defined period of time with a pre-defined release rate. The Subsidiaries' patches are currently being developed for use with hormone replacement therapy treatments and central nervous system disorder treatments. Reservoir patches generally represent the first generation of patch systems. Reservoir patches place the active compound in a clear solution separated by a membrane in contact with the skin.

   Gels. Gels are generally well-known, but are often confused with creams, which are normally used for topical treatment and not for transdermal purposes. Gel formulations differentiate themselves from cream formulations in terms of their cosmetic and pharmaceutical properties. Developing a gel to target the permeation of a drug in significant enough amounts through the skin is a challenge. This is especially true because the gel should often have certain cosmetic properties (consistency, color, smell, etc.).

   Gel formulations have to fulfill certain technical and pharmaceutical constraints in addition to the legal requirements of every pharmaceutical formulation. The formulation must be able to deliver one or two active substances. Furthermore, the formulation must do this in an efficient way. For this reason, the formulation can require the use of specific penetration enhancers to reduce the applied amount of gel and reach therapeutically active plasma levels. Without a proper formulation, the targeted plasma level is either not achieved or can only be achieved with a very large quantity of gel. The stability of a complex liquid-based formulation is often seen as a potential source of regulatory problems.

   Some gels are designed to deliver drugs to the bloodstream. An example is the Subsidiaries' Combi Gel(TM) technology platform. This gel is designed to deliver one or two active substances simultaneously. The formulation uses penetration enhancers to increase the efficiency of the formulation. The Subsidiaries' gels are currently being developed for use with hormone replacement therapy treatments.

   Fast-Dissolving Tablets. Several factors limit the administration of drugs via the mouth: comfort, difficulty in swallowing, and pediatric and veterinary applications. To address these problems the Subsidiaries developed EasyTec(TM), a fast buccal disintegrating tablet, produced by means of direct compression. EasyTec's matrix is composed of an acrylic polymer as the main agent of the fast disintegration.

   The EasyTec fast-dissolving tablet is an innovative development to address the specific issue of water-free intake of a dry formulation. The tablet is designed to offer a quick dissolution profile in the mouth; even without taking water. Depending on the active substance and formulation, the disintegration time can range from 5 seconds to 25 seconds with highly loaded tablets. The Subsidiaries also have access to know-how in taste masking and sweetening compounds. This is important, as the product will come in direct contact with the buccal mucosa.

   The Subsidiaries believe that the attributes of the EasyTec fast-dissolve technology may enable patients in certain age groups or with limited ability to swallow conventional tablets to receive medication in an oral dosage form that is more convenient than traditional tablet-based oral dosages. EasyTec incorporates taste-masked active drug ingredients into tablets that have the following potential benefits:

  .  ease of administration;

  .  improved dosing compliance; and

  .  increased dosage accuracy compared to liquid formulations.

   The EasyTec fast-dissolving tablets are currently being developed for use with gastro-intestinal disorder treatments.

   Transbuccal Tablets. The buccal mucosa is an extremely permeable and vascularized tissue located in the mouth. Transbuccal tablets are designed to target both the local administration of drugs, as well as the direct delivery of the compound to the blood stream, while avoiding the first pass effect, i.e. the elimination or metabolization of a drug by the liver.

   The Subsidiaries are developing a dual formulation technology able to simultaneously release two active compounds. One is to be administered through the buccal mucosa. The second would be released in the mouth for local action or absorption at the stomach level like a classical oral tablet. This technology platform has applications in various therapeutical areas. However the Subsidiaries are not currently funding any development projects applying this technology.

   The following chart lists the delivery methods that the Subsidiaries are currently developing, the indication those methods treat, the development stage of the particular product and an estimated timeline for approval and licensing or distribution.

--------------------------------------------------------------------------------

       Product           Indication      Development Stage       Timeline

--------------------------------------------------------------------------------
 Estradiol Patch     Hormone                                Filed in the first
                     Replacement        Manufacturing       European country
                     Therapy (for the   agreement in place  in the second
                     treatment of       with a European     quarter of 1999.
                     menopause)         manufacturer for    Approval is
                                        the supply of       expected in the
                                        patches to          second quarter of
                                        partners. The       2001.
                                        patch has
                                        extensive
                                        pharmaco-kinetic,
                                        clinical and
                                        technical data as
                                        well as stability
                                        data over more
                                        than two years.

--------------------------------------------------------------------------------
 Combi Patch         Hormone            Feasibility and     Anticipate
 Estradiol+NETA      Replacement        preliminary human   entering the
 (Norethindrone      Therapy (for the   pharmacokinetic     clinical phase
 Acetate)            treatment of       study have been     upon signing an
                     menopause)         completed           agreement with a
                                                            development
                                                            partner.

--------------------------------------------------------------------------------
 Combi Patch
 Estradiol+Levonorgestrel
                     Hormone            Feasibility and     Anticipate
                     Replacement        preliminary human   production of both
                     Therapy (for the   pharmacokinetic     clinical batches
                     treatment of       study have been     and registration
                     menopause)         completed           batches upon
                                                            signing an
                                                            agreement with a
                                                            development
                                                            partner.

--------------------------------------------------------------------------------
 Alprazolam patch    Depression/Anxiety Feasibility and     Anticipate
 and CombiGel                           preliminary human   entering clinical
                                        pharmacokinetic     phase upon signing
                                        study have been     an agreement with
                                        completed           a development
                                                            partner.

--------------------------------------------------------------------------------
 Estradiol CombiGel  Hormone            Preliminary human   Investigational
                     Replacement        pharmacokinetic     new drug
                     Therapy            study completed     application filing
                                                            for the treatment
                                                            of hypogonadism in
                                                            men anticipated by
                                                            end of 2000

--------------------------------------------------------------------------------
 NETA Single gel     Hormone            Feasibility stage   Anticipate
                     Replacement        is completed        entering the
                     Therapy                                clinical phase
                                                            upon signing an
                                                            agreement with a
                                                            development
                                                            partner.

--------------------------------------------------------------------------------
 Testosterone        Hypogonadism (men),Feasibility and     Investigational
 CombiGel            Hormone            preliminary human   new application
                     Replacement        pharmacokinetic     filing for the
                     Therapy (women)    study completed     treatment of
                                                            hypogonadism in
                                                            men anticipated by
                                                            end of 2000

--------------------------------------------------------------------------------
 Estradiol NETA      Hormone                                Clinical trials
 CombiGel            Replacement        Phase I to be       scheduled for
                     Therapy            completed by end    first quarter of
                                        of first quarter    2001 and filing in
                                        2001                first half of 2003

--------------------------------------------------------------------------------
 Estradiol           Hormone            Feasibility and     Anticipate
 Levonorgestrel      Replacement        preliminary human   entering the
 CombiGel            Therapy            pharmacokinetic     clinical phase
                                        study completed     upon signing an
                                                            agreement with a
                                                            development
                                                            partner.

--------------------------------------------------------------------------------
 Estradiol Testo     Hormone            Feasibility         Anticipate
 CombiGel            Replacement        completed, as well  entering the
                     Therapy            as preliminary      clinical phase
                                        human               upon signing an
                                        pharmacokinetic     agreement with a
                                        study.              development
                                                            partner.

--------------------------------------------------------------------------------
 Progesterone        Hormone            Feasibility         Anticipate
 CombiGel            Replacement        studies being       entering the
                     Therapy            concluded           clinical phase
                                                            upon signing an
                                                            agreement with a
                                                            development
                                                            partner

--------------------------------------------------------------------------------
 Easy Tec(TM)        Diarrhea           Production-scale    Submission of the
 Loperamide Tablet                      batches             technical
                                        anticipated by      documentation to
                                        September 2000 and  the health
                                        pivotal             authorities to
                                        pharmacokinetic     obtain marketing
                                        study to verify if  approval scheduled
                                        the same plasma     for second quarter
                                        levels are          of 2001.
                                        obtained as the
                                        reference product
                                        is scheduled for
                                        first quarter of
                                        2001

--------------------------------------------------------------------------------
 Ibuprofen 200 mg    Pain Relief
 Tablet                                 Feasibility stage   Anticipate
                                        is completed        entering the
                                                            clinical phase
                                                            upon signing an
                                                            agreement with a
                                                            development
                                                            partner.

--------------------------------------------------------------------------------

   Research and Development

   Expenditures by Permatec and the Subsidiaries on research and development in the years ended December 31, 1999, 1998 and 1997 were $ 1.647 million, $ 1.750 million and $ 0.796 million, respectively. As of September 1, 2000, the Subsidiaries' collective research and development department currently has a staff of 11 employees consisting of 2 pharmacists, 1 engineer, 4 technicians, 2 scientists and 2 external clinical and regulatory personnel, many of whom have significant experience in the drug-delivery or pharmaceutical industries.

   Licensing and Development Agreements.

   Currently, the Subsidiaries obtain revenue by licensing their technology to their partners, who then develop and market the commercial applications for the technology. Alternatively, the Subsidiaries enter into development agreements with other partners to develop specific delivery vehicles for the partner's pharmaceutical treatments. In addition, the Subsidiaries have entered into collaborative arrangements with other parties. During 1999 Permatec received more than 10% of its revenue from each of Solvay and Segix.

   The Subsidiaries' business development efforts focus on entering into development, licensing and manufacturing supply agreements with pharmaceutical companies. The Subsidiaries' agreements generally provide that the collaborating pharmaceutical company is responsible for marketing and distributing the developed products either worldwide, or in specified markets or territories. The Subsidiaries' collaborative agreements typically begin with a product development phase. If successful, this phase may be followed by a development and license option agreement for the development of product prototypes. The Subsidiaries will subsequently enter into license and manufacturing supply agreements to address commercialization of products. Alternatively, they may develop product prototypes internally and enter directly into a development, manufacturing or license agreement for commercialization of those products.

   The Subsidiaries currently manufacture commercial products for one pharmaceutical company that incorporates their proprietary technologies. To date, Permatec has received less than 1% of its revenue from sales of products including royalties. All revenue resulted from product development fees and licensing revenue for development activities.

   Existing Licensing Agreements. The table below sets forth the partner, product brand name, market segment and technology for each major licensing agreement.

--------------------------------------------------------------------------------

  PHARMACEUTICAL          COMPOUND          MARKET SEGMENT       TECHNOLOGY
 COMPANY PARTNER

--------------------------------------------------------------------------------
 Solvay (The         NETA/Estradiol       Hormone              Combi-gel
 Netherlands)                             Replacement
                                          Therapy

--------------------------------------------------------------------------------
 Segix (Italy)       Estradiol            Hormone              Patch
                                          Replacement
                                          Therapy

--------------------------------------------------------------------------------
 Sigmapharma/        Estradiol            Hormone              Patch
 Novaquimica                              Replacement
 (Brazil)                                 Therapy

--------------------------------------------------------------------------------
 Recalcine (Chile)   Estradiol            Hormone              Patch
                                          Replacement
                                          Therapy

--------------------------------------------------------------------------------
                     Estradiol            Hormone              Patch
 Lab Chile (Chile)                        Replacement
                                          Therapy

--------------------------------------------------------------------------------
 BioSante (US)       Progestogen/Estradiol/
                     Testosterone
                                          Hormone              Combi-gel and
                                          Replacement          Patch
                                          Therapy

--------------------------------------------------------------------------------

 . BIOSANTE (US). On June 13, 2000, Permatec entered into an exclusive license for the United States, Canada, and several other countries, for gel combinations and patches including Progestogen/Estradiol and testosterone. Under the agreement, BioSante would make milestone payments based upon achievement of milestones. In addition, upon commencement of distribution, Permatec will receive a royalty on sales of products by BioSante (depending upon regulatory approval). Finally, Permatec also received an initial payment upon executing the agreement related to prior development activities performed by Permatec, a portion of which will be credited against future royalty payments. Permatec has also entered into a supply agreement with BioSante. Under the supply agreement, Permatec agrees to manufacture, or have manufactured, BioSante's total requirements for the products covered under the license agreement. This agreement terminates on a country by country, product by product basis, upon the later of (i) the last patent to expire covering the licensed product, or (ii) the tenth anniversary of the first commercial sale of products incorporating the licensed technology.

 . SOLVAY (The Netherlands). On June 6, 1999, Permatec entered into an exclusive license agreement for Europe for the NETA/Estradiol Combi-gel. Milestone payments are split over four years and represent an aggregate of $5 million (depending on achievement of milestones). In addition, upon commencement of product distribution, Permatec will receive a 5% royalty on sales (depending upon regulatory approval). This agreement expires on a country by country basis upon the later of expiration of the last patent covered, or fifteen years.

 . SEGIX (Italy). On March 18, 1999, Permatec entered into an exclusive license agreement for Permatec's 7-day Estradiol patch for Italy. Under the terms of the agreement, Segix will make $500,000 in milestone payments (depending on achievement of milestones), and upon commencement of product distribution, a 5% royalty on sales (depending upon regulatory approval). This agreement expires upon the expiration of the last of the patents effective in the territory covered by the agreement.

 . SIGMA PHARMA/NOVAQUIMICA (Brazil). On March 30, 1998, Permatec signed a non-exclusive license agreement with Novaquimica for the 7-day Estradiol patch. The agreement incorporated two milestone payments of $40,000 (depending on achievement of milestones) and a supply agreement of transdermal patches at a price of $0.70 per patch, the equivalent of a 6% royalty (depending upon regulatory approval). This agreement applies in perpetuity to any licensed products which are sold by Sigma Pharma.

 . RECALCINE (Chile). On December 29, 1998, Permatec entered into a non-exclusive license agreement for the 7-day Estradiol patch for Chile, and an exclusive license for the Estradiol patch for Bolivia and Ecuador. The terms of the agreement include $40,000 in milestone payments (depending on achievement of milestones) and the equivalent of a 5% royalty on any product sales (depending upon regulatory approval). This agreement applies in perpetuity to any licensed products which are sold by Recalcine.

 . LAB CHILE (Chile). On February 16, 1998, Permatec entered into a non-exclusive license agreement for the 7-day Estradiol patch for Chile. The terms include milestone payments of $30,000 (depending on achievement of milestones) and the equivalent of a 5% royalty on any product sales (depending upon regulatory approval). This agreement applies in perpetuity to any licensed products which are sold by Lab Chile.

   Development Agreements. In July 1999, Permatec Technologie entered into a development agreement with Farmasierra, a Spanish pharmaceutical company, for the pharmaceutical development (formulation and scale-up) and production of Easy Tec(TM) tablets. During the term of the agreement, Farmasierra has an option to acquire the exclusive right and license to manufacture, market, distribute and sell Easy Tec(TM) Loperamide tablets in Spain. The agreement includes two milestone payments totaling $71,675 and, upon commencement of product distribution, a royalty of 5% on net sales. Farmasierra has an option to acquire an exclusive license and extend the agreement. The agreement will expire upon the later of (i) fifteen years after the first product launch, or
(ii) upon the expiration of the last of the patents effective in the territory.

   Competition

   The drug delivery field is characterized by rapid and significant technological change and significant competition. Several of the Subsidiaries' competitors, including ALZA and Elan, among others, have substantially greater capital resources, research and development teams and facilities than the Subsidiaries do, and these competitors also have a broader and more diversified line of products and technologies. As more traditional pharmaceutical companies seek to differentiate their products through innovative drug delivery techniques, the Subsidiaries anticipate that competition in the field will increase, including competition from the traditional pharmaceutical companies, all of which have substantially greater capital resources, research and development teams and facilities than Permatec does.

   Intellectual Property

   As appropriate during the research and development cycle, the Subsidiaries actively seek protection for their products and proprietary information by means of worldwide patents and trademarks. Permatec currently holds 29 patents worldwide and has 45 patent applications being considered.

   The Subsidiaries' current patch technology is protected by two patents. The first core patent relates to the transdermal administration of Estradiol and has been granted in most of the Subsidiaries' target countries, including the United States, the European Union, Australia, New Zealand, South Africa and Taiwan. Patents are still pending in Canada and Korea. The second patent has been granted in Italy, New Zealand and South Africa and is pending in all of the remaining countries where the first patent has been filed and in Israel, and relates to an innovative formulation for controlled transdermal administration.

   The Subsidiaries' current gel technology is protected by patents granted in the United States, Italy, New Zealand and South Africa. Patents are pending in the European Union, Canada, Australia, Japan, Korea and Taiwan.

   The Subsidiaries' Easy Tec(TM) quick-dissolving tablet technology is protected by one patent that is pending in France, Europe, Canada, Australia, the United States, New Zealand, Israel, South Korea, Argentina, South Africa, Taiwan and Japan.

   The Subsidiaries' Bucco Adhesive tablet (a transbuccal tablet) is protected by one patent that is pending in France, Europe, Canada, Australia, the United States, New Zealand, Israel, South Korea, Argentina, South Africa, Taiwan and Japan.

   The Subsidiaries also protect the rights of their proprietary know-how and technology through confidentiality agreements with employees, consultants and their partners. The agreements with employees and consultants also require disclosure and assignment of discoveries and inventions to the Subsidiaries. In addition, the Subsidiaries' partners have the right to certain technology developed in connection with such agreements.

   The Subsidiaries have also registered, or filed registration applications for, a variety of trademarks to protect the names of its technology platforms.

--------------------------------------------------------------------------------

Registered Owner :
                Permatec Technologie AG   Registered Owner :
                                                          Permatec Technologie
                                                          AG




Trademark     Country    Status           Trademark     Country    Status


Combi Gel     Argentina  Pending          Permagel      Argentina  Pending


--------------------------------------------------------------------------------
                                          Permagel      Argentina  Pending

Combi Gel     France     Registered       Permagel      France     Registered


--------------------------------------------------------------------------------
                                          Permagel      SwitzerlandRegistered

Combi Gel     U.S.A.     Pending          Permagel      U.S.A.     Pending


--------------------------------------------------------------------------------
                                          Permatec      Argentina  Pending

Combi Patch   Argentina  Pending          Permatec      Argentina  Pending


--------------------------------------------------------------------------------
                                          Permatec      France     Registered

Combi Patch   France     Registered       Permatec      U.S.A.     Pending


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Combi Patch   U.S.A.     Pending
   Government Regulation


--------------------------------------------------------------------------------

   The design, development, testing, manufacturing, marketing, and in some cases pricing, of pharmaceutical products are intensely regulated by governmental regulatory agencies, including the U.S. Food and Drug Administration ("FDA") in the United States, and comparable regulatory authorities in other countries. Under the United States Food, Drug and Cosmetic Act, "new drugs" must obtain clearance from the FDA before they lawfully can be marketed in the United States. Applications for marketing clearance must be based on extensive clinical and other testing, the cost of which is very substantial. Approvals (sometimes including pricing approvals) are required from health regulatory authorities in foreign countries before marketing of pharmaceutical products may commence in those countries. Requirements for approval may differ from country to country, and can involve additional testing. There can be substantial delays in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed. Even after clearances are obtained, further delays may be encountered before the products become commercially available in countries requiring pricing approvals. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including the initiation of product seizures, import restrictions, injunctive actions and criminal prosecutions based on products or manufacturing practices that violate statutory requirements. In addition, informal administrative remedies can involve requests to recall violative products, as well as the refusal of the government to enter into supply contracts or to approve new drug applications ("NDAs") or other pre-market approval applications until manufacturing procedures or other alleged deficiencies are brought into compliance. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.
Easy Take     France     Registered

--------------------------------------------------------------------------------
Easy Tec      France     Registered

--------------------------------------------------------------------------------
Easy Tec      SwitzerlandRegistered

   Product development generally involves all of the following steps which are required by the regulatory process:

  . preclinical development, during which initial laboratory development and in vitro and in vivo testing takes place;

  . submission to the FDA of an investigational new drug application, which must become effective before human clinical studies may begin;

  . adequate and well-controlled human clinical trials (Phase I, II and III studies) to establish the safety and efficacy of the product;

  . submission of an NDA to the FDA (and comparable filings to regulatory agencies outside the United States) requesting clearance to market the product; and

  . clearance from the FDA (and foreign regulatory agencies) must be obtained before the product can be marketed.

All of these steps can take several years and cost a significant amount of money.

   Historically neither the Subsidiaries nor their pharmaceutical partners have been required to obtain regulatory approval of the FDA for products using the Subsidiaries' drug delivery technologies because such products have not been sold in the United States. Products being developed by BioSante using the Subsidiaries' technology will require FDA approval in the future before those products can be marketed in the United States.

   Any of the Subsidiaries' products sold in the United States, and/or exported to other countries, are subject to extensive regulation by the FDA and comparable agencies in other countries where the products are distributed. Regulations govern a range of activities including manufacturing, quality assurance, advertising and recordkeeping. The continuing trend of stringent FDA oversight in product clearance and enforcement has caused more uncertainty, greater risks and higher costs of obtaining clearance to market a product, and sometimes longer clearance cycles. Failure to obtain, or delays in obtaining, regulatory clearance to market new products, as well as other regulatory actions and recalls, could adversely affect Permatec's financial results.

   Permatec and the Subsidiaries are subject to regulation under various laws, rules, regulations and policies regarding, among other things, occupational safety, environmental protection, the use, generation, manufacture, storage, air emission, effluent discharge and handling and disposal of certain regulated materials and wastes. Permatec and the Subsidiaries believe that they have complied with these laws and regulations in all material respects. Neither Permatec nor any Subsidiary has been required to take any action to correct any material noncompliance. Permatec and the Subsidiaries do not currently anticipate that any material capital expenditures will be required in order to comply with these laws or that compliance with these laws will have a material effect on its business or financial condition. Permatec is unable to predict, however, the impact on its business of any changes that may be made in these laws or of any new laws or regulations that may be imposed in the future. Permatec cannot be sure that it or the Subsidaries will not be required to incur significant compliance costs or be held liable for damages resulting from any violation of these laws and regulations.

   Medical Insurance Reimbursement

   Although neither the Subsidiaries nor their development partners currently market any commercial products, the willingness of companies to develop products incorporating the Subsidiaries' current and proposed technology in certain markets, such as the United States, are dependent in part on the availability of adequate reimbursement from third-party healthcare payors. Significant uncertainty exists as to what the reimbursement status will be of the products developed by the Subsidiaries' partners. Third-party payors are increasingly challenging pricing in an attempt to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. There can be no assurance that adequate levels of reimbursement will be available to enable the Subsidiaries to achieve or maintain market acceptance of their products or maintain price levels sufficient to realize profitable operations. Furthermore, there is a possibility of increased government control or influence over a broad range of healthcare expenditures in the future. Any such trend could negatively impact the market for products incorporating the Subsidiaries' patches and gels.

   Employees

   As of September 1, 2000, Permatec and the Subsidiaries employed 14 full-time employees and 2 external non-employee project managers. Of the internal employees, 9 work in research and development, 1 works in business development and 4 work in general administrative. Ten research and development employees have doctorate or equivalent degrees. Permatec and the Subsidiaries believe that they have good relations with their employees.

   Property

   Located close to Basel in an innovation and biotechnology center, the Subsidiaries have approximately 1000 square meters of leased facilities with 300 square meters of laboratories (formulation and analytical) and an additional 300 square meters in expansion reserve. This additional space is equipped with the necessary infrastructure for installing a controlled air room to manufacture clinical batches. The Subsidiaries have leased the facilities for a ten year period starting November 1, 1998 and ending September 30, 2008. The Subsidiaries believe the facilities will be sufficient to meet their requirements through the lease period.

   Management

   Information with respect to the directors and executive officers of Permatec is set forth below:

      Name                            Age Position
      ----                            --- --------
      Dr. Jacques Gonella............  58 Executive Chairman of the Board
      Dr. Philippe Dro...............  37 President and COO, Member of the Board
      Dr. Dario Carrara..............  36 Head of Research and Development
      Dr. Thomas Rinderknecht........  46 Deputy Chairman of the Board
      Prof. Ubaldo Conte.............  59 Member, Scientific Advisor

   Permatec's Board of Directors consists of Dr. Jacques Gonella, Chairman, Dr. Thomas Rinderknecht, and Dr. Philippe Dro. Permatec's Scientific Advisor is Professor Ubaldo Conte.

   Dr. Jacques Gonella. Dr. Gonella is the founder of Permatec and has served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as the President and Chief Executive Officer from its founding until its acquisition in May 1996 by SkyePharma, a United Kingdom company listed on the London Stock Exchange. Dr. Gonella is currently a non-executive member of the Board of Directors of SkyePharma. Prior to founding JAGO, Dr. Gonella occupied various positions with Roche and Pfizer between 1968 and 1979. Dr. Gonella currently also sits on the board of directors of several private pharmaceutical companies. Dr. Gonella holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.

   Dr. Thomas Rinderknecht. Dr. Rinderknecht has been a director of Permatec since its founding in June 1997. Dr. Rinderknecht has been a partner in the firm of Rinderknecht Klein & Stadelhofer in Zurich, Switzerland since 1985, and has been practicing commercial law in Europe since 1982. Dr. Rinderknecht holds law degrees from the University of Zurich, Switzerland and the University of Munich, Germany.

   Dr. Philippe Dro. Dr. Dro has been the President and Chief Operating Officer of Permatec since January 2000 but will be resigning effective October 31, 2000 from such positions. From June 1997 to January 2000, Dr. Dro was the Executive Director of Permatec. From March 1995 to June 1997, Dr. Dro served as Executive Director of JAGO Pharma. From 1992 to 1995, Dr. Dro held various finance and controller positions at Sandoz corporation in Basel, Switzerland. From 1989 to 1991, Dr. Dro held various positions in the production and development area at Ethypharm corporation in France and India. Dr. Dro received a doctorate in Pharmacy from the School of Pharmacy of the University of Grenoble, France and holds an MBA from the Cranfield School of Management in the United Kingdom.

   Dr. Dario Carrara. Dr. Carrara has worked for Permatec Pharma AG as General Manager of the Argentinean affiliate and Head of Research and Development since 1995. Prior to joining Permatec, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina, between 1986 and 1995.

Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. with a concentration in Pharmaceutical Technology from the University of Buenos Aires.

   Professor Ubaldo Conte. Professor Conte has been Permatec's Scientific Advisor since July 1997. Professor Conte is currently the head of the post-graduate school in Industrial Pharmacy at the University of Pavia in Italy, where he has held various professorships since 1965. From 1991 to 1997, Professor Conte was the Dean of Faculty at the University of Pavia. Professor Conte is the author of 48 patents and has authored approximately 170 publications in scientific journals. Professor Conte is a member of a number of pharmacy and chemical societies.

   Certain Relationships and Related Transactions

   Drs. Jacques Gonella, Thomas Rinderknecht and Philippe Dro will be directors of Medi-Ject upon consummation of the Share Transaction and also are shareholders, directors or officers of Permatec. Permatec has loaned us $2,900,000 pursuant to the Permatec Notes. The Permatec Notes will automatically convert into a number of shares of Series C Convertible Preferred Stock equal to the outstanding principal balance of the Permatec Notes divided by 200 on the later of (1) the date we have amended our Articles of Incorporation increasing our authorized common stock to at least 10,000,000 shares (see Proposal 2) and obtain necessary approvals under the listing requirements for the Nasdaq Stock Market or (2) the closing of the Share Transaction. The Medi-Ject Series C Convertible Preferred Stock will convert at the option of the holder into shares of Medi-Ject common stock at any time after the closing of the Share Transaction or after October 31, 2000 if the Share Transaction is not completed by such date. The number of shares of Medi-Ject common stock to be issued upon a conversion of the Series C Stock shall be equal to the quotient obtained by dividing (i) the sum of (A) the outstanding face amount of the Series C Stock, plus (B) all accrued but unpaid dividends on such face amount; by the lesser of (i) the average of the closing prices per share of the Medi-Ject common stock for the twenty (20) consecutive trading days immediately preceding the conversion date, or (ii) $2.00.

   The Series C Convertible Preferred Stock will be convertible into common stock at Permatec's option. Based on the amounts of the promissory notes as of September 25, 2000, if Permatec converts the shares of preferred stock, it will own a total of 75.3% of our outstanding common stock. In the event we borrow the maximum amount available from Permatec of $4.5 million, such percentage will increase to 78.3% of our outstanding common stock. Dr. Gonella beneficially owns 96.9% of the outstanding capital stock of Permatec and accordingly will have the ability to unilaterally approve most, if not all, of Permatec and our corporate actions, including the election of directors and the appointment of officers.

   Forward-Looking Statements and Risk Factors Regarding the Subsidiaries

   Certain statements regarding Permatec and the Subsidiaries included in this Proxy Statement are "forward looking statements" and are subject to risks and uncertainties. Permatec and the Subsidiaries have based these statements on their expectations about future events and the anticipated effect of the Share Transaction described in this Proxy Statement. The words or phrases "will likely result," "look for," "may result," "will continue," "is anticipated," "expect," "project," or similar expressions are intended to identify forward-looking statements, and are subject to numerous known and unknown risks and uncertainties. Although Permatec believes the expectations reflected in its forward-looking statements are reasonable, it cannot assure you that these expectations will be achieved. Actual results may differ materially from what is currently expected. Factors that may affect future results and performance are set forth below and elsewhere in this Proxy Statement.

   The Subsidiaries have a limited operating history and currently are not profitable. In 1998, the Subsidiaries recorded the first revenue from developing their technologies. In addition, there have been limited commercial sales of products utilizing their technology and most of their technology is still under development. Accordingly, the Subsidiaries only have limited operating histories. Since 1998, the Subsidiaries have generated revenues from product development fees and licensing arrangements. Their business and prospects, therefore, must be evaluated in light of the risks and uncertainties of companies with limited operating histories in the pharmaceutical industry. In addition to the risks that are particularly relevant to the Subsidiaries discussed in the subheadings below, the Subsidiaries also are subject to general business risks and uncertainties.

   Permatec is currently not profitable. Permatec and the Subsidiaries have accumulated aggregate net losses from inception through June 30, 2000 of approximately $13.8 million. The costs for research and product development of drug delivery technologies and general and administrative expenses have been the principal causes of these losses. Historically, the ability of Permatec to control costs relating to operations has negatively affected Permatec's profitability and may affect its profitability in the future. In addition, although general economic conditions during the past decade have for the most part been favorable to start-up pharmaceutical businesses, there is no guarantee that such favorable conditions will continue in the future. The Subsidiaries' ability in the future to achieve sustained profitable operations depends on a number of factors, many of which are beyond their direct control. These factors include:

  .  the demand for their technologies;

  . their ability to manufacture products efficiently and with the required quality;

  .  their ability to increase manufacturing capacity;

  .  the level of product and price competition; and

  . their ability to develop additional commercial applications for their technologies.

   The Subsidiaries will require additional financing, which may not be available on favorable terms or at all and which may result in further dilution of your equity interest. The Subsidiaries' existing cash resources and estimated cash to be received from license and development agreements will not be sufficient to fund their capital requirements during the remainder of 2000. While Dr. Gonella has committed to fund Permatec, and as a result the Subsidiaries, upon the closing of the Share Transaction, he will have no further obligation to fund the Subsidiaries. Accordingly, the Subsidiaries will require equity and/or debt financing during the remainder of 2000 and thereafter. There can be no assurance that sufficient additional equity or debt financing will be available. If the Subsidiaries cannot obtain financing when needed, or obtain it on favorable terms, they may be required to curtail development of new drug delivery technologies or their expansion of manufacturing capacity.

   If the Subsidiaries cannot develop additional products, their ability to increase their revenues would be limited. The Subsidiaries intend to continue to enhance their current technologies and pursue additional proprietary drug delivery technologies. However, they may be unable to achieve their objectives of revenue growth and sustained profitability. Even if enhanced or additional technologies appear promising during various stages of development, the Subsidiaries may not be able to develop commercial applications for them because:

  .  the potential technologies may fail clinical studies;

  .  they may not find a pharmaceutical company to adopt the technologies;

  .  it may be difficult to apply the technologies on a commercial scale; or

  .  the technologies may be uneconomical to market.

   The loss of one major customer of the Subsidiaries could reduce revenues significantly. The Subsidiaries' revenue currently depends on a limited number of customers. The loss of any one of these customers could cause revenues to decrease significantly, resulting in, or increasing, its losses from operations. If the Subsidiaries cannot broaden their customer base, they will continue to depend on a few customers for the majority of their revenues. The Subsidiaries may be unable to negotiate favorable business terms with customers that represent a significant portion of their revenues. If that occurs, the Subsidiaries' revenues and gross profits may be insufficient to allow them to achieve sustained profitability.

   If the Subsidiaries do not enter into additional collaborative agreements with pharmaceutical companies, they may not be able to achieve sustained profitability. The Subsidiaries depend upon collaborative agreements with pharmaceutical companies to develop, test, obtain governmental approval for, and commercialize gel, patch and oral dosage forms of, active pharmaceutical ingredients using their drug delivery technologies. The number of products that the Subsidiaries successfully develop under these collaborative agreements will affect their revenues. If they do not enter into additional agreements in the future, or if their current or future agreements do not result in successful marketing of their products, their revenues and gross profits may be insufficient to allow them to achieve sustained profitability. The Subsidiaries currently have collaborative agreements with Solvay, Segix, Sigmapharma/Novaquimica, Recalcine, Lab Chile and BioSante.

   Failure of the Subsidiaries to meet the milestones established in their collaborative agreements will have a negative impact on their revenues. Under the terms of their current collaborative agreements, the Subsidiaries do not receive any fees unless they achieve the milestones specified in the collaborative agreements. Due to the significant amount of these milestone payments, ranging from $25,000 to $1,000,000, failure to earn the payments will have a material effect on the revenue of the Subsidiaries.

   The Subsidiaries rely on third parties to develop, obtain regulatory approvals, market, distribute and sell the products incorporating their drug delivery technologies and those third parties may not perform. Pharmaceutical company partners help the Subsidiaries to develop, to obtain regulatory approvals for, to manufacture and to sell their products. If one or more of the Subsidiaries' pharmaceutical company partners fail to pursue the development or marketing of the products as planned. The Subsidiaries' revenues and gross profits may not reach expectations or may decline. A Subsidiary may not be able to control the timing and other aspects of the development of products because pharmaceutical company partners may have priorities that differ from those of the Subsidiaries. Therefore, commercialization of products under development may be delayed unexpectedly. In 1999 a pharmaceutical partner of a Subsidiary decided for internal reasons not to pursue commercialization of a product containing an estradiol gel formulation licensed by the Subsidiary, despite obtaining registration of the product in Argentina. Further, the Subsidiaries' plan is to incorporate their drug delivery technologies into forms of products marketed and sold by pharmaceutical company partners. The Subsidiaries do not have a direct marketing channel to consumers for drug delivery technologies. Therefore, the success of the marketing organizations of the pharmaceutical company partners, as well as the level of priority assigned to the marketing of the products by these entities, which level may differ from that of the Subsidiaries, will determine the success of the products incorporating their technologies.

   If patients and physicians do not accept the Subsidiaries' drug delivery technologies, the Subsidiaries may be unable to generate significant revenues. The Subsidiaries' revenues will depend on ultimate patient and physician acceptance of the Subsidiaries' transdermal gels and patches and their other drug delivery technologies as an alternative to more traditional forms of drug delivery including injections, tablets and liquid formulas. If the Subsidiaries' drug delivery technologies are not accepted in the marketplace, the pharmaceutical company partners may be unable to successfully market and sell the Subsidiaries' products, which would limit the Subsidiaries' ability to generate revenues and to achieve sustained profitability. The degree of acceptance of the Subsidiaries' drug delivery systems depends on a number of factors. These factors include:

  .  demonstrated clinical efficacy and safety;

  .  cost-effectiveness;

  .  convenience and ease of administration of transdermal gels and patches;

  .  advantages over alternative drug delivery systems; and

  .  marketing and distribution support.

   Physicians may refuse to prescribe products incorporating the Subsidiaries' drug delivery technologies if the physicians believe that the active ingredient is better administered to a patient using alternative drug delivery technologies or the physicians perceive that the delivery method will result in patient noncompliance. Factors, such as allergic reactions, patient perceptions that a gel is inconvenient and cosmetic considerations about patches, may cause patients to reject the Subsidiaries' drug delivery technologies.

   In addition, the Subsidiaries expect that the pharmaceutical company partners will price products incorporating their drug delivery technologies slightly higher than conventional methods, which may impair their acceptance. Because no products incorporating the Subsidiaries' drug delivery technologies are commercially available, the Subsidiaries cannot yet assess the level of market acceptance of their drug delivery technologies.

   If the Subsidiaries cannot adequately protect their technology and proprietary information, they may be unable to sustain a competitive advantage. The Subsidiaries' success depends, in part, on their ability to obtain and enforce patents for their products, processes and technologies and to preserve their trade secrets and other proprietary information. If the Subsidiaries cannot do so, their competitors may exploit their innovations and deprive the Subsidiaries of the ability to realize revenues and profits from their developments.

   Any patent applications the Subsidiaries may have made or may make relating to their potential products, processes and technologies may not result in patents being issued. Their current patents may not be valid or enforceable. They may not protect the Subsidiaries against competitors that challenge their patents, that obtain patents that may have an adverse effect on the Subsidiaries' ability to conduct business or are able to circumvent a Subsidiary's patents. Further, the Subsidiaries may not have the necessary financial resources to enforce their patents.

   To protect the Subsidiaries' trade secrets and proprietary technologies and processes, the Subsidiaries rely, in part, on confidentiality agreements with employees, consultants and advisors. These agreements may not provide adequate protection for the Subsidiaries' trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

   Third parties may claim that the Subsidiaries' technologies, or the products in which those technologies are used, infringe on the third parties' proprietary rights and the Subsidiaries may incur significant costs resolving these claims. Third parties may claim that the manufacture, use or sale of the Subsidiaries' drug delivery technologies infringe the third parties' patent rights. If such claims are asserted, the Subsidiaries may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. If the Subsidiaries could not obtain required licenses, are found liable for infringement or are not able to have these patents declared invalid, the Subsidiaries may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. The Subsidiaries may not have identified, or be able to identify in the future, United States or foreign patents that pose a risk of potential infringement claims.

   The Subsidiaries enter into collaborative agreements with pharmaceutical companies to apply drug delivery technologies to drugs developed by others. Ultimately, the Subsidiaries receive license revenues and product development fees, as well as revenues from the sale of products incorporating their technology and royalties. The drugs to which their drug delivery technologies are applied are generally the property of the pharmaceutical companies. Those drugs may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies or third parties. If those patents or other forms of protection expire, become ineffective or are subject to the control of third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted or may cease. The Subsidiaries' revenues, in that event, may decline.

   The Subsidiaries may incur significant costs seeking approval for their products and if the Subsidiaries are not successful, they may be unable to achieve anticipated revenues and profits. The design, development, testing, manufacturing and marketing of pharmaceutical compounds, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the United States Food and Drug Administration (the "FDA"), and comparable regulatory authorities in other countries. The approval process is generally lengthy, expensive and subject to unanticipated delays. Currently, the Subsidiaries or their partners are actively pursuing marketing approval for a number of products from regulatory authorities in other countries and anticipate seeking regulatory approval from the FDA for products developed pursuant to the agreement with BioSante. The Subsidiaries' revenue and profit will depend, in part, on the successful introduction and marketing of some or all of such products by it or its partners. There can be no assurance as to when or whether such approvals from regulatory authorities will be received.

   Applicants for FDA approval often must submit extensive clinical data and supporting information to the FDA. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new drug application also may cause delays or rejection of an approval. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

   In other jurisdictions, the Subsidiaries, and the pharmaceutical companies with whom they are developing technologies, must obtain required regulatory approvals from regulatory agencies and comply with extensive regulations regarding safety and quality. If approvals to market the products are delayed, if the Subsidiaries fail to receive these approvals, or if the Subsidiaries lose previously received approvals, their revenues would be reduced. The Subsidiaries may not be able to obtain all necessary regulatory approvals. The Subsidiaries may be required to incur significant costs in obtaining or maintaining regulatory approvals.

   The Subsidiaries may be subject to sanctions if they fail to comply with regulatory requirements. If the Subsidiaries, or pharmaceutical companies with whom they are developing technologies, fail to comply with applicable regulatory requirements, the Subsidiaries, and the pharmaceutical companies, may be subject to sanctions, including:

  .  warning letters;

  .  fines;

  .  product seizures or recalls;

  .  injunctions;

  . refusals to permit products to be imported into or exported out of the applicable regulatory jurisdiction;

  .  total or partial suspension of production;

  .  withdrawals of previously approved marketing applications; and

  .  criminal prosecutions.

   If the marketing claims asserted about its products are not approved, the Subsidiaries' revenues may be limited. Once a drug product is approved by the FDA, the Division of Drug Marketing, Advertising and Communication, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by the Subsidiaries' pharmaceutical company partners. If a pharmaceutical company partner fails to obtain from the Division of Drug Marketing acceptable marketing claims for a product incorporating the Subsidiaries' drug technology, the Subsidiaries' revenues from that product may be limited. Marketing claims are the basis for a product's labeling, advertising and promotion. The claims the pharmaceutical company partners are asserting about the Subsidiaries' drug delivery technology, or the drug product itself, may not be approved by the Division of Drug Marketing.

   The Subsidiaries may face product liability claims related to participation in clinical trials or the use or misuse of their products. Future testing, manufacturing and marketing of products utilizing the Subsidiaries' drug delivery technologies may expose the Subsidiaries to potential product liability and other claims resulting from their use. If any such claims against the Subsidiaries are successful, the Subsidiaries may be required to make significant compensation payments. Any indemnification that the Subsidiaries have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on their behalf may not protect them from product liability claims or from the costs of related litigation. Similarly, any indemnification the Subsidiaries have obtained, or may obtain, from pharmaceutical companies with whom they are developing drug delivery technologies may not protect them from product liability claims from the consumers of those products or from the costs of related litigation. If the Subsidiaries are subject to a product liability claim, their product liability insurance may not reimburse them, or may not be sufficient to reimburse them, for any expenses or losses that may have been suffered. While Permatec maintains product liability insurance on behalf of itself and the Subsidiaries of approximately $6,000,000 per occurrence, a successful product liability claim against the Subsidiaries, if not covered by, or if in excess of, the product liability insurance, may require the Subsidiaries to make significant compensation payments, which would be reflected as expenses on their statement of operations.

   If the Subsidiaries cannot keep pace with the rapid technological change and meet the intense competition in the industry, they may lose business. The Subsidiaries' success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. If the Subsidiaries cannot maintain competitive products and technologies, their current and potential pharmaceutical company partners may choose to adopt the drug delivery technologies of their competitors. Drug delivery companies that compete with their technologies include ALZA and Elan, along with many other companies. The Subsidiaries also compete generally with other drug delivery, biotechnology and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than the Subsidiaries do, and, therefore, represent significant competition for the Subsidiaries.

   Competitors may succeed in developing competing technologies or obtaining governmental approval for products before the Subsidiaries do. Competitors' products may gain market acceptance more rapidly than the Subsidiaries' products. Developments by competitors may render the Subsidiaries' products, or potential products, noncompetitive or obsolete.

BACKGROUND AND MEDI-JECT'S REASONS FOR THE SHARE TRANSACTION

   In early 1999, we realized that we needed to explore additional means to raise capital in order to continue operations. We came to this determination as a result of our recurring losses from operations and a net capital deficiency. In addition, an $8.4 million product purchase order (which we expected would result in our receipt of approximately $5 million cash) from Schering-Plough Corporation was canceled in late 1998, when it became apparent that the project was not meeting projected timelines. We then began exploring alternatives such as:

  .  an equity financing;

  .  pharmaceutical partnership opportunities; and

  .  potential merger or other business combination opportunities.

   During the first half of 1999, representatives of Fournier, SA contacted Dr. Pass about a possible transaction with Fournier, SA. Fournier has a jet injection business in the development stage. After some initial discussions, Fournier decided to pursue the business on its own. Around the same time, Franklin Pass, M.D., our Chairman and CEO, initiated discussions regarding a business combination or investment with two companies: SkyePharma plc and Permatec. SkyePharma had no interest in such a transaction and rejected the idea of continuing discussions.

   Through the connection of a mutual consultant, Dr. Pass had met Dr. Jacques Gonella, the principal shareholder of Permatec in Basel, Switzerland. Drs. Gonella and Pass met on several occasions between February 1999 and August 1999 to discuss a business combination. These meetings involved an exchange of technology information, introduction of key personnel and visits to both facilities. In August 1999, Dr. Gonella made an offer to the Medi-Ject Board of Directors. The offer included an initial cash infusion of $2-4 million and a combination of the two businesses on an equal valuation basis. After discussion, our Board of Directors decided to reject Dr. Gonella's offer based upon the apparent insufficient cash to operate businesses that were then located in Argentina, France and Switzerland.

   During the same period in 1999, Dr. Pass held several discussions with the Chief Executive Officer of Bioject, Inc. and its designated investment banker. It was apparent that Bioject and Medi-Ject possessed complimentary technologies but had disparate market capitalizations, Bioject's being over five times that of Medi-Ject's. During our discussions with Bioject, it appeared that, due to the disparate market capitalization, a deal with Bioject would result in our shareholders owning only 3-10% of the resulting company without any additional cash infusion. Furthermore, Bioject lacked sufficient cash to improve the financial condition of a combined entity.

   In August 1999, we spoke with Grayson & Associates, Inc. and TradeCo, a New York broker-dealer, to discuss the structure and costs of a private equity placement. We engaged the services of Grayson & Associates to act as our agent with the goal of raising approximately $3-5 million of additional working capital. Although Grayson & Associates had assisted us successfully in raising capital in the past, this round was not successful and no capital was raised.

   Throughout the second half of 1999, we explored pharmaceutical alliances as a source of equity capital. Discussions were held with Pharmacia & Upjohn Company, BioSante Pharmaceuticals, Elan Corporation, plc, Bio-Technology General Corp. and Disetronic Medical Systems AG. Our discussions with Pharmacia focused on the idea of a licensing agreement with an equity investment by Pharmacia. Pharmacia is testing our technology and a possibility exists that a license agreement may result; it is not clear, however, whether there would still be an equity investment component. BioSante, a startup, Chicago-based pharmaceutical company entered into a joint technology venture with us in the DNA vaccine field, but BioSante was not interested in assuming an equity position in Medi-Ject either because it lacked sufficient cash or because our business did not advance its strategic plan as a pharmaceutical company. Elan had previously licensed certain device drug delivery technology to us but they were not prepared to invest. In December 1999, Bio-Technology General purchased 250 shares of our Series B Preferred Convertible Stock at a price of $1,000 per share as a condition to entering into a new U.S. growth hormone distribution agreement. Disetronic, a manufacturer of needle delivery devices, had no interest in an equity investment in 1999, but discussions regarding joint cooperation in designing and marketing devices continue.

   Drs. Pass and Gonella met once again in late 1999. The feasibility of a business combination seemed more attractive because Dr. Gonella had successfully consolidated all Permatec business activity in Basel and significantly reduced operating expenses. Permatec's cash flow was further improved due to: (1) progress made in marketing Permatec's first product through pharmaceutical partners in Latin America and (2) the license to a European pharmaceutical company of European rights to certain technology. Furthermore, the transaction with Permatec will be less dilutive to our shareholders, who will remain holders of approximately 25% of our voting securities, than the prior transaction contemplated with Bioject would have been. In determining the number of shares to issue to Permatec in the Share Transaction, the Board considered that in a combination of us and the Subsidiaries, the value of the Subsidiaries would be approximately 60% to our 40% on a fully-diluted basis. The 2,900,000 shares of our common stock to be issued to Permatec reflects this breakdown. At its January 21, 2000 meeting, the Board of Directors had a discussion regarding our failed attempts at accessing other avenues of capital infusion available in the marketplace. The Board then determined that the transaction with Permatec appeared to be the most viable option to maintain the best value for our shareholders. At such meeting, the Board approved a Non-Binding Letter of Intent to engage in the transaction with Permatec.

   Since the execution of the Non-Binding Letter of Intent, and as contemplated in such Letter of Intent, Permatec has been providing financing for our operations in the form of convertible promissory notes. On January 25, 2000 and again on April 3, 2000, we entered into a Convertible Note Purchase Agreement with Permatec. Pursuant to such agreements we issued the following convertible promissory notes payable to Permatec:

                       Amount of
   Date of Note           Note
   ------------        ----------
   January 25, 2000    $  250,000
   February 29, 2000      250,000
   April 3, 2000          500,000
   May 2, 2000            250,000
   May 25, 2000           350,000
   June 26, 2000          350,000
   July 26, 2000          250,000
   August 22, 2000        350,000
   September 22, 2000     350,000
                       ----------
                       $2,900,000

   The January 25, 2000 and February 29, 2000 notes, as amended, are collectively referred to as the "First Notes", the remaining notes, as amended, are collectively referred to as the "Second Notes" and the First Notes and Second Notes are collectively referred to as the "Permatec Notes."

   Under the two Convertible Note Purchase Agreements, Permatec agreed to invest up to $4,500,000 in Medi-Ject; currently the Permatec Notes total $2,900,000. In the event that a transaction with Permatec is not consummated prior to October 31, 2000, the payment of the Permatec Notes will be affected. The First Notes will be due on the earlier of December 31, 2000 or the date of a closing of a transfer or license agreement with a third party with respect to our AJ1 Technology ("AJ1 Technology Closing"). The Second Notes will be due on the earlier of (1) May 25, 2002; (2) the date of an AJ1 Technology Closing; (3) the date on which we have at least $7,000,000 in proceeds from any financing;
(4) the consummation of a transaction, such as a merger, consolidation, acquisition of 20% or more ownership, with a party other than Permatec and (6) the date of a shareholder meeting at which the shareholders do not approve an amendment to increase the authorized capital stock. Furthermore, if the Share Transaction is not consummated prior to October 31, 2000, the outstanding principal balance of the Permatec Notes will accrue interest at an annual rate of 10%. The Permatec Notes will automatically convert into Medi-Ject Series C Convertible Preferred Stock on the later of: (a) the date we have amended our Articles of Incorporation increasing our authorized common stock to at least 10,000,000 (see Proposal 2) and obtain any necessary approvals under the listing requirements for the Nasdaq Stock Market or (b) the closing of the Share Transaction with Permatec.

   KPMG LLP, in its Independent Auditors' Report dated February 18, 2000, stated that substantial doubt has been raised about our ability to continue as a going concern. In April, 2000, we were notified by Nasdaq/Amex that we no longer meet certain requirements for continued listing on The Nasdaq SmallCap Market. As a result, our eligibility for continued listing on The Nasdaq Stock Market is being reviewed. In May, we provided to Nasdaq a plan for achieving compliance during the second and third quarter of this year. This plan included, among other things, the Share Transaction and additional equity financing. A representative from Nasdaq called in June to inquire about the status of the Share Transaction. Upon the filing of the preliminary proxy statement, Lawrence Christian, our Chief Financial Officer, notified Nasdaq that the Purchase Agreement was signed and that the preliminary proxy statement was filed. We have spoken with representatives of Nasdaq to update them on the progress of the Share Transaction but have not received any formal notice of any action they may intend to take.

   From January through June, we actively negotiated the terms of the Purchase Agreement with Permatec while continuing our evaluation and due diligence review of Permatec and the Subsidiaries. On numerous occasions, Franklin Pass, M.D. visited the Permatec facilities and met with Dr. Jacques Gonella and

Dr. Philippe Dro. Dr. Peter Sadowski, our Executive Vice President and Chief Technology Officer, also visited the facilities in order to conduct an extensive review of the Subsidiaries' intellectual property. At meetings with our Board of Directors, Lawrence Christian, our Chief Financial Officer, presented various pro forma financial statements, while Dr. Pass presented an oral report covering the license agreements and relationships of the Subsidiaries and Dr. Sadowski also provided an oral report as to the possible synergies that could result from a transaction with Permatec and updates on the status of negotiations. Dr. Sadowski's presentation also focused on the patent portfolio and technologies of the Subsidiaries. During this time, the Board of Directors had numerous discussions regarding the Share Transaction and any possible alternatives. The Board of Directors determined, on a number of occasions, that Dr. Pass should continue negotiations with Permatec.

   The Board considered that the Share Transaction provides an opportunity to create a new drug delivery company with several diverse delivery platforms and new pharmaceutical alliances with the potential to enhance our operations and revenues. The Board, however, considered that there can be no assurance that such improvements will be realized due to several factors, including:

  . the integration of the operations and management of Medi-Ject and the Subsidiaries will be a complex process and there can be no assurance that the integration will be completed quickly or will result in the realization of all the anticipated benefits we expect;

  . the integration of the companies will require significant management attention that may temporarily distract management from its regular focus on the daily operations of the business; and

  .  the expected costs and expenses as a result of the Share Transaction

   On June 5, 2000, the Board agreed that the only realistic alternative to the Share Transaction is for Medi-Ject to discontinue operations. The Board further agreed that shareholder value has a greater potential of increasing under the Share Transaction than under a liquidation. After careful consideration, the Board unanimously determined that the terms of the Share Transaction are fair to and in the best interests of Medi-Ject and its shareholders and unanimously approved the Share Transaction and authorized the execution of a stock purchase agreement with Permatec. On June 23, 2000 we executed a stock purchase agreement with Permatec. Subsequent to the execution of that stock purchase agreement, we and Permatec determined that it was in the best interests of both parties to rescind and waive that stock purchase agreement and for the Board of Directors to form a committee of disinterested directors to review the terms of all transactions with Permatec in order to ensure compliance with the procedures required in Section 302A.673 of the Minnesota Business Corporation Act. This Section of Minnesota Law would prohibit Permatec from entering into any business combination with us subsequent to the Share Transaction unless the Share Transaction was approved by a committee of disinterested directors, as such term is defined in the statute.

   In accordance with Section 302A.673, on July 13, 2000, our Board of Directors appointed a Committee of Disinterested Directors. The purpose of this committee was to evaluate and potentially approve any financing or share transaction with Permatec. The Board appointed Kenneth Evenstad, Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg to serve on the committee, which directors constituted all of the disinterested directors (as defined in Section 302A.673, Subd. 1(d) of the Minnesota Statutes). Because Franklin Pass, M.D. is our employee, he was not eligible to serve on the committee. The committee further considered the Share Transaction, adopted the findings of the Board and by unanimous written consent dated July 14, 2000, approved the Purchase Agreement. We, Permatec and the Subsidiaries executed the Purchase Agreement on July 14, 2000.

ADVANTAGES AND DISADVANTAGES OF APPROVING THE SHARE TRANSACTION

   The advantage of the Share Transaction is that it gives us an opportunity to continue operations and possibly, to achieve the benefits that we believe may result from combining our business with the Subsidiaries. When we began actively negotiating the terms of the transaction with Permatec in January, 2000, our stock price was trading at approximately $1.50. In August, it increased into the $5.00 range. Although factors in addition to the announcement of the Share Transaction most likely contributed to the increase in stock price, our continued operations, funded to a large degree by Permatec since January, 2000, have increased shareholder value. If the Share Transaction is not approved, we will be forced to stop operations. If we stop operations, we will attempt to sell our assets. We do not expect, however, that such a liquidation sale would be very profitable due to the nature of our assets and our market. For example, most of our value is related to our technology. The market for such technology in a liquidation context is very limited. Even if a party is interested in purchasing the technology, there is no guaranty that the party will have sufficient funds to do so. It is likely that, after payment to our creditors, no money resulting from a liquidation sale will be available to shareholders, and the shareholders will lose the total value of their investment.

   A disadvantage of the Share Transaction is that the current shareholders are diluted. The Share Transaction results in Permatec (and indirectly, Permatec's shareholder Dr. Jacques Gonella) becoming our majority owner. Based on the amounts of the promissory notes as of September 25, 2000, if Permatec converts the shares of preferred stock, it will own a total of 75.3% of our outstanding common stock. In the event we borrow the maximum amount available from Permatec of $4.5 million, it will own 78.3% of our outstanding common stock. Dr. Gonella beneficially owns 96.9% of the outstanding capital stock of Permatec and accordingly will have the ability to unilaterally approve most, if not all, of Permatec and our corporate actions, including the election of directors and the appointment of officers.

   Based on the determination of the Committee and the Board's considerations, the Board of Directors recommends that the shareholders approve the Share Transaction.

TERMS OF THE PURCHASE AGREEMENT

   Purchase of Subsidiaries' Stock and Issuance of Medi-Ject common stock. Pursuant to the Purchase Agreement, Permatec has agreed to transfer the Subsidiaries' Stock to us. In exchange, we will issue 2,900,000 shares of Medi-Ject common stock (representing approximately 67% of the Medi-Ject common stock outstanding at that time) to Permatec.

   Board of Directors. Pursuant to the Purchase Agreement, upon the closing, Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg will submit resignations to our Board of Directors and the remaining two directors will appoint the following designees of Permatec: Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Professor Ubaldo Conte and Dr. Philippe Dro to fill the vacancies. Franklin Pass, M.D. and Kenneth Evenstad will remain on the Board of Directors.

   The Closing. The Purchase Agreement contemplates a closing to occur on the later of August 31, 2000 or the fifth business day after the conditions set forth in the Purchase Agreement are either satisfied or waived.

   Representations and Warranties. We made to Permatec and the Subsidiaries and Permatec and the Subsidiaries made to us a number of representations and warranties that are standard in acquisition agreements.

   Covenants and Agreements. In the Purchase Agreement, each party made covenants and agreements regarding actions during the time period prior to the closing. For instance, each party has agreed to grant access to certain representatives, such as officers, legal counsel, and independent certified public accountants, of the other party to review its properties, books and records. The Purchase Agreement requires that until the closing, we are to carry on our business and each Subsidiary is to carry on its respective business in a certain manner that is consistent with its past practices and shall refrain from changing its capitalization and existing plans or arrangements (including compensation, benefit plans or accounting practices).



   A party seeking to take any actions inconsistent with such covenants or agreements must obtain the written agreement and consent of the non-acting party. In addition, the parties agree to confer on a regular basis and inform each other of any potential material adverse effect on its respective business or on the transactions contemplated. The parties will use their best efforts to consummate the transactions of the Purchase Agreement, including obtaining any necessary consents or giving any required notices. We also agreed to file this Proxy Statement and Permatec agreed to use commercially reasonable efforts to raise at least $7,000,000 for us and the Subsidiaries. Permatec also agreed to prepare a business plan for 2000 and 2001; our Board of Directors will review and if acceptable, approve the business plan. Permatec will also search for a new chief executive officer to replace Franklin Pass, M.D. We will assist Permatec in this search and our Board of Directors has the right to approve the candidate.

   Conditions. Our obligations to perform the Purchase Agreement are subject to conditions (some of which can be waived). In addition to the standard conditions, the conditions include:

  . the Subsidiaries having an aggregate cash reserve or cash equivalents of at least 1,000,000 Swiss francs

  . a private equity placement in an aggregate of at least $7,000,000 resulting from Permatec's efforts is in a position to close upon the completion of the Share Transaction

   In addition to the standard conditions, the obligations of Permatec and the Subsidiaries to perform the Purchase Agreement are subject to conditions including:

  . absence of changes that would have a material adverse effect on us, including any formal notification from the Nasdaq Stock Market that our common stock has been delisted

  . acceptance of resignations of directors Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg and appointment of Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Professor Ubaldo Conte and Dr. Philippe Dro to our Board of Directors

  . our delivery to Permatec of shares of Medi-Ject Series C Preferred Stock upon conversion of the Permatec Notes

  . our receipt of consents from each of: Elan Corporation, plc., Bio-Technology General Corp., Becton Dickinson, Grayson & Associates, Inc. (a waiver of any fees/commissions in connection with the Share Transaction has been received from Grayson & Associates, Inc.)

  . the execution of an amendment, in form satisfactory to Permatec, of the License and Development Agreement with Elan Corporation, plc.

  . execution of lock-up agreements with the following people: Lawrence Christian, Michael Kasprick, Kenneth Evenstad, Julius Sund and Peter Sadowski.

   Obligations of all parties are contingent on the:

  . execution and delivery of an Employment Agreement between us and Franklin Pass, M.D.

  . receipt of governmental consents and corporate approvals (including the approval of our shareholders for this Proposal 1 and for Proposal 2 ).

   Conversion of Permatec Notes. As a condition to closing, Permatec will deliver the Permatec Notes to us for cancellation and we will convert the Permatec Notes into shares of Series C Convertible Preferred Stock. See Proposal 3--The Series C Stock Conversion Proposal for additional information.

   Registration Rights Agreement. As a condition to closing, we will enter into a Registration Rights Agreement with Permatec. Pursuant to such agreement, we grant Permatec certain piggy-back registration rights relating to the Medi-Ject common stock it is acquiring in the Share Transaction and agree to pay all registration expenses. The Registration Rights Agreement also provides for indemnification by each party in certain circumstances.

   Lock-Up Agreements. As a condition to closing, a lock-up agreement will be entered into with each of the following individuals: Lawrence Christian, Michael Kasprick, Kenneth Evenstad, Julius Sund and Peter Sadowski. These agreements will restrict those individuals from selling Medi-Ject common stock held by them for varying periods of up to twelve months from the closing of the Share Transaction.

   Indemnification and Escrow Agreement. In the Purchase Agreement, we, Permatec, and the Subsidiaries make and agree to a number of representations, warranties, covenants and obligations. In the event that any claims, costs, loss, liability, expense or other damage (including third party claims) result from a breach of the representations, warranties, covenants or obligation, a non-breaching party may seek indemnification from the breaching party. Notices of all claims for indemnification must be given on or prior to the sixth month anniversary of the closing date. Neither we nor Permatec shall be liable to the other until the aggregate of claims exceed $50,000 and then, only to the extent such claims exceed $50,000.

   In accordance with an escrow agreement, Permatec will be required to place 580,000 shares of Medi-Ject common stock into an escrow account. Permatec will not be liable to the extent that aggregate claims exceed the value of the shares held in escrow. Such limitation, however, will not apply to damages resulting from any Subsidiary's fraud or willful or intentional misrepresentation or intentional or willful breach. We will not be liable to the extent that aggregate claims exceed the value of the shares held in escrow.

   Notwithstanding the foregoing and without limitation as to time or amount, Permatec must indemnify Medi-Ject and the Subsidiaries from certain claims arising from the subsidiaries of Permatec not being acquired pursuant to the Purchase Agreement, and any claims in respect of the share ownership of Permatec NV.

   Termination. The Purchase Agreement provides that it may be terminated: by the mutual consent of the parties or by any party if the conditions to closing have not been met by October 31, 2000 (unless the conditions were not met solely as a result of the party seeking to terminate). In the event of termination, the Purchase Agreement would be of no further force or effect. A party would, however, remain liable beyond the termination of the Purchase Agreement for its pre-termination breach of representations, warranties, covenants or agreements it made in the Purchase Agreement. Furthermore, in the event that a closing does not occur due to Permatec's failure to satisfy its conditions, the period in which we have to repayment of the Permatec Notes shall be extended for an additional three (3) months. In addition, the Confidentiality Agreement entered into by and among the parties on April 21, 1999 shall continue to be in effect in accordance with its terms.

   Fees and Expenses. All fees, costs and expenses in connection with the Purchase Agreement, will be paid by the party incurring such expenses. In the event, however, that a legal action is instituted to enforce or interpret the Purchase Agreement, the prevailing party in such action shall be, in addition to any other relief awarded, entitled to the reimbursement of attorneys' fees.

CHANGE OF NAME

   By approving the Share Transaction, you approve that, upon the closing, we will amend our Second and Amended Restated Articles of Incorporation, as amended, to change Article 1 to read, in its entirety:

                                "ARTICLE 1. NAME

     The name of the Corporation is Antares Pharma, Inc."

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

   When our Board of Directors considered the Share Transaction, the directors were aware that certain of our officers and directors have interests and arrangements that may be different from, or in addition to, your interest as a shareholder. Pursuant to their respective employment agreements, each dated as of May 1, 2000, with us, Lawrence M. Christian and Peter L. Sadowski will each receive, upon the closing of the Share Transaction a bonus and a stock option grant. We will give Mr. Christian a bonus of $12,000 (payable in four installments that will begin on the business day following the closing date of the Share Transaction and will be subsequently payable on the last business day of each of the next three calendar quarters) and we will grant, on the closing date of the Share Transaction, a stock option to Mr. Christian to purchase 5,000 shares of Medi-Ject common stock. We will give Dr. Sadowski a bonus of $17,000 (payable in four installments that will begin on the business day following the closing date of the Share Transaction will be subsequently payable on the last business day of each of the next three calendar quarters) and we will grant, on the closing date of the Share Transaction, a stock option to Dr. Sadowski to purchase 5,000 shares of Medi-Ject common stock. Under an Employment Agreement, the vesting of the options granted to Franklin Pass, M.D. will accelerate upon a change in control. At or prior to the closing date of the Share Transaction, Dr. Pass will enter into a new Employment Agreement pursuant to which we will pay him the following bonuses: $25,000 payable at the closing of the Share Transaction and an additional $25,000 payable at the closing of the Share Transaction if Dr. Pass is successful (as determined by Dr. Jacques Gonella) in negotiating revisions to a licensing agreement to which we are a party. All outstanding options will be 100% exercisable upon the closing of the Share Transaction.

VOTE REQUIRED; QUORUM

   Under the Nasdaq Stock Market Rule 4310(c)(25)(G)(i), shareholder approval is required for our issuance of securities that results in a change of control of our company (the "Control Rule"). There is no concrete test to determine the amount of securities that we may issue to a party without triggering the Control Rule. Additionally, to the extent that such rule could be implicated due to the Share Transaction under the Nasdaq Stock Market Rule 4310(c)(25)(G)(i) applicable to Nasdaq SmallCap issuers, shareholder approval is required for an issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (the "20% Rule").

   We are seeking approval to allow for the issuance of the 2,900,000 shares of Medi-Ject common stock in order to ensure compliance with Nasdaq's Control Rule and the 20% Rule.

   For each share of Medi-Ject common stock held on the record date, a shareholder is entitled to one vote on each matter submitted to a vote at the Annual Meeting. A majority of shares of Medi-Ject common stock outstanding on the record date constitutes a quorum at the Annual Meeting. With a quorum present, a majority of the total votes cast on the proposal in person or by proxy constitutes shareholder approval for purposes of the Nasdaq Stock Market.

   With a quorum present, the Minnesota Business Corporation Act requires the affirmative vote of the holders of a majority of the outstanding shares of Medi-Ject common stock present, in person or by proxy, and entitled to vote on that item of business.

NO DISSENTERS' RIGHTS

   Under Minnesota law, Medi-Ject shareholders do not have dissenters' rights in the Share Transaction.

EXISTING SHAREHOLDERS; IMPACT ON MARKET VALUE AND DILUTION OF MEDI-JECT COMMON STOCK AND RELATED RISKS

   There will be no material differences in the rights of our shareholders following the consummation of the Share Transaction. If the Share Transaction is approved, we will amend our Second and Amended Restated Articles of Incorporation, amended to date, to change our name to "Antares Pharma, Inc." Following such amendment, any new stock certificates issued by us will bear the new name. Shareholders holding stock certificates bearing the name "Medi-Ject Corporation" will continue to be shareholders and will not be required to exchange their stock certificates with our transfer agent for certificates bearing the new name.

   The issuance of the Medi-Ject common stock to Permatec in connection with the Share Transaction will dilute the current shareholders' voting power. In addition, the proposed Share Transaction will result in a significantly increased concentration of ownership by a single shareholder and may cause a decline in Medi-Ject common stock's market value. Dr. Gonella beneficially holds 96.9% of the outstanding stock of Permatec, Medi-Ject's majority shareholder upon the closing of the Share Transaction. Accordingly, Dr. Gonella will be able to exercise significant control over the affairs of Medi-Ject, including approval of the acquisition or disposition of assets, future issuances of common stock or other securities and the authorization of dividends on Medi-Ject's common stock. Dr. Gonella could use his stock ownership to delay, defer or prevent a change of control of Medi-Ject, depriving shareholders of the opportunity to sell their stock at a price in excess of the prevailing market price.

ACCOUNTING TREATMENT OF THE SHARE TRANSACTION

   The Share Transaction will be accounted for under the purchase method as a reverse acquisition as Permatec will hold approximately 67% of the outstanding common stock of Medi-Ject after the Share Transaction. We will continue as a publicly-traded company in the United States and the historical financial statements of the Subsidiaries will be used for financial reporting purposes.

FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE TRANSACTION

   Whether or not the Share Transaction will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and the tax laws of Switzerland, the parties intend to close the Share Transaction.

REGULATORY APPROVAL

   We are not aware of any approval required by a state or federal regulatory agency in order to consummate the Share Transaction.

NO FAIRNESS OPINION

   The Board of Directors chose not to obtain a "fairness" opinion from an investment banking firm concerning the Share Transaction. The Purchase Agreement and the related documents were negotiated at arm's length between Permatec and us. Because of our limited financial resources, the Board of Directors did not believe that it was in the best interests of the company or the shareholders to incur the cost of a fairness opinion.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

   While negotiating the Purchase Agreement, Permatec agreed to invest up to $4,500,000 in Medi-Ject. On each of January 25, 2000 and April 3, 2000, we entered into a Convertible Note Purchase Agreement with Permatec. Pursuant to the two Convertible Note Purchase Agreements, we issued the following convertible notes in the aggregate amount of $2,900,000:

                         Amount
   Date of Note         of Note
   ------------        ----------
   January 25, 2000    $  250,000
   February 29, 2000      250,000
   April 3, 2000          500,000
   May 2, 2000            250,000
   May 25, 2000           350,000
   June 26, 2000          350,000
   July 26, 2000          250,000
   August 22, 2000        350,000
   September 22, 2000     350,000
                       ----------
     Total             $2,900,000
                       ==========

   The Permatec Notes will convert into Series C Convertible Preferred Stock upon the closing of the Share Transaction or earlier if we and Permatec agree. See Proposal 3--The Series C Stock Conversion Proposal.

FINANCIAL INFORMATION

           SUMMARY OF HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following tables show the financial results actually achieved by Permatec and its five subsidiaries (collectively, the "Group") and Medi-Ject (the "historical figures") as well as the results as if the companies had been combined for the periods presented (the "pro forma combined" figures). The subsidiaries commenced operations as follows: Technologie 1998; Argentina 1993; NV 1993; France 1996; and Pharma 1997.

SELECTED HISTORICAL AND PRO FORMA DATA AS OF DECEMBER 31, 1999 AND JUNE 30,
2000

THE GROUP'S SELECTED HISTORICAL CONDENSED FINANCIAL DATA

   The following selected historical condensed financial data should be read in conjunction with the Group's audited consolidated financial statements and related notes which are included in this Proxy Statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. This selected historical condensed financial data includes the financial information of the Group. The balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for each of the years then ended have been derived from the unaudited consolidated financial statements of the Group. The balance sheet data as of December 31, 1997, 1998 and 1999 and the statement of operations data for each of the years then ended have been derived from the Group's consolidated financial statements, which have been audited by KPMG Fides Peat and are included elsewhere in this Proxy Statement. The selected historical condensed financial data for the six months ended June 30, 2000 and 1999, were derived from the unaudited consolidated financial statements of the Group included in this Proxy Statement, which in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim data. Information for any interim period is not necessarily indicative of results that may be anticipated for a full year. Similarly, historical results are not necessarily indicative of the results to be expected in the future.

                                            As of December 31,                            As of
                         ------------------------------------------------------------    June 30,
                           1995        1996        1997         1998         1999          2000
                         ---------  ----------  -----------  -----------  -----------  ------------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $  14,382  $  (61,822) $   113,551  $  (109,380) $  (569,352) $   (240,851)
Total assets............   200,230   1,176,942    1,656,363    2,670,634    2,284,355     4,942,883
Long-term obligations...   473,107   1,601,663    3,328,058    7,918,414   10,099,163    14,173,294
Stockholders' deficit...  (351,153)   (681,651)  (2,204,135)  (6,517,619)  (9,347,324)  (10,805,758)

                                                                                            Six Months Ended
                                           Year Ended December 31,                              June 30,
                          -------------------------------------------------------------  ------------------------
                            1995        1996         1997         1998         1999         1999         2000
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $ 141,522  $       --   $   144,828  $   246,838  $ 1,351,607  $ 1,336,869  $   800,000
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
Operating Expenses:
 Research and
  development...........    336,572      430,412      796,410    1,749,666    1,647,059      853,754      410,228
 Marketing and sales....        --           --        69,794      178,741      213,110       81,846      522,886
 General and
  administrative........    129,767      748,779    1,225,989    2,431,638    3,220,514    1,448,004    1,290,411
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
                            466,339    1,179,191    2,092,193    4,360,045    5,080,683    2,383,604    2,223,525
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss..........   (324,817)  (1,179,191)  (1,947,365)  (4,113,207)  (3,729,076)  (1,046,735)  (1,423,525)
Other income (expense)..     (5,998)       8,564      (54,550)    (124,372)    (159,120)     (51,394)    (279,508)
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
Loss before income
 taxes..................   (330,815)  (1,170,627)  (2,001,915)  (4,237,579)  (3,888,196)  (1,098,129)  (1,703,033)
Income tax expense......    (45,582)      (4,453)     (53,862)     (32,427)     (79,170)     (37,050)      (1,002)
                          ---------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss attributed to
 common
 stockholders...........  $(376,397) $(1,175,080) $(2,055,777) $(4,270,006) $(3,967,366) $(1,135,179) $(1,704,035)
                          =========  ===========  ===========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per share.........  $   62.73  $    195.85  $   (342.63) $   (533.75) $   (396.74) $   (113.52) $   (170.40)
                          =========  ===========  ===========  ===========  ===========  ===========  ===========
Basic and diluted
 weighted average number
 of shares outstanding..      6,000        6,000        6,000        8,000       10,000       10,000       10,000
                          =========  ===========  ===========  ===========  ===========  ===========  ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

   The Group's business consists of developing new, or improving existing, technology for the delivery of drug compounds. As a niche drug delivery technology company, the Group develops highly specialized formulations to address the need to deliver drugs through connective tissues like skin and mucosa. The Group has developed a technology and patent portfolio encompassing four main areas: patches, gels, fast dissolving tablets and transbuccal tablets. The Group's strategy is to license its technology to development and marketing partners through a combination of license and development agreements, as well as research and development collaborations.

   Permatec is a private Swiss holding company, founded in 1997, whose principal wholly owned subsidiaries consist of Permatec Pharma AG (Switzerland), Permatec Technologie AG (Switzerland) and Permatec NV (Netherlands Antilles). As discussed below, the other two subsidiaries are in the process of being liquidated. Permatec Laboratorios SA ("Permatec Argentina"), was initially founded in Argentina in 1996 as part of the JAGO group. JAGO was a Swiss oral drug delivery company that was sold in 1996 by its founder Dr. Jacques Gonella, the principal shareholder of Permatec, to SkyePharma, a United Kingdom company traded on the London Stock Exchange and Nasdaq Stock Market. Permatec Argentina was not acquired by SkyePharma as part of the JAGO group transaction and subsequently became a wholly owned subsidiary of Permatec, along with Permatec Pharma, Permatec Technologie and Permatec NV, each of which was acquired in 1996 by the persons who later founded Permatec.

   In 1999, the Group restructured its operations into one location in Basel, Switzerland and commenced the liquidation of Permatec France. Permatec Argentina's operations in Buenos Aires, Argentina consisted primarily of a research facility and Permatec France, SA's operations in Lyon, France consisted of business development and regulatory matters. To reduce costs associated with operating a small company in different countries, the Group decided to consolidate its operations in Basel, Switzerland, the location of many pharmaceutical companies in Europe. Facilities in both France and Argentina were closed. As a result of this restructuring, the Group incurred a restructuring charge of $454,428 during the fiscal year ended December 31, 1999, and $266,790 for the six-month period ended June 30, 2000. The restructuring programs are now substantially complete. After the closing of the transaction, Permatec Argentina and Permatec France will remain wholly owned subsidiaries of Permatec. Any costs incurred or benefits obtained with respect to the dissolution of these subsidiaries will affect Permatec and not Medi-Ject.

   The Subsidiaries have entered into various product development, licensing, marketing, manufacturing and supply agreements with collaborative partners. Product development and licensing agreements generally provide for the Group to receive payments in various forms. These payments can include licensing fees and other payments upon the execution of an agreement, milestone payments upon achievement of certain technical and regulatory goals, or periodic payments in the form of cost reimbursements for product development.

   Results of operations may vary significantly from quarter to quarter. These results depend upon, among other factors, the signing of new product development agreements, the timing of fees and milestone payments made by collaborative partners, the progress of clinical trials, product sales levels and costs associated with the manufacturing processes. The timing of research and development revenues may not match the timing of the associated expenses. The amount of revenues in any given period is not necessarily indicative of future revenues.

RESULTS OF OPERATIONS

Six months ended June 30, 2000 compared to the six months ended June 30, 1999.

   REVENUES. Revenues decreased by 40.2% from $1,336,869 in 1999 to $800,000 in 2000. In 1999 the Group received $1 million, upon the achievement of a milestone, while development revenue during the first six months of 2000 were $710,000 and license fees were $90,000.

   RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by 51.95% from $853,754 in 1999 to $410,228 in 2000. The decrease was attributable to the closing in 1999 of operations in Argentina and France.

   GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased 10.9% from $1,448,004 in 1999 to $1,290,411 in 2000 due to the closure of operations in France and Argentina.

   The Group recorded USD 266,790 of restructuring expenses during the six month period ended June 30, 2000. Such expenses are in connection with the dissolution of Permatec Laboratorios (Permatec Argentina), and the related closure of the Group's research and development facility in Argentina and the dissolution of Permatec France and the related terminated of employees associated with the Group's business development, patent administration, project management and administrative functions in France. The Group has recorded all restructuring charges incurred during the six months ended June 30, 2000, as general and administrative expenses.

   The restructuring charges incurred during the six months ended June 30, 2000 included involuntary severance benefits of USD 178,257 for two employees of the Group's French operations resulting from an out of court arbitration settlement finalized in March 2000. During 1999, at the time the original restructuring plan was formulated, management was unable to estimate the severance benefit for these two employees. In connection with the restructuring activities which commenced in 1999 approximately 25 employees were terminated, 13 of which received involuntary severance benefits.

   As a result of management's ongoing review of the restructuring activities related to the dissolution of Permatec France and Permatec Argentina, which commenced in 1999, the Group recorded charges of approximately USD 17,000 related to the write-off of certain equipment which was to be disposed of via scrap at its French subsidiary in the six months ended June 30, 2000. Accordingly, the Group adjusted the carrying value of the equipment to zero, resulting in an impairment charge of USD 17,000. The Group also incurred restructuring related expenses of USD 71,533 in the six months ended June 30, 2000 related to certain other incremental costs of exiting its facilities including legal and consulting fees, and lease termination costs.

   The Group has undertaken these restructuring actions as part of its effort to reduce costs and to centralize its developmental and administrative functions in Switzerland. These restructuring programs are now substantially complete. The following table provides a summary of the Group's restructuring provision activity:

                                                Asset
                                  Severance & Impairment Facilities,
                                   Benefits   (non-cash)   Legal &    Total
                                      USD        USD      Other USD    USD
                                  ----------- ---------- ----------- --------
   Balance December 31, 1999.....   179,288        --      101,528    280,816
                                   --------    -------    --------   --------
   2000 restructuring expenses...   178,257     17,000      71,533    266,790
   Amount utilized in the six
    months ended June 30, 2000...  (357,545)   (17,000)   (173,061)  (547,606)
                                   --------    -------    --------   --------
   Balance June 30, 2000.........       --         --          --         --
                                   ========    =======    ========   ========

   SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 539% from $81,846 in 1999 to $522,886 in 2000. The majority of the increase during the first six months of 2000 was attributable to additional consulting expenses of approximately $330,000 related to market analysis studies and public relations costs.

   OTHER INCOME (EXPENSE). Net interest and other expenses increased 443.9% from $51,394 in 1999 to $279,508 in 2000 due to higher average borrowings during the period.

Year ended December 31, 1999 compared to year ended December 31, 1998.

   REVENUES. Total revenues increased from $246,838 in 1998 to $1,351,607 in 1999. The increase in revenues was primarily a result of the commencement of licensing activities and the receipt of milestone payments from development agreements.

   License revenues increased 362% from $67,528 in 1998 to $311,740 in 1999. License revenues were primarily attributable to signing on fees for new development contracts with Solvay and Segix related to the NETA/Estradiol Combi-gel and Estradiol patch, respectively. Product development fees were $1,036,533 in 1999 compared to none in 1998. The Group received other revenue of $179,310 in 1998 due to undertaking sub-contract work for a related company. The corresponding amount in 1999 was $3,334 a reduction of 98%.

   RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by 5.9% from $1,749,666 in 1998 to $1,647,059 in 1999. The decrease was attributable to the partial closing of operations in France in late 1999 as the first action in restructuring the Group. The future level of research and development expenditures will depend on, among other things, the status of products under development and the outcome of clinical trials, strategic decisions by management, and the consummation of new license agreements.

   GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 32.4% from $2,431,638 in 1998 to $3,220,514 in 1999 due to a $454,428
restructuring charge and to increases in rent, office expenses and personnel costs for new employees in the office in Basel.

   The restructuring expenses are in connection with the closure of the Group's developmental facility in Argentina and termination of employees associated with the Group's business development, patent administration, project management and administrative functions in France.

   The restructuring charge is primarily comprised of involuntary severance benefits and other incremental costs of exiting facilities, including lease termination costs, and write-off of certain assets. In connection with the closure of these facilities, the Group has involuntarily terminated approximately 25 employees, of which 13 were entitled to receive severance benefits from the Group.

   The Group reported charges of approximately USD 103,400 related to the write-off of assets which were disposed of in connection with the closure of the France and Argentina facilities for the year ended December 31, 1999. The assets disposed of consisted of certain laboratory equipment and office equipment that the Group decided not to transfer to its central facilities in Basel, Switzerland.

   The following table provides a summary of the Group's restructuring provision activity:

                                                        Facilities &
                                 Severance &   Asset      Legal &
                                  Benefits   Impairment    Other      Total
                                     USD        USD         USD        USD
                                 ----------- ---------- ------------ --------
   Balance December 31, 1998....       --          --         --          --
                                   -------    --------    -------    --------
   1999 restructuring
    provisions..................   249,500     103,400    101,528     454,428
   Amount utilized in 1999......   (70,212)   (103,400)       --     (173,612)
                                   -------    --------    -------    --------
   Balance December 31, 1999....   179,288         --     101,528     280,816
                                   =======    ========    =======    ========

   SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 19.2% from $178,741 in 1998 to $213,110 in 1999 mainly due to payments to a consultant on the signing of new project.

   OTHER INCOME (EXPENSE). Net interest and other expenses increased 28% from $124,372 in 1998 to $159,120 in 1999 due to higher average borrowings during the period.

Year ended December 31, 1998 compared to year ended December 31, 1997.

   REVENUES. Total revenues increased 70.4% from $144,828 in 1997 to $246,838 in 1998. The Group received revenue of $144,828 in 1997 due to undertaking sub-contract work for a related company. The corresponding amount in 1998 was $179,310. The Group also received $67,528 in 1998 pursuant to its first licensing agreement.

   RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses increased 120% from $796,410 in 1997 to $1,749,666 in 1998. The increase was attributable to the continued expansion of Permatec's facilities and the commencement of client development projects. New product development included work related to transdermal delivery systems for hormone deficiency.

   GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 98% from $1,225,989 in 1997 to $2,431,638 in 1998, due to the set up costs and first full year of expenses in the new Basel headquarters and an increase in staffing and office expenses at the location in France.

   SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 156% from $69,794 in 1997 to $178,741 in 1998. This increase was a result of more concerted efforts by the Group in marketing its technologies.

   OTHER INCOME (EXPENSE). Interest and other expenses increased 128% from $54,550 in 1997 to $124,372 in 1998 due to higher average borrowings during the period.

LIQUIDITY AND CAPITAL RESOURCES

   Permatec historically has financed the operations of the Subsidiaries by obtaining loans from Permatec's controlling shareholders, which loans amounted to $14,056,801 at June 30, 2000. If the Share Transaction is consummated, the full principal amount of these loans, along with liabilities to related parties of $333,480 at June 30, 2000, respectively, will convert to equity at the closing of the transaction.

   As of June 30, 2000, Permatec had $1,191,361 in cash and cash equivalents as compared to $674,569 at December 31, 1999. Cash used in 1999 funded the net operating loss, purchase of fixed assets and was offset in part by reductions in accounts receivable and by increases in accounts payable and compensation and other accrued liabilities.

   Permatec expects to report a net loss for the year ending December 31, 2000 as it continues to incur marketing and development costs related to bringing future generations of products to market. The long term capital requirements will depend on numerous factors, including the status of collaborative arrangements, the progress of research and development programs and the receipt of revenues from sales of products. Permatec's existing cash resources and estimated cash to be received from licensing and development agreements will not be sufficient to fund the Subsidiaries' cash requirements during the remainder of 2000. Accordingly, Permatec will continue to finance the operations of the Subsidiaries until the closing of the Share Transaction.

   Since January 2000, Permatec has loaned approximately $1,950,000 to Medi-Ject to fund Medi-Ject's operating expenses. Permatec received convertible promissory notes from Medi-Ject for such loans, which notes will be convertible into approximately 9,750 shares of Medi-Ject Series C Convertible Preferred Stock at the closing of the transaction.

   Dr. Gonella has committed to fund Permatec through September 2001; however, upon the closing of the Share Transaction, he will have no further obligation to fund the Subsidiaries. To the extent that the Subsidiaries' financial resources are insufficient to fund future activities, the Subsidiaries will need to raise additional capital. There can be no assurance that such additional capital will be available. The inability to obtain additional financing on reasonable terms when needed would have a material adverse effect on the the Subsidiaries' business, financial condition, prospects and results of operations.

MEDI-JECT CORPORATION SELECTED HISTORICAL CONDENSED FINANCIAL DATA

   The following selected historical condensed financial data should be read in conjunction with Medi-Ject's audited financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Medi-Ject" which are incorporated by reference in this Proxy Statement. The statement of operations information for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from Medi-Ject's audited financial statements. The statement of operations information for each of the years in the three-year period ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999, have been derived from Medi-Ject's financial statements, which have been audited by KPMG LLP and are incorporated by reference herein. The selected historical condensed financial data for the six months ended June 30, 1999 and 2000, were derived from the unaudited financial statements of Medi-Ject incorporated herein by reference, which in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim data. Information for any interim period is not necessarily indicative of results that may be anticipated for a full year. Similarly, historical results are not necessarily indicative of the results to be expected in the future.

                                            As of December 31,                         As of
                         ---------------------------------------------------------   June 30,
                            1995        1996        1997        1998       1999        2000
                         ----------  ----------- ----------- ---------- ----------  -----------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $ (650,273) $11,187,426 $ 7,804,232 $3,067,746 $ (198,015) $(1,626,395)
Total assets............  1,240,108   12,955,791  10,047,468  5,334,431  2,010,136    2,129,968
Long-term obligations...    136,206        8,350       1,721        --      54,094       48,774
Mandatorily redeemable
 preferred stock........        --           --          --         --     250,000      250,000
Stockholders' equity
 (deficit)..............    (74,165)  12,119,676   9,337,130  4,630,007    802,855     (788,286)

                                                                                              Six Months Ended
                                            Year Ended December 31,                               June 30,
                          ---------------------------------------------------------------  ------------------------
                             1995         1996         1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Product sales..........  $ 1,653,869  $ 1,837,704  $ 1,686,588  $ 2,171,881  $ 2,100,735  $   959,275  $ 1,228,113
 Licensing & product
  development...........      920,937    1,854,100    2,030,435      527,364    1,381,127    1,209,608       22,788
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                            2,574,806    3,691,804    3,717,023    2,699,245    3,481,862    2,168,883    1,250,901
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating Expenses:
 Cost of sales..........    1,048,937    1,136,272    1,221,051    1,853,715    1,785,464      820,839      885,370
 Research and
  development...........    1,195,435    2,584,806    2,413,366    3,516,856    2,550,773    1,185,585      562,708
 Marketing and sales....      886,792    1,019,077    1,539,504      947,866    1,058,364      488,235      339,380
 General and
  administrative........    1,236,681    1,397,338    1,983,024    2,426,639    1,831,229      974,209    1,085,427
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                            4,367,845    6,137,493    7,156,945    8,745,076    7,225,830    3,468,868    2,872,885
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net operating loss......   (1,793,039)  (2,445,689)  (3,439,922)  (6,045,831)  (3,743,968)  (1,299,985)  (1,621,984)
Other income (expense)..      (89,420)     207,121      468,155      276,367       40,529       36,857       (3,528)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss................   (1,882,459)  (2,238,568)  (2,971,767)  (5,769,464)  (3,703,439)  (1,263,128)  (1,625,512)
Preferred stock
 dividends..............          --           --           --       (14,246)    (148,452)     (50,000)     (73,810)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss applicable to
 common shares..........  $(1,882,459) $(2,238,568) $(2,971,767) $(5,783,710) $(3,851,891) $(1,313,128) $(1,669,322)
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per common share..  $       --   $     (2.53) $     (2.12) $     (4.07) $     (2.70) $    (0.92)  $     (1.19)
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Basic and diluted
 weighted average common
 shares outstanding.....          --       883,983    1,402,140    1,421,066    1,424,731    1,424,733    1,424,781
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 common share
 (unaudited)*...........  $     (3.02)         --           --           --           --           --           --
                          ===========
Pro forma weighted
 average common shares
 outstanding
 (unaudited)*...........      622,599          --           --           --           --           --           --
                          ===========

--------

* The unaudited pro forma net loss per common share information for the year ended December 31, 1995 reflects the impact of the conversion of all Preferred Shares retroactively as of the date of issuance of the Preferred Shares. Also, pursuant to the Securities and Exchange Commission regulations, all common and Preferred Shares issued and options and warrants granted by the Company during the 12-month period preceding the initial filing date of the October 1996 public offering have been included in the 1996 year end and pro forma calculation of weighted average common and common equivalent shares outstanding as if they were outstanding for all periods presented using the treasury stock method and an offering price of $27.50 per share.

   SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The selected unaudited pro forma consolidated condensed combined financial data, which has been derived from the selected historical financial statements, appearing elsewhere herein or incorporated herein by reference, gives effect to the Share Transaction. This pro forma combined financial information should be read in conjunction with the pro forma financial statements and their notes. For the purpose of the unaudited pro forma condensed combined balance sheet data, the Group's balance sheet as of June 30, 2000, has been combined with Medi-Ject's balance sheet of the same date. For the purpose of the unaudited pro forma condensed combined statements of operations data, the Group's consolidated results of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, have been combined with Medi-Ject's results of operations for the year ended December 31, 1999 and the six months ended June 30, 2000. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the future operating results or financial position of the combined enterprise.

                                                                       As of
                                                                   June 30, 2000
                                                                   -------------
Pro Forma Condensed Combined Balance Sheet Data:
  Cash and cash equivalents.......................................  $1,332,858
  Total assets....................................................   7,535,782
  Long-term obligations...........................................     165,267
  Stockholders' equity............................................   5,209,168
  Book value per share............................................        1.20

                                                                  Six Months
                                                  Year Ended         Ended
                                               December 31, 1999 June 30, 2000
                                               ----------------- -------------
Pro Forma Condensed Combined Statement of
 Operations Data:
  Net revenue.................................    $ 4,833,469     $ 2,050,901
  Net loss....................................     (7,948,098)     (3,468,194)
  Net loss attributable to common
   stockholders...............................     (8,096,550)     (3,542,004)
  Net loss per share (basic and diluted)......          (1.87)          (0.82)

COMPARATIVE PER SHARE DATA

   The following table summarizes certain per share information for Medi-Ject on a historical basis. The following information should be read in conjunction with the audited and unaudited financial statements of Medi-Ject. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of common shares outstanding at the end of the period. The net loss per share from continuing operations is computed by dividing the net loss from continuing operations by the weighted average number of shares outstanding.

                                                                    Six Months
                                                    Year Ended         Ended
MEDI-JECT                                        December 31, 1999 June 30, 2000
---------                                        ----------------- -------------
Historical Per Common Share Data:
  Net loss--(basic and diluted) ................      $(2.70)         $(1.19)
  Book value (deficit)..........................      $ 0.56          $(0.55)

SECURITIES

   Permatec is privately held with 5 holders of record of common stock and 10,000 shares outstanding as of June 30, 2000, of which Dr. Gonella beneficially owns 96.9%.

   Medi-Ject is publicly traded on the Nasdaq SmallCap Market. As of July 20, 2000, there were approximately 123 holders of record of common stock and another estimated 2,198 shareholders whose stock is held by nominees or broker dealers, with approximately 1,424,869 shares of common stock outstanding. As of July 20, 2000, there was one holder of record of 1,100 shares of Series A Preferred Stock and one holder of record of 250 shares of Series B Preferred Stock outstanding; the shares of Series A Preferred Stock and Series B Preferred Stock are convertible into a total of approximately 372,446 common shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   Medi-Ject will issue 2,900,000 shares of its common stock in exchange for three of Permatec's subsidiaries: Permatec Pharma AG, Permatec Technologie AG and Permatec NV. The Share Transaction is being accounted for as a reverse acquisition because Permatec shareholders will hold approximately 67% of the outstanding common stock of Medi-Ject after the closing of the Share Transaction. Accordingly, for accounting purposes, Permatec is deemed to have acquired Medi-Ject. The transaction is valued at approximately $3.6 million, which represents the fair market value of Medi-Ject. For accounting purposes, the fair value of Medi-Ject is based on the 1,424,729 shares of Medi-Ject common stock outstanding on January 25, 2000 at an average price three days before and after such date of $2.509 per share. On this date, Medi-Ject publicly announced its intentions to enter into the Share Transaction and the consideration had been established pursuant to a letter of intent.

   The following pro forma unaudited condensed financial statements give effect to the Share Transaction. The Share Transaction has been accounted for under the purchase method of accounting. The unaudited pro forma balance sheet as of June 30, 2000, gives effect to the Share Transaction as if it had occurred on June 30, 2000. The pro forma statement of operations is based on historical results of operations of both the Group and Medi-Ject for the year ended December 31, 1999 and six months ended June 30, 2000, and gives effect to the Share Transaction as if it had occurred on January 1, 1999.

   The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included herein and incorporated by reference for the Group and Medi-Ject, respectively. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the Share Transaction, or of the financial position or results of operations of the consolidated company that would have actually occurred had the Share Transaction of Permatec with Medi-Ject been effected as of the dates described above.

                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               JUNE 30, 2000

                            Permatec     Medi-Ject     Pro Forma        Pro Forma
                           Holding AG   Corporation   Adjustments      Consolidated
                          ------------  ------------  ------------     ------------
ASSETS
Current Assets:
  Cash and cash
   equivalents..........  $  1,191,361  $    141,497  $                $  1,332,858
  Accounts receivable,
   net..................       143,135       379,681                        522,816
  Inventories...........             0       432,063                        432,063
  Prepaid expenses and
   other current
   assets...............             0        39,844                         39,844
                          ------------  ------------  ------------     ------------
                             1,334,496       993,085                      2,327,581
                          ------------  ------------  ------------     ------------
Equipment, furniture and
 fixtures, net..........       877,692       848,502                      1,726,194
Patent rights, net......       239,964       288,381                        528,345
Notes receivable........     1,950,000             0    (1,950,000)(A)            0
Prepaid acquisition
 cost...................       360,000             0      (360,000)(B)            0
Cost in excess of fair
 value of assets
 acquired, net..........       177,963             0     2,772,931 (B)    2,950,894
Other assets............         2,768             0                          2,768
                          ------------  ------------  ------------     ------------
                             3,608,387     1,136,883       462,931        5,208,201
                          ------------  ------------  ------------     ------------
                             4,942,883     2,129,968       462,931        7,535,782
                          ============  ============  ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts
   payable..............       438,377       207,335                        645,712
  Accounts payable,
   other................       174,491             0                        174,491
  Accrued expenses and
   other liabilities....       258,088       447,105                        705,193
  Convertible notes
   payable..............             0     1,950,000    (1,950,000)(A)            0
  Deferred revenue......       250,000             0                        250,000
  Long-term obligations,
   current..............       120,911        15,040                        135,951
  Liabilities to related
   parties..............       333,480             0      (333,480)(C)            0
                          ------------  ------------  ------------     ------------
                             1,575,347     2,619,480    (2,283,480)       1,911,347
                          ------------  ------------  ------------     ------------
Long-term Liabilities:
  Loans from
   shareholders.........    14,056,801             0   (14,056,801)(C)            0
  Long-term obligations,
   less current.........       116,340        48,774                        165,114
  Other.................           153             0                            153
                          ------------  ------------  ------------     ------------
                            14,173,294        48,774   (14,056,801)         165,267
                          ------------  ------------  ------------     ------------
   Total Liabilities....    15,748,641     2,668,254   (16,340,281)       2,076,614
                          ------------  ------------  ------------     ------------
Mandatorily redeemable
 Series B preferred
 stock..................             0       250,000                        250,000
                          ------------  ------------  ------------     ------------
Shareholders' Equity
 (Deficit):
  Preferred stock--
   Series A & C.........             0            11            98 (A)          109
  Common stock..........       689,655        14,249      (689,655)(D)
                                                            29,000 (B)       43,249
  Accumulated other
   comprehensive
   income...............     1,038,018             0                      1,038,018
  Additional paid in
   capital..............     1,174,680    25,044,611           (98)(A)
                                                         2,383,931 (B)
                                                        14,390,281 (C)
                                                           689,655 (D)
                                                       (25,044,611)(E)
                                                          (802,546)(E)   17,835,903
  Accumulated deficit...   (13,708,111)  (25,847,157)   25,847,157 (E)  (13,708,111)
                          ------------  ------------  ------------     ------------
                           (10,805,758)     (788,286)   16,803,212        5,209,168
                          ------------  ------------  ------------     ------------
                          $  4,942,883  $  2,129,968  $    462,931     $  7,535,782
                          ============  ============  ============     ============

           UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                           Permatec     Medi-Ject    Pro Forma      Pro Forma
                          Holding AG   Corporation  Adjustments    Consolidated
                          -----------  -----------  -----------    ------------
Revenues:
  Product sales.........  $       --   $ 2,100,735   $             $ 2,100,735
  Product development...    1,036,533          --                    1,036,533
  License revenue.......      311,740    1,381,127                   1,692,867
  Contract research.....        3,334          --                        3,334
                          -----------  -----------                 -----------
                            1,351,607    3,481,862                   4,833,469
                          -----------  -----------                 -----------
Operating expenses:
  Cost of product
   sales................          --     1,785,464                   1,785,464
  Research and
   development..........    1,647,059    2,550,773                   4,197,832
  Marketing and sales...      213,110    1,058,364                   1,271,474
  General and
   administrative.......    3,042,551    1,831,229                   4,873,780
  Amortization of
   goodwill.............      177,963          --      277,293 (B)     455,256
                          -----------  -----------   ---------     -----------
                            5,080,683    7,225,830     277,293      12,583,806
                          -----------  -----------   ---------     -----------
Net operating loss......   (3,729,076)  (3,743,968)   (277,293)     (7,750,337)
Other income (expense)..     (159,120)      40,529         --         (118,591)
                          -----------  -----------   ---------     -----------
Net loss before taxes...   (3,888,196)  (3,703,439)   (277,293)     (7,868,928)
Income tax expense......       79,170          --          --           79,170
                          -----------  -----------   ---------     -----------
Net loss................   (3,967,366)  (3,703,439)   (277,293)     (7,948,098)
Preferred stock
 dividends..............          --      (148,452)        --         (148,452)
                          -----------  -----------   ---------     -----------
Net loss applicable to
 common shares..........  $(3,967,366) $(3,851,891)  $(277,293)    $(8,096,550)
                          ===========  ===========   =========     ===========
Basic and diluted net
 loss per common share..  $   (396.74) $     (2.70)                $     (1.87)
                          ===========  ===========                 ===========
Basic and diluted
 weighted average number
 of shares outstanding
 .......................       10,000    1,424,731   2,890,000 (F)   4,324,731
                          ===========  ===========   =========     ===========

           UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      SIX MONTHS ENDED JUNE 30, 2000

                           Permatec     Medi-Ject    Pro Forma       Pro Forma
                          Holding AG   Corporation  Adjustments     Consolidated
                          -----------  -----------  -----------     ------------
Revenues:
  Product sales.........  $         0  $ 1,228,113  $               $ 1,228,113
  Product development...      710,000       22,788                      732,788
  License revenue.......       90,000            0                       90,000
                          -----------  -----------  ----------      -----------
                              800,000    1,250,901           0        2,050,901
                          -----------  -----------  ----------      -----------
Operating Expenses:
  Cost of products
   sold.................            0      885,370                      885,370
  Research and
   development..........      410,228      562,708                      972,936
  Marketing and sales...      522,886      339,380                      862,266
  General and
   administrative.......    1,201,429    1,085,427                    2,286,856
  Amortization of
   goodwill.............       88,982            0     138,647 (B)      227,629
                          -----------  -----------  ----------      -----------
                            2,223,525    2,872,885     138,647        5,235,057
                          -----------  -----------  ----------      -----------
Net operating loss......   (1,423,525)  (1,621,984)   (138,647)      (3,184,156)
Other expense...........     (279,508)      (3,528)                    (283,036)
                          -----------  -----------  ----------      -----------
Net loss before taxes...   (1,703,033)  (1,625,512)   (138,647)      (3,467,192)
Income tax expense......       (1,002)           0                       (1,002)
                          -----------  -----------  ----------      -----------
Net loss................   (1,704,035)  (1,625,512)   (138,647)      (3,468,194)
Preferred stock
 dividends..............            0      (73,810)                     (73,810)
                          -----------  -----------  ----------      -----------
Net loss applicable to
 common shares..........   (1,704,035)  (1,699,322)   (138,647)      (3,542,004)
                          ===========  ===========  ==========      ===========
Basic and diluted ner
 loss per common share    $   (170.40) $     (1.19)                 $     (0.82)
                          ===========  ===========                  ===========
Basis and diluted
 weighted average number
 of shares outstanding..       10,000    1,424,781   2,890,000 (F)    4,324,781
                          ===========  ===========  ==========      ===========

NOTES TO THE UNAUDITED AND PRO FORMA CONDENSED FINANCIAL DATA

   The Share Transaction is being accounted for as a reverse acquisition because Permatec will hold approximately 67% of the outstanding common stock of Medi-Ject after the Share Transaction. Accordingly, for accounting purposes, Permatec is deemed to have acquired Medi-Ject. The transaction is valued at $3,574,645, which represents the fair market value of Medi-Ject. For accounting purposes, the fair value of Medi-Ject is based on the 1,424,729 shares of Medi-Ject common stock outstanding on January 25, 2000, at an average closing price three days before and after such date of $2.509 per share. On January 26, 2000, Medi-Ject publicly announced its intentions to enter into the Share Transaction and the consideration had been established pursuant to a letter of intent.

   Pro forma adjustments are as follows:

  (A) Medi-Ject's $1,950,000 of convertible promissory notes will convert into 9,750 shares of Series C Convertible Preferred Stock at the closing of the Share Transaction. Upon shareholder approval of Proposal 3 or if not approved by shareholders, to the extent permitted under the NASDAQ Stock Market rules, these notes are to be converted to common stock at the lessor of (i) the average of the closing prices per share of the Medi-Ject common stock for the twenty (20) consecutive trading days immediately preceding the conversion date, or
       (ii) $2.00. If the conversion had occurred as of June 30, 2000, based on $1,950,000 of convertible promissory notes outstanding, 975,000 shares of Medi-Ject common stock would be issued. The conversion feature is in-the-money and this benefit will be a deemed dividend to the Preferred shareholder at the date the Share Transaction closes and will impact net loss available to common shareholders in the Company's net loss per share calculation. The deemed dividend associated with the contingent in-the-money feature at June 30, 2000 is approximately $1,764,000. The conversion of convertible promissory notes into equity is deemed to occur prior to purchase price allocation. The $1,950,000 of notes payable on Medi-Ject's balance sheet is converted into equity resulting in an increase in additional paid in capital.

  (B) Medi-Ject's equity at June 30, 2000, as adjusted for the conversion of the $1,950,000 of convertible promissory notes is $1,161,714. The excess of the purchase price of $3,574,645 over the adjusted net equity of $1,161,714 plus Permatec capital acquisition cost of $360,000 is reflected as an increase in net equity and goodwill. This is for illustrative purposes only as the actual purchase price allocation will be based on the fair values of the acquired assets and assumed liabilities as of the actual acquisition date. The pro forma amortization of goodwill and other intangible assets is $277,293 for the year ended December 31, 1999, and $138,647 for the six months ended June 30, 2000. The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets will be amortized on a straight-line basis over a ten-year period. Medi-Ject has engaged a third party to value actual intangible assets to be acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the ten-year period presented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in Medi-Ject's fiscal year 2000 financial statements, when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the transactions.

  (C) Liabilities to related parties of $333,480 at June 30, 2000, resulted from entities owned by Permatec's majority shareholder paying expenses on the Group's behalf. This liability is not being assumed by Medi-Ject, and will be deemed as contributed capital. The Group's loans from shareholders of $14,056,801 will be converted to additional paid-in capital at the closing of the Share Transaction.

  (D) The common stock value of the Group will be converted to additional paid-in capital at the closing of the Share Transaction.

  (E) Medi-Ject's additional paid-in capital and accumulated deficit will be eliminated at the closing of the Share Transaction leaving only the Group's accumulated deficit.

  (F) The pro forma statement of operations results in a loss; therefore, the pro forma basic and diluted loss per common share are computed by dividing the loss available to shares by the weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes the 2,900,000 shares of Medi-Ject's common stock to be issued in the Share Transaction were outstanding as of January 1, 1999 and January 1, 2000 minus the 10,000 shares of Permatec stock that will be held by Medi-Ject.

THE BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE STOCK PURCHASE AGREEMENT AND THE SHARE TRANSACTION. THE BOARD BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL.

            THE AMENDMENT TO THE ARTICLES OF INCORPORATION PROPOSAL
                           (PROPOSAL 2 ON PROXY CARD)

SUMMARY OF THE PROPOSED AMENDMENT

   Our Second Amended and Restated Articles of Incorporation, as amended to date, (the "Articles") currently authorize 4,400,000 shares of capital stock, 3,400,000 of which are common stock, par value $.01 per share, and 1,000,000 of which are preferred stock, par value $.01 per share. As of September 25, 2000, we had 1,427,611 shares of common stock issued and outstanding and 893,033 shares of common stock reserved for issuance under our stock option plans and outstanding options and warrants. In addition, as of September 25, 2000, we had 1,350 shares of preferred stock issued and outstanding. We are requesting your approval to increase the authorized number of shares of common stock from 3,400,000 shares to 15,000,000 and to increase the authorized number of shares of preferred stock from 1,000,000 to 3,000,000. If such increase is approved the number of authorized and unissued shares of common stock available for future issuance will be 10,672,851 and the number of authorized and unissued shares of preferred stock will be 2,998,650.

OUR CURRENT CAPITAL STRUCTURE

   As of September 25, 2000, 1,427,611 shares of Medi-Ject common stock were issued and outstanding and an additional 918,766 shares of Medi-Ject common stock were reserved for issuance under our stock incentive plans and existing options and warrants. We also have 1,100 shares of Series A Convertible Preferred Stock issued and outstanding as of September 25, 2000. The Series A Convertible Preferred Stock is convertible into Medi-Ject common stock on November 10, 2008. Each share of outstanding Series A Convertible Preferred Stock is convertible into that number of shares obtained by dividing $1,000 (plus any accrued but unpaid dividends) by the lesser of $7.50 per share or 95% of the market price of the Medi-Ject common stock on the conversion date. Based on the market closing price as of September 25, 2000 of $4.781, an aggregate of 242,187 shares of Medi-Ject common stock would be issuable on conversion of all outstanding shares of Series A Convertible Preferred Stock. We also have 250 shares of Series B Convertible Preferred Stock issued and outstanding as of September 25, 2000. The Series B Convertible Preferred Stock is convertible into that number of shares obtained by dividing $1,000 (plus any declared and unpaid dividends) by the lesser of (i) $2.50 per share or (ii) the average of the closing prices per share of the Medi-Ject common stock for the immediately preceding 20 trading days. Based on the market closing price as of September 25, 2000 of $4.781 an aggregate of 100,000 shares of Medi-Ject common stock would be issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock. In addition, we are obligated to issue common stock upon conversion of the Series C Convertible Preferred Stock. Currently, an aggregate of $2,900,000 principal amount of Permatec Notes are outstanding. The Permatec Notes will convert into shares of Series C Convertible Preferred Stock. Assuming shareholder approval of Proposal 3, each share of Series C Convertible Preferred Stock is convertible in certain circumstances into 100 shares of Medi-Ject common stock (which would have equalled an aggregate of 1,450,000 shares if such shares had been outstanding and converted as of September 25, 2000). Accordingly, total shares of Medi-Ject common stock outstanding of 1,427,611 shares on September 25, 2000, when aggregated with 918,766 shares issuable upon exercise of outstanding options and warrants, up to 242,187 shares issuable upon conversion of the Series A Convertible Preferred Stock, 100,000 shares issuable upon conversion of the Series B Convertible Preferred Stock and up to 1,450,000 shares issuable upon conversion of the Series C Preferred Stock (if it had been outstanding as of such date), exceeds the 3,400,000 shares of Medi-Ject common stock currently authorized.

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT

   As discussed in Proposal 1, we need to amend the Articles to increase the authorized common and preferred stock in order to proceed with and close the Share Transaction. See Proposal 1 for reasons for the Share Transaction. Even if we do not go forward with the Share Transaction (because shareholder approval was not received or other conditions were not met), we need to increase the authorized capital stock to reserve the appropriate number of shares for the conversion of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock and to explore and implement any other financing alternatives, if any are available. As of December 31, 1999, we held cash and cash equivalents of $0.1 million. In addition, we reported a net loss of approximately $3.9 million for the year ended December 31, 1999. We currently anticipate that cash on hand, plus expected revenue from product sales and various development and licensing agreements, will be insufficient to fund expected losses and meet other cash usage needs each month. We will be required to raise additional capital through debt or equity offerings, and we anticipate such offerings will involve the sale of common or preferred stock, warrants to purchase common or preferred stock or securities convertible into common stock. We may not be able to obtain any such financing if there are not sufficient shares of common or preferred stock available to issue to prospective investors or to issue upon exercise of warrants or convertible securities sold to prospective investors. While we are in the process of contacting prospective investors in connection with the financing described in Proposal 1, we do not have any firm commitments from investors to purchase securities. No assurance can be given that we will be able to raise additional financing on acceptable terms or that we will have adequate funds to continue operations. KPMG LLP, in its Independent Auditors' Report dated February 18, 2000, stated that substantial doubt has been raised about our ability to continue as a going concern.

THE IMPACT OF APPROVAL OR DISAPPROVAL OF THE PROPOSAL

   If this proposal and Proposal 1--The Share Transaction are approved, we will be able to proceed with the Share Transaction. If this proposal and Proposal 3--The Series C Stock Conversion Proposal are approved, the Series C Stock will be able to be converted. Furthermore, if this proposal and Proposal 4--The Series B Stock Conversion Proposal are approved, the Series B Stock will be able to be converted at the holder's option. The additional shares of Medi-Ject common stock, if and when issued, would be part of the existing class of Medi-Ject common stock and would have the same rights and privileges as the shares of Medi-Ject common stock currently outstanding. If the proposed amendment is approved, the additional shares of Medi-Ject common stock would be available for issuance without further action by the shareholders, unless such action is required by applicable law, the rules of the National Association of Securities Dealers, Inc., or any stock exchange on which Medi-Ject securities may be listed. The additional shares of preferred stock, if and when issued, would have the rights and preferences designated by the Board of Directors and would be available for issuance without further action by the shareholders, unless such action is required by applicable law, the rules of the National Association of Securities Dealers, Inc., or any stock exchange on which Medi-Ject securities may be listed.

   If this proposal is not approved, we will not be able to proceed with the Share Transaction (see Proposal 1), the Series C Stock will not be able to be converted (see Proposal 3) and the Series B Stock (see Proposal 4) will not be converted at the holder's option and we may be required to redeem the Series B Stock at a higher price than its liquidation value (see Proposal 4--Background of and Reasons to Approve). Furthermore, if this proposal is not approved, we may not be able to obtain other financing and we may not have sufficient resources to continue operations.

   We desire to increase the authorized number of shares in order to complete the actions described in Proposals 1, 3 and 4 and to enhance our ability to obtain the additional equity financing required to continue operations. This proposal is not submitted as a result of, or in response to, any accumulation of stock or threatened takeover. However, the proposal combined with the ability of the Board of Directors to designate and issue additional classes or series of common stock or preferred stock without shareholder approval, as authorized by our Articles of Incorporation, may have the effect of impeding or deterring an unsolicited tender offer, takeover proposal or proxy contest. We currently do not have plans to implement any other measures having anti-takeover effects. There are, however, provisions already present in our Articles of Incorporation and Bylaws which may have anti-takeover effects, specifically Section 3 of Article 3 of the Articles of Incorporation which gives the directors the right to designate the rights and preferences of classes or series of preferred stock without shareholder approval; Article 4 of the Articles of Incorporation which eliminates cumulative voting for the election of directors; Article 8 of the Articles of Incorporation which provide that directors can be removed only by the affirmative vote of holders of at least 70% of the shareholders; and

Section 3.02 of the Bylaws which classifies directors to serve for staggered terms. In addition, certain provisions of Minnesota law which are applicable to us, including Section 302A.672 relating to control share acquisitions and
Section 302A.673 relating to business combinations, could have the effect of discouraging attempts to acquire us. By discouraging such attempts, this proposal and such provisions could make more difficult the removal of management, deprive shareholders of opportunities to sell their shares at prices higher than prevailing market prices and may also have a depressive effect on the market price of the common stock. In addition, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

   On the date of this Proxy Statement, the Board of Directors has not authorized the issuance of any additional shares of Medi-Ject common stock, except in connection with currently outstanding options, warrants, the Series A Stock, the Series B Stock and the Permatec Notes into Series C Stock and, except as described in Proposal 1--The Share Transaction, we do not have any agreements or commitments with respect to the sale or issuance of any shares of Medi-Ject common stock.

THE TEXT OF THE PROPOSED AMENDMENT

   The Board of Directors recommends that we amend Article III of the Articles to increase the number of authorized shares of common stock from 3,400,000 to 15,000,000 and to increase the number of authorized shares of preferred stock from 1,000,000 to 3,000,000 shares. If the shareholders approve the amendment, the first sentence of Article III will read as follows:

   The first sentence of Article III is hereby amended to read as follows:

     "The total number of shares of capital stock which the corporation is authorized to issue shall be 18,000,000 shares, consisting of 15,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 3,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED AMENDMENT TO OUR ARTICLES TO INCREASE THE AUTHORIZED COMMON STOCK FROM 3,400,000 TO 15,000,000 SHARES AND TO INCREASE THE AUTHORIZED PREFERRED STOCK FROM 1,000,000 TO 3,000,000. THE BOARD BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL.

                     THE SERIES C STOCK CONVERSION PROPOSAL
                           (PROPOSAL 3 ON PROXY CARD)

GENERAL

   At the meeting, a vote will be taken to approve the future conversion of Medi-Ject Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Stock") to Medi-Ject common stock. As of September 25, 2000, there are no shares of Series C Stock issued and outstanding. Permatec, however, holds the Permatec Notes, all of which will convert into Series C Stock upon the closing of the Share Transaction or earlier, if we and Permatec agree. The Permatec Notes will convert into a number of shares of Series C Stock equal to the outstanding principal balance of the Permatec Notes divided by $200. Without shareholder approval, conversion of Series C Stock into Medi-Ject common stock is allowed only to the extent permitted under the Nasdaq Stock Market rules; we are seeking your approval for conversion in full.

   Series C Stock is convertible at the option of the holder into shares of Medi-Ject common stock at any time after the closing of the Share Transaction or after October 31, 2000 if the Share Transaction is not completed by such date. The number of shares of Medi-Ject common stock to be issued upon a conversion of the Series C Stock shall be equal to the quotient obtained by dividing (i) the sum of (A) the outstanding face amount of the Series C Stock, plus (B) all accrued but unpaid interest on such face amount; by the lesser of
(i) the average of the closing price per share of the Medi-Ject common stock for the twenty (20) consecutive trading days immediately preceding the conversion date, or (ii) $2.00. Nasdaq Stock Market Rule 4310(c)(25)(G)(i) requires shareholder approval of the issuance of shares in excess of 20% of the outstanding voting power of the Company. If the Series C Stock was outstanding as of September 25, 2000, based upon outstanding Permatec Notes of $2,900,000 as of such date, such Series C Stock would be convertible into 1,450,000 shares of Medi-Ject common stock; when these shares are aggregated with the 2,900,000 shares received upon the closing of the Share Transaction, Permatec will own 75.3% of the outstanding Medi-Ject common stock.

BACKGROUND AND REASONS TO APPROVE

   While negotiating the Purchase Agreement and in order to finance our continuing operations, Permatec agreed to invest up to $4,500,000 in Medi-Ject. On each of January 25, 2000 and April 3, 2000, we entered into a Convertible Note Purchase Agreement with Permatec. As of September 25, 2000, we have issued, pursuant to the two Convertible Note Purchase Agreements, Permatec Notes in the aggregate amount of $2,900,000:

                       Amount of
   Date of Note           Note
   ------------        ----------
   January 25, 2000    $  250,000
   February 29, 2000      250,000
   April 3, 2000          500,000
   May 2, 2000            250,000
   May 25, 2000           350,000
   June 25, 2000          350,000
   July 26, 2000          250,000
   August 22, 2000        350,000
   September 22, 2000     350,000
                       ----------
     Total             $2,900,000
                       ==========

   The proceeds of the Permatec Notes have been used to fund our operations including the purchase of molds and dies, the payment of payroll and operating expenses. In order to continue operations, we anticipate the need to issue additional convertible notes on a monthly basis at the rate of $250,000 to $350,000 per month until the Share Transaction closes. We anticipate that the $4,500,000 will fund our operations through February 2001.

   The Permatec Notes convert into Series C Stock which are convertible into Medi-Ject common stock, as described above. The other terms of the Series C Stock are as follows:

  .  The Series C Stock is non-voting.

  . The Series C Stock will not accrue a dividend, however, if the Share Transaction has not been closed by October 31, 2000, the Series C Stock will begin accruing a dividend of 10% annually, such dividend payable in Medi-Ject common stock.

  . The Series C Stock will have a liquidation preference equal to the purchase price of such stock.

  . The Series C Stock will be redeemable by us, at our option, upon the closing of an equity investment in Medi-Ject of $7,000,000 or more. In addition, if the Share Transaction has not closed by October 31, 2000, the Series C Stock will be redeemable by us at any time upon prior notice to the holder of such stock.

  . We agreed to use our best efforts to obtain the necessary shareholder approvals of the conversion terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE ABOVE PROPOSAL TO CONVERT THE SERIES C PREFERRED STOCK TO MEDI-JECT COMMON STOCK.

                     THE SERIES B STOCK CONVERSION PROPOSAL
                           (PROPOSAL 4 ON PROXY CARD)

GENERAL

   At the meeting, a vote will be taken to approve the conversion, at the holder's option, of Medi-Ject Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Stock") to Medi-Ject common stock. Pursuant to our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, after we have filed an amendment to our articles increasing the authorized Medi-Ject common stock from 3,400,000 to at least 10,000,000 shares (see Proposal 2) and have obtained any necessary approvals of the conversion (the amendment and the approvals are referred to as "Permissible Conversion Events"), a holder of Series B Stock may choose to convert the Series B Stock into Medi-Ject common stock. In the event that a holder does not convert, an Automatic Conversion will occur on the later of: (1) the occurrence of the Permissible Conversion Events or (2) June 20, 2001. Based on the market closing price as of September 25, 2000 of $4.781, an aggregate of 100,000 shares of Medi-Ject common stock would be issuable on conversion of all outstanding shares of Series B Stock. Without shareholder approval, conversion of Series B Stock into Medi-Ject common stock is allowed only to the extent permitted under the Nasdaq rules; we are seeking your approval for conversion in full.

   Nasdaq Stock Market Rule 4310(c)(25)(G)(i) requires shareholder approval of the issuance of shares in excess of 20% of our outstanding voting power. Based on the conversion price as of September 25, 2000, the Series B Stock is convertible into approximately 7% of the outstanding voting shares, which would not require shareholder approval. However, the conversion price, as described below, floats based on the trading price of the common stock, and accordingly it is possible that when the Series B Stock converts in the future, based on a future stock price, the holders of Series B Preferred Stock could receive more than 20% of our voting securities. Nasdaq's interpretation of its shareholder approval rule requires prior shareholder approval of such conversion in that instance. Each share of Series B Stock is convertible in accordance with the following formula:

  1. the original purchase price ($1,000 per share) plus any declared and unpaid dividends

  2. divided by the conversion price applicable of each share of Medi-Ject common stock which equals the lesser of:

    (i) the average of the closing price per share of the Medi-Ject common stock for the 20 consecutive trading days immediately preceding the Optional Conversion Date (or Automatic Conversion Date, as applicable); or

    (ii) $2.50 per share

BACKGROUND AND REASONS TO APPROVE

   To raise working capital, we entered into a Preferred Stock Purchase Agreement dated as of December 22, 1999 (the "Preferred Stock Agreement") pursuant to which we issued 250 shares of the Series B Stock to Bio-Technology General Corp at a price of $1,000 per share.

   We used the $250,000 received for the Series B Stock to pay operating expenses, including payroll. Other terms of the Series B Stock are as follows:

  . The Series B Stock is non-voting, except that we cannot take any action that adversely affects the rights of the holders of Series B Stock relative to other classes without the approval of a majority of outstanding Series B Stock voting as a separate class.

  . The Series B Stock does not accrue a dividend.

  . The Series B Stock has a liquidation preference equal to the purchase price for such stock.

  . The Series B Stock is redeemable by us, subject to the holder's right to convert for cash at a price equal to the purchase price the holder paid for such stock upon the occurrence of the Permissible Conversion Events.

   In the Preferred Stock Agreement, we agree to use our best efforts to amend our Articles to increase the authorized Medi-Ject common stock as set forth in Proposal 2 and to obtain the necessary approvals of the conversion before December 22, 2000. If we do not complete the amendment and the approval by such date, we must immediately redeem all 250 shares of the Series B Stock at a price per share equal to 105% of the liquidation preference which is $1,050 per share or $262,500 in the aggregate. As we are not in the financial position to redeem the Series B Stock at such a price, it is important that we fulfill our obligations to amend the Articles and approve the conversion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE ABOVE PROPOSAL TO CONVERT, AT THE HOLDER'S OPTION, THE SERIES B PREFERRED STOCK.

                       THE ELECTION OF DIRECTORS PROPOSAL
                           (PROPOSAL 5 ON PROXY CARD)

   Our Articles provide that the Board of Directors be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. The terms of Kenneth Evenstad and Karl Groth will expire at the 2000 Annual Meeting of Shareholders; the terms of Geoffrey Guy and Fred Shapiro will expire at the 2001 Annual Meeting of Shareholders; and the terms of Franklin Pass and Stanley Goldberg will expire at the 2002 Annual Meeting of Shareholders. Vacancies on the Board of Directors and newly created directorships can be filled by the vote of a majority of the directors then in office.

   The Board of Directors has nominated and recommended that Kenneth Evenstad and Karl Groth be elected as Directors at the 2000 Annual Meeting of Shareholders, each to hold office until the Annual Meeting of Shareholders in the year 2003 or until his respective successor is duly elected and qualified.

   Each of the nominees is currently a member of our Board of Directors and has indicated a willingness to serve as a director if elected. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. We have no reason to believe that any nominee will, if elected, be unable to serve as a director. However, if the Share Transaction is approved, as requested by the terms of the Share Transaction, as described in Proposal 1, Karl Groth, Geoffrey Guy, Fred Shapiro and Stanley Goldberg will resign from the Board.

   The accompanying proxy will be voted in favor of the election of the nominees of directors, unless the shareholder giving the proxy indicates to the contrary on the proxy.

The Board of Directors recommends a vote FOR the election of Kenneth Evenstad and Karl E. Groth.

   Certain information concerning the nominees and other directors follows:

Nominees for Election at the 2000 Annual Meeting of Shareholders

       Name       Age
       ----       ---
 Kenneth Evenstad  56 Mr. Evenstad joined the Board of Directors in May 1993 and is a member of the Audit Committee of the Board of
                      Directors. Since 1969, Mr. Evenstad has been the
                      Chairman and Chief Executive Officer of Upsher-Smith
                      Laboratories, Inc., a private pharmaceutical company
                      specializing in branded generic cardiovascular drugs.
                      Mr. Evenstad is a pharmacist.
 Karl E. Groth     52 Mr. Groth joined the Board of Directors in February
                      1998 and is a member of the Compensation Committee of
                      the Board of Directors. Mr. Groth is the
                      President/Chief Executive Officer of First Circle
                      Medical Inc., a medical device company that produces
                      equipment related to the treatment of AIDS and
                      hepatitis using hyperthermia. From 1996 to 1997, he was
                      the President and Chief Executive Officer of Browne
                      Medical Systems, Inc., a medical device company that
                      produces equipment for the urodynamic market. From 1992
                      to 1996, Mr. Groth was the Director of Clinical and
                      Regulatory Affairs & Vice President Sales and Marketing
                      of InStent Inc., a medical products company. He also
                      has held positions with Medtronic, Inc., the University
                      of Minnesota and Upjohn Pharmaceutical Company.

Directors Whose Terms Continue Until the 2001 Annual Meeting of Shareholders
 Geoffrey Guy, M.D.     45 Dr. Guy joined the Board of Directors in November
                           1993 and is a member of the Compensation Committee
                           of the Board of Directors. In 1985, Dr. Guy
                           founded Ethical Holdings plc, a company that
                           develops new transdermal and oral drug delivery
                           systems and was its Chairman and Chief Executive
                           Officer until December 1997. Dr. Guy is a director
                           of GW Pharmaceuticals Ltd, a pharmaceutical
                           company located in the U.K and he holds a Diploma
                           of Pharmaceutical Medicine from the British Royal
                           College of Physicians.
 Fred L. Shapiro, M.D.  66 Dr. Shapiro joined the Board of Directors in
                           September 1992. He is Chairman of the Compensation
                           Committee of the Board of Directors. Dr. Shapiro
                           was president of Hennepin Faculty Associates, an
                           organization of the medical staff of the Hennepin
                           County Medical Center in Minneapolis, Minnesota,
                           from 1983 until his retirement in 1995. Dr.
                           Shapiro is a nephrologist who has authored or co-
                           authored more than 100 published medical and
                           scientific articles. Dr. Shapiro was also a co-
                           founder of Minntech, a company that designs and
                           manufactures medical equipment. He has been a
                           director of Minntech since its incorporation in
                           1974.
Directors Whose Terms Continue Until the 2002 Annual Meeting of Shareholders
 Franklin Pass, M.D.    64 Dr. Pass joined our company as a director and
                           consultant in January 1992 and has served as our
                           President, Chief Executive Officer and Chairman of
                           the Board of Directors since February 1993. From
                           1990 to 1992, Dr. Pass served as President of
                           International Agricultural Investments, Ltd., an
                           agricultural technology consulting and investment
                           company. Dr. Pass, a physician and scientist, was
                           Director of the Division of Dermatology at Albert
                           Einstein College of Medicine from 1967 to 1973,
                           the Secretary and Treasurer of the American
                           Academy of Dermatology from 1978 to 1981 and the
                           co-founder and Chief Executive Officer of
                           Molecular Genetics, Inc., now named MGI Pharma,
                           Inc., from 1979 to 1986. He is the author of more
                           than 40 published medical and scientific articles.
                           Dr. Pass also serves on the Board of Directors of
                           Verdant Brands, Inc. (formerly Ringer
                           Corporation), a leading manufacturer of garden
                           pesticides.
 Stanley Goldberg       53 Mr. Goldberg joined the Board of Directors in
                           February 1998 and is a member of the Audit
                           Committee of the Board of Directors. Mr. Goldberg
                           is currently the Managing Partner of Goldmark
                           Advisors, a business development firm focused on
                           emerging and high growth potential companies.
                           Previously, he served as Chairman of the Board of
                           Verdant Brands, Inc. (formerly Ringer Corporation)
                           since 1996, Chief Executive Officer since 1993 and
                           its President since 1991. From 1990 to 1992, Mr.
                           Goldberg was Vice President and General Manager of
                           Thomson, S.A., World Wide Audio Division, and,
                           from 1988 to 1990, General Manager of Thomson
                           S.A., Audio Americas Operations. Thomson, S.A. is
                           a defense and electronics company. From 1986 to
                           1988, Mr. Goldberg was Manager of Product
                           Development for General Electric Company, a
                           consumer and industrial products and defense
                           company. Mr. Goldberg also held various positions
                           in marketing and management at General Electric.
                           Mr. Goldberg also is a director of Destron-
                           Fearing.

   None of the above directors are related to one another or to any executive officer of our company.

Information Concerning the Board of Directors

   The Board of Directors met eleven times during 1999. The Board of Directors acted by written action one time during 1999. The Board of Directors has an Audit and a Compensation Committee.

   The Audit Committee, consisting of Mr. Evenstad, Mr. Goldberg and Dr. Shapiro met one time during 1999. The Audit Committee reviews the results and scope of the audit and other services provided by our independent auditors, as well as our accounting principles and systems of internal controls, and reports the results of its review to the full Board of Directors and to management.

   The Compensation Committee, consisting of Dr. Shapiro, Dr. Guy and Mr. Groth, met two times during 1999. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees and administers our 1993 Stock Option Plan (the "1993 Plan"). The Board of Directors, as a whole, administers our 1996 Incentive and Stock Option Plan (the "1996 Plan") and the 1998 Stock Option Plan for Non-Employee Directors (the "Directors Plan").

   During 1999, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which he serves with the exception of Karl Groth who attended 64% of the Board of Directors meetings held during the year.

Compensation of Directors

   Historically, we have not paid directors' fees. All directors may be reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. In the past, the Board of Directors has made annual discretionary grants of options to purchase shares of Common Stock under our 1993 Plan and 1996 Plan to certain members of the Board of Directors. The size of these grants has varied from year to year. In accordance with the Directors' Plan, eligible non-employee directors will receive an automatic grant of an option to purchase 1,000 shares of Medi-Ject common stock as of the first business day of each calendar year. The Directors' Plan also provides for an initial option grant of 2,000 shares of Medi-Ject common stock on the day that the director is first elected to the Board of Directors.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

   The Compensation Committee is responsible for establishing compensation policies for all executive officers of our company, including the three most highly compensated executive officers named in the accompanying tables (the "Named Executives Officers"). The members of the Compensation Committee are Dr. Shapiro, Dr. Guy and Mr. Groth. The Compensation Committee establishes the total compensation for the executive officers in light of these policies. The Compensation Committee is composed entirely of outside (non-employee) directors.

   The objectives of our executive compensation program are:

  1. to attract and retain superior talent and reward individual performance;

  2.  to support the achievement of our financial and strategic goals; and

  3. through stock based compensation, align the executive officers' interests with those of our shareholders.

   The following report addresses our executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of our President and Chief Executive Officer and other executive officers for the year ended December 31, 1999.

Compensation Policies for Executive Officers

   The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with our company's annual and long term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist our company in attracting and retaining qualified executives. To that end, the Compensation Committee has established certain parameters of corporate performance that must be met before the discretionary features of its executive compensation plans apply. These discretionary features include stock option grants and performance bonuses based upon an executive officer's base salary. Absent the discretionary features, the executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to make such salaries competitive with other similar sized companies in the drug delivery industry. Our executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. As a result of our company's emphasis on tying executive compensation to corporate performance, in any particular year the executives may be paid more or less than the executives of other companies in the drug delivery industry. Our company's use of stock option grants as a key component of our executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value.

   Pursuant to the terms of their respective employment agreements, the annual salaries in 2000 increased by 5.5% for the Chief Executive Officer, 29.6% for the Chief Financial Officer and 14.3% for the Chief Technology Officer.

Bonuses

   Cash bonuses are used to reward executive officers for achievement of financial and technical milestones, as well as for individual performance. No bonuses were awarded to executive officers for the 1999 business year.

Stock Options

   Stock options awarded under our 1993 and 1996 Plans are intended as incentive compensation and have historically been granted annually to officers, other key employees and consultants based on our financial performance and achievement of technical and regulatory milestones. During 1999, stock options to purchase a total of 24,115 shares held by the five outside directors were canceled and reissued at an exercise price of $3.50 per share. Also, on January 3, 2000, options to purchase a total of 31,829 shares held by the five outside directors, options to purchase a total of 160,924 shares held by three executive officers and options to purchase a total of 86,200 shares held by 37 employees were canceled and reissued at an exercise price of $1.5625 per share (see report on repricing of options below). In addition, stock options totaling 2,000, 24,000 and 9,100 were granted to one consultant, two executive officers and four employees respectively, during 1999. The 1999 annual stock option grant totaling 50,000 and 26,200 shares, with a grant date of January 3, 2000, were granted to three executive officers and 37 employees, respectively. These grants were made to provide ongoing incentives to our consultants, outside directors and employees. All outstanding options will be 100% exercisable upon the closing of the Share Transaction.

Chief Executive Officer's Compensation

   As reflected in the Summary Compensation Table contained herein, Dr. Franklin Pass's 1999 compensation consisted of base compensation and certain employee benefits. Dr. Pass's base compensation for 1999 was not increased from his base salary in 1998.

   At this time, the Committee has no formal long-range written plan for CEO compensation separate and apart from the employment agreement (see below).

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

                     Fred Shapiro  Karl Groth  Geoffrey Guy

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with Executive Officers

   We have written employment agreements with Franklin Pass, M.D., Lawrence Christian and Peter Sadowski, Ph.D.

   Employment Agreement with Dr. Pass. Our employment agreement with Dr. Pass became effective as of December 22, 1999 (the "1999 Agreement") and extended the term under a prior agreement (which term had not expired).

   The 1999 Agreement provides for a base salary of $210,000 with 1997 as the base year and, as to subsequent years, for a base salary to be mutually agreed upon prior to the beginning of each year but, in no event, shall his salary for subsequent years be less than his 1997 salary as adjusted for inflation. Pursuant to the terms of a prior agreement, we granted to Dr. Pass an option to purchase 80,000 shares of Medi-Ject common stock at an exercise price equal to $26.90 per share. The option was later canceled and reissued at a price of $1.56 per share. The option vests in equal monthly installments over a period of four years. The option shall become 100% vested upon Dr. Pass's death or disability or upon a change in control. "Change in control" means: (1) the election of directors who weren't members at the time the Employment Agreement was entered into (unless election supported by existing members); (2) a complete liquidation or sale of assets constituting 50% or more of our value;
(3) merger, consolidation or other similar transaction unless at least 75% of the voting power of the surviving entity is held by those holding voting power immediately prior to the transaction; and (4) a person's or entity's acquisition of 50% or more of the total voting power of all then-outstanding voting securities of our company. The Share Transaction constitutes a change in control under both (3) and (4) and accordingly, all options will vest. The 1999 Agreement also contains provisions regarding participation in benefit plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from his obligations to our company or violate the terms of the 1999 Agreement), protection of confidential information, noncompetition and ownership of intellectual property. In addition, the 1999 Agreement contains covenants that Dr. Pass will devote substantially all of his time to our company during the term of his employment. The 1999 Agreement has a term through December 31, 2002. The 1999 Agreement may be terminated prior to the end of the term or any extension thereof upon, among other things, (i) at least 90 days' prior written notice of our intent to terminate the 1999 Agreement or
(ii) our material breach of the 1999 Agreement. At or prior to the closing date of the Share Transaction, Dr. Pass will enter into a new Employment Agreement pursuant to which we will pay him the following bonuses: (i) $25,000 payable at the closing of the Share Transaction and (ii) $25,000 payable at the closing of the Share Transaction if Dr. Pass is successful (as determined by Dr. Jacques Gonella) in negotiating revisions to a certain licensing agreement.

   Employment Agreements with Lawrence Christian and Peter Sadowski. Mr. Christian and Dr. Sadowski entered into employment agreements with us as of December 22, 1999 with updated agreements as of May 1, 2000, (each, an "Employment Agreement"). The Employment Agreements provided for 2000 base salaries of $102,000 for Mr. Christian until May 1, 2000 and $124,000 thereafter and $135,820 for Dr. Sadowski. In accordance with the Employment Agreements, upon the closing of the Share Transaction, we will pay
Mr. Christian a bonus of $12,000 (payable in four installments) and Dr. Sadowski a bonus of $17,000 (payable in four installments). Upon the closing of the Share Transaction, we will grant an option to purchase 5,000 shares of Medi-Ject common stock to each of Mr. Christian and Dr. Sadowski. The Employment Agreements also contain provisions regarding participation in benefit plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from their respective obligations to our company or otherwise violate the terms of their Employment Agreements), protection of confidential information and ownership of intellectual property. In addition, the Employment Agreements contain covenants not to compete and covenants with respect to non-solicitation and non-interference with our customers, suppliers or employees. Mr. Christian's employment agreement is for 365 days continuing each day on a rolling 365-day basis. Dr. Sadowski's employment agreement has a term through December 31, 2002.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                           OWNERS AND MANAGEMENT

   The following table sets forth certain information concerning beneficial owners of the Medi-Ject common stock as of August 21, 2000, with respect to (i) all persons we know to be the beneficial owners of more than 5% of the outstanding Medi-Ject common stock, (ii) each of our directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                            Shares    Outstanding Percentage of
                                         Beneficially Options and  Outstanding
Name of Beneficial Owner                   Owned(1)   Warrants(2)    Shares
------------------------                 ------------ ----------- -------------
Becton Dickinson and Company (3).......    609,292      456,969       32.4%
Franklin Pass, M. D. (4)...............    112,042       91,917        7.4%
Kenneth Evenstad (4)...................      6,279        4,223          *
Stanley Goldberg (4)...................      4,000        4,000          *
Karl Groth (4).........................      4,000        4,000          *
Geoffrey Guy, M.D. (4).................      8,984        8,223          *
Fred L. Shapiro, M. D. (4).............     14,887        4,223        1.0%
Lawrence Christian (4).................     17,000       14,000        1.2%
Peter Sadowski (4).....................     12,047       12,047          *
All directors and executive officers as
 a group (8 persons)...................    179,238      142,632       11.4%
Dr. Jacques Gonella(5)(6)..............          0            0        --
Dr. Thomas Rinderknecht(5)(6)..........          0            0        --
Dr. Philippe Dro(5)(6).................          0            0        --
Prof. Ubaldo Conte(5)(6)...............          0            0        --

--------
*  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Medi-Ject common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 21, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. We believe that the persons named in this table, based on information provided by such persons, each have sole voting and investment power with respect to the shares of Medi-Ject common stock indicated.

(2) Shares of Medi-Ject common stock issuable upon the exercise of outstanding options and warrants.

(3) The address of Becton Dickinson is 1 Becton Drive, Franklin Lakes, NJ
    07417.

(4) The director's or officer's address is 161 Cheshire Lane, Suite 100, Plymouth, MN 55441.

(5) Director's address is c/o Permatec, Gewerbestrasse 18, 4123 Allschwil, Switzerland.

(6) If the Share Transaction is approved, this person will be appointed a director of Medi-Ject upon the closing.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation that we paid to or accrued on behalf of the Chief Executive Officer and the two other most highly compensated executive officers (the "Named Executive Officers") as of the year ended December 31, 1999, for services in all capacities as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                       Annual Compensation        Compensation
                                    ----------------------------- ------------
                                                     Other Annual    Stock
                             Fiscal Salary     Bonus Compensation   Options
Name and Principal Position   Year    ($)       ($)     ($)(1)        (#)
---------------------------  ------ ------     ----- ------------ ------------
Franklin Pass, M.D.,........  1999  216,300      --     16,545          --
  Chairman, President and
   Chief Executive            1998  216,300      --     21,958       80,000(2)
   Officer                    1997  210,000      --     15,698       80,000
Lawrence Christian,.........  1999   68,538(3)   --        --        21,000
  Vice President, Finance &
   Administration and Chief
   Financial Officer
Peter Sadowski, Executive
 Vice.......................  1999  118,300      --        --         3,000
  President and Chief
   Technology Officer         1998  115,360      --        --        19,215(2)
                              1997  112,000      --        --         3,000

--------
(1) Represents premiums paid for disability and life insurance policies with coverage limits in excess of those provided under our standard employee insurance policies.
(2) All options granted to named executives in 1998 represent options issued at an exercise price of $7.20 following the cancellation of an equal number of options issued in previous years. See "Report on Repricing of Options".

(3) Represents salary paid from his employment date of March 23, 1999.

                                 STOCK OPTIONS

Option Grants During 1999

   The table below sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 1999. Each of the options granted were issued following the cancellation of a similar option with a higher exercise price.

                                                                               Potential
                                                                          Realizable Value at
                                     Percent of                             Assumed Annual
                         Number of  Total Options                           Rates of Stock
                         Securities  Granted to     Exercise              Price Appreciation
                         Underlying   Employees     Price or              for Option Term(1)
                          Options    During the       Base     Expiration -------------------
Name                     Granted(#)    Year(%)    Price/sh.($)    Date      5%($)    10%($)
----                     ---------- ------------- ------------ ----------   -----   ---------
Lawrence Christian(2)...   21,000       63.4          1.75      03/23/09     23,100    58,380
Peter Sadowski(3).......    3,000        9.1          3.50      05/20/09      6,600    16,740

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of Medi-Ject common stock.

(2) Incentive stock option granted on March 23, 1999 pursuant to our 1996 Incentive and Stock Option Plan. This option vests in three equal installments on March 23 in each of 1999, 2000, 2001.

(3) Incentive stock option granted on May 20, 1999 pursuant to our 1996 Incentive and Stock Option Plan. This option vests in five equal installments on May 20 in each of 2000, 2001, 2002, 2003 and 2004.

Aggregated Option Exercises in 1999 and Year End Option Values

   The following table provides information concerning stock option exercises and the value of unexercised options at December 31, 1999 for the Named Executive Officers:

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised     In-The-Money Options
                           Shares                 Options at Year End(#)        at Year End($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Franklin Pass...........       0           0       81,056       49,600           0            0
Lawrence Christian......       0           0        7,000       14,000           0            0
Peter Sadowski..........       0           0       15,255        6,960           0            0

Report on Repricing of Options

   In May 1999, after a significant decrease in the price of Medi-Ject common stock, the Compensation Committee of the Board of Directors determined that options to purchase an aggregate of 24,115 shares of Medi-Ject common stock previously granted to five of our outside directors no longer provided a meaningful incentive as originally intended. These option agreements had been granted on four separate occasions between January 3, 1995, and February 11, 1998, had original exercise prices ranging from $9.05 to $25.00 per share, and were granted pursuant to our 1996 Incentive and Stock Option Plan, our 1993 Stock Option Plan or our 1998 Directors Plan. In order to provide meaningful incentives to our Board of Directors in the future, the Board of Directors canceled these option agreements and then reissued the options at an exercise price of $3.50 per share, the market price on the day of the reissue. All of the other terms and conditions of the original option agreements, including the vesting periods, were unchanged following reissue.

                                                                        Years
                                         Market                       Remaining
                             Number of  Price of  Exercise           in Original
                             Underlying Stock at  Price at    New    Option Term
                               Shares    Time of   Time of  Exercise on Date of
Name                  Date    Repriced  Repricing Repricing  Price    Repricing
----                -------- ---------- --------- --------- -------- -----------
Ken Evenstad......  01/03/95     762      $3.50    $16.45    $3.50       0.6
Ken Evenstad......  03/14/96   1,143       3.50     19.70     3.50       6.6
Ken Evenstad......  10/22/96   1,800       3.50     25.00     3.50       7.4
Ken Evenstad......  02/11/98   1,000       3.50      9.05     3.50       8.7
Stanley Goldberg..  02/11/98   1,000       3.50      9.05     3.50       8.7
Stanley Goldberg..  02/11/98   2,000       3.50      9.05     3.50       8.7
Karl Groth........  02/11/98   3,000       3.50      9.05     3.50       8.7
Geoffrey Guy......  01/03/95     762       3.50     16.45     3.50       0.6
Geoffrey Guy......  03/14/96   1,143       3.50     19.70     3.50       6.6
Geoffrey Guy......  10/22/96   1,800       3.50     25.00     3.50       7.4
Geoffrey Guy......  02/11/98   4,000       3.50      9.05     3.50       8.7
Geoffrey Guy......  02/11/98   1,000       3.50      9.05     3.50       8.7
Fred Shapiro......  01/03/95     762       3.50     16.45     3.50       0.6
Fred Shapiro......  03/14/96   1,143       3.50     19.70     3.50       6.6
Fred Shapiro......  10/22/96   1,800       3.50     25.00     3.50       7.4
Fred Shapiro......  02/11/98   1,000       3.50      9.05     3.50       8.7

   On December 21, 1999, our Board of Directors approved the repricing of all outstanding Qualified and Non-Qualified Stock Options, as of January 3, 2000, held by our employees and directors, which had an exercise price greater than $1.5625 per share. This repricing action reduced the exercise price to $1.5625 per share for all such Stock Option Agreements, representing approximately 252,517 shares which had exercise prices ranging from $1.75 to $25.00 per share. Following the repricing, all other terms and conditions of these option agreements were unchanged, including the vesting schedules. Information regarding repriced options for directors and executive officers is as follows:

                                                                             Years
                                              Market                       Remaining
                                  Number of  Price of  Exercise           in Original
                                  Underlying Stock at  Price at    New    Option Term
                                    Shares    Time of   Time of  Exercise on Date of
Name                       Date    Repriced  Repricing Repricing  Price    Repricing
----                     -------- ---------- --------- --------- -------- -----------
Directors
---------
Ken Evenstad............ 03/14/96    1,143     1.56       3.50     1.56       6.0
Ken Evenstad............ 10/22/96    1,800     1.56       3.50     1.56       6.9
Ken Evenstad............ 02/11/98    1,000     1.56       3.50     1.56       8.1
Ken Evenstad............ 01/04/99    1,000     1.56       2.50     1.56       9.0
Stanley Goldberg........ 02/11/98    1,000     1.56       3.50     1.56       8.1
Stanley Goldberg........ 02/11/98    2,000     1.56       3.50     1.56       8.1
Stanley Goldberg........ 01/04/99    1,000     1.56       2.50     1.56       9.0
Karl Groth.............. 02/11/98    3,000     1.56       3.50     1.56       8.1
Karl Groth.............. 01/04/99    1,000     1.56       2.50     1.56       9.0
Geoffrey Guy............ 03/14/96    1,143     1.56       3.50     1.56       6.0
Geoffrey Guy............ 10/22/96    1,800     1.56       3.50     1.56       6.8
Geoffrey Guy............ 02/11/98    4,000     1.56       3.50     1.56       8.1
Geoffrey Guy............ 02/11/98    1,000     1.56       3.50     1.56       8.1
Geoffrey Guy............ 01/04/99    1,000     1.56       2.50     1.56       9.0
Fred Shapiro............ 03/14/96    1,143     1.56       3.50     1.56       6.0
Fred Shapiro............ 10/22/96    1,800     1.56       3.50     1.56       6.8
Fred Shapiro............ 02/11/98    1,000     1.56       3.50     1.56       8.1
Fred Shapiro............ 01/04/99    1,000     1.56       2.50     1.56       9.0
Executive Officers
------------------
Franklin Pass........... 07/01/93   15,232     1.56       6.55     1.56       3.6
Franklin Pass........... 03/14/96    2,285     1.56      19.70     1.56       6.0
Franklin Pass........... 10/22/96    8,000     1.56      25.00     1.56       6.9
Franklin Pass........... 10/22/96   16,000     1.56      25.00     1.56       6.9
Franklin Pass........... 02/21/97   80,000     1.56       7.20     1.56       7.1
Lawrence Christian...... 03/23/99   21,000     1.56       1.75     1.56       9.3
Peter Sadowski.......... 02/28/94    5,484     1.56       7.20     1.56       3.9
Peter Sadowski.......... 03/14/96    1,523     1.56       7.20     1.56       6.0
Peter Sadowski.......... 10/22/96    5,400     1.56       7.20     1.56       6.9
Peter Sadowski.......... 12/17/97    3,000     1.56       7.20     1.56       7.9
Peter Sadowski.......... 05/20/99    3,000     1.56       3.50     1.56       9.4

Performance Graph

   The graph below provides an indication of our cumulative total shareholder returns ("Total Return") as compared with the Nasdaq Composite Index and Biotechnology Stocks weighted by market value at each measurement point.

   This graph covers the period beginning October 3, 1996, when Medi-Ject common stock was first traded on the Nasdaq National Market, through December 31, 1999. The graph assumes $100 was invested in each of Medi-Ject common stock, the Nasdaq Composite Index and the Biotechnology Stocks on October 3, 1996 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

                        [PERFORMANCE GRAPH APPEARS HERE]

                          3-Oct 1996 31-Dec 1996 31-Dec 1997 31-Dec 1998 31-Dec 1999
                          ---------- ----------- ----------- ----------- -----------
Medi-Ject...............     $100      $ 69.05     $ 38.10     $  7.14     $  1.50
Nasdaq Composite Index..      100       104.47      128.20      180.09      334.25
Biotechnology Stocks....      100        94.86       99.19      143.19      311.70

            THE RATIFICATION OF THE APPOINTMENT OF AUDITORS PROPOSAL
                           (PROPOSAL 6 ON PROXY CARD)

   At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP ("KPMG") as our independent auditors for the year ending December 31, 2000. KPMG has audited our financial statements since 1995.

   A representative of KPMG is expected to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.

   The affirmative vote of a majority of the outstanding shares of Medi-Ject common stock, represented in person or by proxy at the Annual Meeting, is necessary for approval of the selection of KPMG LLP as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE ABOVE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

                                 OTHER MATTERS

Solicitation

   We will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. We may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock, in which case we will reimburse them for their expenses. While proxies are being solicited primarily by mail, officers of our company may solicit proxies personally by telephone or special letter, but will not receive extra compensation for doing so.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than 10% of a registered class of Medi-Ject equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. These officers, directors and 10% shareholders are also required by the SEC's rules to provide to us copies of all Section 16(a) reports they file.

   Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on our review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except for the filing of a report describing the issuance of a stock option to the Chief Executive Officer in February 1997. A report detailing this transaction was filed in February 1999.

Other Matters at Annual Meeting

   The Board of Directors does not intend to present to the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

Annual Report and Incorporation by Reference

   This Proxy Statement incorporates by reference certain sections of our Annual Report to shareholders which accompanies this Proxy Statement. It consists of our Form 10-KA for the fiscal year ended December 31, 1999, which includes an audited balance sheet as of that date and the related statements of earnings, cash flows and stockholders' equity, as well as other financial information relating to us, including Management's Discussion and Analysis of Financial Condition and Results of Operations. Items 1, 2, 6, 7, 7A and 8 of the Annual Report on Form 10-KA are incorporated by reference into this Proxy Statement. Otherwise our Annual Report does not form part of the materials for solicitation of proxies. In addition, Items 1 and 2 of Part 1 of our report on Form 10-Q for the quarter ended March 31, 2000 are incorporated by reference into this Proxy Statement. The Form 10KA and Form 10-Q are being delivered to shareholders along with this Proxy Statement.

                           PROPOSALS OF SHAREHOLDERS

   The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with proxy rules. Shareholder proposals for the 2001 Annual Meeting must be prepared in accordance with the proxy rules and received by us on or before December 15, 2000 in order to be eligible for inclusion in our proxy materials.

                        Index to the Permatec Holding AG
                       Consolidated Financial Statements

Independent auditors' report..............................................   F-2
Consolidated balance sheets as of December 31, 1997, 1998 and 1999........   F-3
Consolidated statements of operations for the years ended December 31,
 1997, 1998 and 1999......................................................   F-4
Consolidated statements of cash flows for the years ended December 31,
 1997, 1998 and 1999......................................................   F-5
Consolidated statements of shareholders' deficit and comprehensive loss
 for the years ended December 31, 1997, 1998 and 1999.....................   F-6
Notes to the consolidated financial statements............................   F-7
Interim consolidated balance sheets as of December 31, 1999 and June 30,
 2000.....................................................................  F-17
Interim consolidated statements of operations for the six month periods ended June 30, 1999 and 2000.............................................  F-18
Interim consolidated statements of cash flows for the six month periods ended June 30, 1999 and 2000.............................................  F-19
Interim consolidated statements of shareholders' deficit for the six month periods ended June 30, 1999 and 2000.....................................  F-20
Notes to the interim consolidated financial statements....................  F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Permatec Holding AG:

   We have audited the accompanying consolidated balance sheets of Permatec Holding AG and its subsidiaries (the "Group") as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 1997, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

   As discussed in Note 14, the accompanying consolidated financial statements have been restated for the effects of purchase accounting applied to the acquisition of certain minority interests in the Group's subsidiaries in June 1996 which were previously accounted for as mergers of entities under common control.

                                                  KPMG Fides Peat

Zurich, Switzerland
May 8, 2000

(except as to the effect of matters discussed in Note 14, which is as of September 21, 2000)

                              PERMATEC HOLDING AG

                          Consolidated Balance Sheets
                               as of December 31

                        (as restated, see Note 14)

                                              1997        1998        1999
                                              USD         USD          USD
                                           ----------  ----------  -----------
Assets
Current assets:
  Cash and cash equivalents...............    331,718     492,376      674,569
  VAT, capital taxes and other
   receivables............................    294,996     632,240      284,023
  Prepaid expenses and other current
   assets.................................     19,277      35,843        4,572
                                           ----------  ----------  -----------
                                              645,991   1,160,459      963,164
                                           ----------  ----------  -----------
Equipment, furniture, and fixtures, net...    218,779     889,199      800,044
Patent rights, net........................    126,550     164,078      247,074
Goodwill, net.............................    622,871     444,908      266,945
Deposits..................................     30,000      11,264        7,128
Other non-current assets..................     12,172         726          --
                                           ----------  ----------  -----------
Total assets..............................  1,656,363   2,670,634    2,284,355
                                           ==========  ==========  ===========
Liabilities and shareholders' deficit
Current liabilities:
  Trade accounts payable..................     78,029     285,747      305,710
  Accounts payable other..................    258,413     245,036      237,125
  Restructuring provisions................        --          --       280,816
  Capital lease obligations--current......     67,034     123,729       91,808
  Accrued expenses........................    117,929     111,835      269,200
  Liabilities to related parties..........        --      491,173      339,733
  Other current liabilities...............     11,035      12,319        8,124
                                           ----------  ----------  -----------
                                              532,440   1,269,839    1,532,516
                                           ----------  ----------  -----------
Loans from shareholders (subordinated)....  3,268,368   7,729,909   10,005,146
Capital lease obligations--less current
 maturities...............................     59,690     187,599       92,141
Other long-term liabilities...............        --          906        1,876
                                           ----------  ----------  -----------
Total liabilities.........................  3,860,498   9,188,253   11,631,679
                                           ----------  ----------  -----------
Shareholders' deficit
  Share capital CHF 100 par; shares:
   6,000, 10,000 and 10,000 shares issued
   and outstanding at December 31, 1997,
   1998 and 1999, respectively............    413,793     689,655      689,655
  Additional paid in capital..............  1,110,097   1,110,097    1,110,097
  Accumulated other comprehensive
   income/(loss)..........................     38,679    (280,661)     857,000
  Accumulated deficit..................... (3,766,704) (8,036,710) (12,004,076)
                                           ----------  ----------  -----------
Total shareholders' deficit............... (2,204,135) (6,517,619)  (9,347,324)
                                           ----------  ----------  -----------
Total liabilities and shareholders'
 deficit..................................  1,656,363   2,670,634    2,284,355
                                           ==========  ==========  ===========

      See the accompanying notes to the consolidated financial statements.

                              PERMATEC HOLDING AG

                     Consolidated Statements of Operations
                        for the years ended December 31

                        (as restated, see Note 14)

                                              1997        1998        1999
                                              USD         USD         USD
                                           ----------  ----------  ----------
Revenues:
  Product development (milestone
   payments)..............................        --          --    1,036,533
  License revenue.........................        --       67,528     311,740
  Contract research with related parties..    144,828     179,310       3,334
                                           ----------  ----------  ----------
                                              144,828     246,838   1,351,607
                                           ----------  ----------  ----------
Operating expenses:
  Research and development................    796,410   1,749,666   1,647,059
  General and administrative..............  1,225,989   2,431,638   3,220,514
  Sales and marketing.....................     69,794     178,741     213,110
                                           ----------  ----------  ----------
                                            2,092,193   4,360,045   5,080,683
                                           ----------  ----------  ----------
Operating loss............................ (1,947,365) (4,113,207) (3,729,076)
                                           ----------  ----------  ----------
Other income (expense):
  Interest and other expense..............    (95,000)   (173,146)   (297,451)
  Interest and other income...............     40,450      48,774     138,331
                                           ----------  ----------  ----------
                                              (54,550)   (124,372)   (159,120)
                                           ----------  ----------  ----------
Loss before taxes......................... (2,001,915) (4,237,579) (3,888,196)
Income tax expense........................     53,862      32,427      79,170
                                           ----------  ----------  ----------
Net loss.................................. (2,055,777) (4,270,006) (3,967,366)
                                           ==========  ==========  ==========
Net loss per share (USD)..................    (342.63)    (533.75)    (396.74)
                                           ==========  ==========  ==========
Basic and diluted weighted average shares
 outstanding..............................      6,000       8,000      10,000
                                           ==========  ==========  ==========



      See the accompanying notes to the consolidated financial statements.

                              PERMATEC HOLDING AG

                     Consolidated Statements of Cash Flows
                        for the years ended December 31

                        (as restated, see Note 14)

                                                1997        1998        1999
                                                USD         USD         USD
                                             ----------  ----------  ----------
Cash flows from operating activities:
  Net loss.................................  (2,055,777) (4,270,006) (3,967,366)
  Adjustments to reconcile net loss to net
   cash used by operating activities:
    Depreciation and amortization..........     285,537     427,881     560,628
    Gain on sale of equipment, furniture
     and fixtures..........................         --          --      (50,423)
    Stock based compensation expense.......     180,000         --          --
  Changes in operating assets and
   liabilities:
    VAT, capital taxes and other
     receivables...........................    (263,547)   (306,722)    322,008
    Prepaid expenses and other assets......      22,310     (14,837)     28,100
    Trade accounts payable.................     207,890     142,910      59,517
    Other liabilities and accrued
     expenses..............................     161,595     489,913     126,614
    Restructuring provisions...............         --          --      299,537
    Other..................................     (27,786)     47,543     (33,095)
                                             ----------  ----------  ----------
Net cash used in operating activities......  (1,489,778) (3,483,318) (2,654,480)
                                             ----------  ----------  ----------
Cash flows from investing activities:
  Purchases of equipment, furniture and
   fixtures................................    (185,685)   (607,648)   (424,053)
  Payments for patent rights...............    (140,612)    (48,810)   (145,449)
  Proceeds from sale of equipment,
   furniture and fixtures..................         --          --       89,469
                                             ----------  ----------  ----------
Net cash used in investing activities......    (326,297)   (656,458)   (480,033)
                                             ----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from loans from shareholders....   1,811,314   4,364,234   3,560,640
  Principal payments on capital lease
   obligations.............................     (37,897)    (87,569)   (135,681)
  Capital contribution.....................     307,838         --          --
                                             ----------  ----------  ----------
Net cash provided by financing activities..   2,081,255   4,276,665   3,424,959
                                             ----------  ----------  ----------
Effect of exchange rate changes on cash and
 cash equivalents..........................     (49,537)     23,769    (108,253)
                                             ----------  ----------  ----------
Increase in cash and cash equivalents......     215,643     160,658     182,193
Cash and cash equivalents:
  Beginning of year........................     116,075     331,718     492,376
                                             ----------  ----------  ----------
  End of year..............................     331,718     492,376     674,569
                                             ==========  ==========  ==========


      See the accompanying notes to the consolidated financial statements.

                              PERMATEC HOLDING AG

  Consolidated Statements of Shareholders' Deficit and Comprehensive Loss

           for the Years Ended December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

                                                            Accumulated
                                  Additional                   Other         Total
                           Share   Paid In    Accumulated  Comprehensive Shareholders'
                          Capital  Capital      Deficit       Income        Deficit
                            USD      USD          USD           USD           USD
                          ------- ----------  -----------  ------------- -------------
Balance, December 31,
 1996...................      --  1,036,052    (1,710,927)      (6,777)     (681,652)
                          ------- ---------   -----------    ---------    ----------
Capital contribution....      --    307,838           --           --        307,838
Share issuance to
 employee...............      --    180,000           --           --        180,000
Issuance of Permatec
 Group share capital on
 November 1, 1997 (6,000
 shares)................  413,793  (413,793)          --           --            --
Net loss................      --        --     (2,055,777)         --     (2,055,777)
Translation adjustment..      --        --            --        45,456        45,456
                          ------- ---------   -----------    ---------    ----------
Comprehensive loss......      --        --            --           --     (2,010,321)
                          ------- ---------   -----------    ---------    ----------
Balance at December 31,
 1997...................  413,793 1,110,097    (3,766,704)      38,679    (2,204,135)
                          ------- ---------   -----------    ---------    ----------
Conversion of
 subordinated loan into
 share capital (4,000
 shares)................  275,862       --            --           --        275,862
Net loss................      --        --     (4,270,006)         --     (4,270,006)
Translation adjustment..      --        --            --      (319,340)     (319,340)
                          ------- ---------   -----------    ---------    ----------
Comprehensive loss......      --        --            --           --     (4,589,346)
                          ------- ---------   -----------    ---------    ----------
Balance, December 31,
 1998...................  689,655 1,110,097    (8,036,710)    (280,661)   (6,517,619)
                          ------- ---------   -----------    ---------    ----------
Net loss................      --        --     (3,967,366)         --     (3,967,366)
Translation adjustment..      --        --            --     1,137,661     1,137,661
                          ------- ---------   -----------    ---------    ----------
Comprehensive loss......      --        --            --           --     (2,829,705)
                          ------- ---------   -----------    ---------    ----------
Balance, December 31,
 1999...................  689,655 1,110,097   (12,004,076)     857,000    (9,347,324)
                          ------- ---------   -----------    ---------    ----------



      See the accompanying notes to the consolidated financial statements.

                              PERMATEC HOLDING AG

                 Notes to the Consolidated Financial Statements
                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

1. Description of Business and Summary of Significant Accounting Policies

Business description and basis of presentation

   Permatec Holding AG ("Permatec", and its wholly owned subsidiaries Permatec Pharma AG, Permatec Technologie AG, Permatec NV, Permatec Laboratorios SA and Permatec France SA, collectively the "Group") are primarily engaged in activities related to the development of transdermal and transmucosal pharmaceutical products. The Group develops highly specialized formulations to address the need to deliver drugs through skin and mucosa using patches, gels, and fast-dissolving and transbuccal tablets for several drugs and drug combinations. The Group's principal development facilities and executive offices are located in Basel, Switzerland.

   Permatec is 60% owned by Venture Capital Partners ("VECAP"), an entity owned 90% by Dr. Jacques Gonella, 36.9% owned directly by Dr. Gonella and 3.1% owned by three other minority shareholders. Permatec was founded in 1997 by VECAP and Dr. Gonella, who then owned 40% of the outstanding shares of VECAP. At the time of Permatec's organization in December 1997, VECAP owned 60% of the outstanding shares of Permatec Technologie, which owned 100% of the shares of Permatec NV. Prior to Permatec's organization, Permatec NV owned 100% of the shares of Permatec Laboratorios. VECAP contributed to Permatec the 60% of Permatec Technologie which it owned and Dr. Gonella contributed the remaining 40% of Permatec Technologie which he owned. Permatec NV subsequently transferred 100% of the outstanding shares of Permatec Laboratorios to Permatec. At the same time, Dr. Gonella transferred to Permatec all of the outstanding shares of Permatec Pharma. Also in 1997, Dr. Gonella, who owned 98% of the shares of Permatec France, transferred all of those shares to Permatec. As a result of these transfers, Dr. Gonella and VECAP owned 28% and 60%, respectively, of the outstanding shares of Permatec in 1997. Accordingly, for reporting purposes the Group has been presented as if it existed as of January 1, 1997 to reflect the Group's shareholder structure on an historical basis. In the Group's consolidated statements of shareholders' deficit, share capital of Permatec is displayed for all dates following November 1, 1997.

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. All intercompany transactions and balances between Permatec and its subsidiaries have been eliminated for all periods presented.

Translation of foreign currencies

   The Group has determined that the local currency is the functional currency for all of its subsidiaries under Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" (FAS 52). The Group's reporting currency is the Unites States Dollar ("USD"). The financial statements of the Group's foreign subsidiaries are translated into USD for consolidation purposes. All assets and liabilities are translated using period-end exchange rates and statements of operations items are translated using average exchange rates for the period. The resulting translation adjustments are recorded as a separate component of shareholders' deficit. Foreign currency transaction gains and losses are included in determining net income, but have not been material in any of the periods presented.

Cash and Cash Equivalents

   The Group considers highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

Equipment, Furniture, and Fixtures

   Equipment, furniture, and fixtures are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from four to ten years.

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

Patent Rights

   The Group capitalizes the costs of obtaining patent rights. These capitalized costs are amortized on a straight-line basis over ten years beginning in the year the patent is issued. Recoverability of such patent assets is evaluated on a periodic basis.

Goodwill

   Goodwill is amortized on a straight-line basis over 5 years. Goodwill (along with all long-lived assets) is reviewed for impairment whenever the facts and circumstances indicate the carrying value may not be recoverable.

Licensing and Product Development Revenue Recognition

   Licensing and product development revenue is recognized when underlying performance criteria for payment have been met and the Group has an unconditional right to such payment. Depending on a license or product development agreement's terms, recognition criteria may be satisfied upon achievement of milestones or passage of time. Milestone payments are typically triggered by the successful achievement of important events such as the completion of clinical studies, filings with the FDA, bioequivalence to other drugs, and approval by the FDA as defined by the underlying licensing and product development agreement.

   The Group classifies amounts received related to the performance of a series of tasks, (e.g. testing the transdermal penetration of a drug, manufacture of a clinical batch, etc.) as product development revenues. The Group classifies amounts received related to royalties from sales of products licensed by the Group, which the Group developed or partially developed, as license revenues in accordance with the terms of the underlying agreement.

   In certain cases the Group receives up-front payments upon signing licensing and development agreements. If the up-front payment relates to services already performed, and there is no additional performance obligation under the agreement the amount is recognized as revenue in the period the payment is received. If the Group has subsequent obligations under the agreement, or the payment does not relate to services already provided, the amount is deferred in relation to the performance requirements under the related licensing and development agreement.

Research and Development

   Group sponsored research and development expenses related to product and patent development are expensed as incurred.

Start-up and Organization Costs

   The Group expenses all costs associated with start-up activities and organization costs as such costs are incurred.

Income Taxes

   Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

Net Loss Per Share

   Basic earnings per share is computed by dividing the net loss by the weighted-average number of shares outstanding for the period. For the years ended December 31, 1997, 1998 and 1999, basic and diluted earnings per share are identical, as there were no potentially dilutive securities. For comparative purposes, the Group has assumed the 6,000 shares issued in November 1997 in connection with the formation of Permatec were issued and outstanding for all of 1997.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, other receivables, deposits, and all financial liabilities other than the subordinated loans from shareholders reported in the balance sheet are carried at amounts that approximate their estimated fair value. At December 31, 1997, 1998, and 1999, it was not practicable to estimate the fair value of the subordinated loans from shareholders, because of the lack of quoted market prices for similar investments, and such loans can only be repaid by the Group once the Group achieves positive shareholders' equity as defined by Swiss statutory regulations.

   Fair value estimates are made at a specific point in time based on relevant market and financial instrument information. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Stock Based Compensation

   Compensation expense for stock incentives granted to employees and directors is recognized in accordance with Accounting Principles Board, Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employee." Pro forma effects on net loss and loss per share are provided as if the fair value based method defined in Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," has been applied.

New Accounting Pronouncements

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), in June 1998, the amended version

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

of which is effective January 1, 2001. SFAS 133 will require us to record all derivatives on the balance sheet at fair value. For derivatives that are hedges, the changes in the fair value will be offset by the changes in the fair value of the hedged assets, liabilities or firm commitments. We are currently evaluating the impact of adopting SFAS 133 on our reported results of operations and financial position.

   The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), on December 3, 1999. SAB 101 provides additional guidance on the application of existing generally accepted accounting principles to revenue recognition in financial statements. We are currently evaluating the impact of adopting SAB 101 on our consolidated financial statements.

Reclassifications

   Certain prior period amounts have been reclassified to conform with current period presentation. Except as noted in Note 14, these reclassifications had no impact on previously reported earnings.

2. Liquidity

   As reflected in the accompanying Group consolidated financial statements, the Group incurred a net loss of USD 3,967,366 for the year ended December 31, 1999. In addition, the Group has incurred net losses and has had negative cash flows from operating activities since inception. Management believes current working capital, projected product development and license revenues, and continued projected debt financing from shareholders will provide the Group with sufficient liquidity through March 2001. Dr. Gonella has declared his continuing financial support for the Group's activities through March 2001; however, upon the closing of the Share Transaction, he will have no further obligation to fund the Subsidiaries.

3. Composition of Certain Financial Statement Captions

                                                      1997     1998      1999
                                                       USD      USD       USD
                                                     ------- --------- ---------
   Equipment furniture and fixtures:
     Equipment, furniture and fixtures.............  336,287 1,255,084 1,443,566
     Less accumulated depreciation.................  117,508   365,885   643,522
                                                     ------- --------- ---------
                                                     218,779   889,199   800,044
                                                     ======= ========= =========
   Patent rights:
     Patent rights.................................  140,611   199,030   308,023
     Less accumulated amortization.................   14,061    34,952    60,949
                                                     ------- --------- ---------
                                                     126,550   164,078   247,074
                                                     ======= ========= =========

4. Leases

   The Group has several noncancelable operating leases for its office and developmental facilities that expire on various dates through September 2008. Rent expense incurred for the years ended December 31, 1997, 1998 and 1999 was USD 38,223, USD 94,730 and USD 270,537, respectively.

   The Group is also obligated under various non-cancellable leases classified as capital leases. Equipment, furniture, and fixtures include USD 219,545, USD 484,972 and USD 572,392 of cost and USD 87,003, USD 218,764 and USD 309,256 of accumulated amortization as of December 31, 1997, 1998 and 1999 respectively, related to current and prior leases.

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

   The following is a schedule by year of the future minimum lease payments at December 31, 1999:

                                                               Operating Capital
   Year ending                                                  leases   leases
   December 31                                                    USD      USD
   -----------                                                 --------- -------
   2000.......................................................   189,896  83,683
   2001.......................................................   158,000  78,372
   2002.......................................................   139,500  13,770
   2003.......................................................   149,500     --
   2004.......................................................   162,000     --
   2005 and beyond............................................   607,500     --
                                                               --------- -------
     Total.................................................... 1,406,396 175,825
                                                               ========= =======

5. Restructuring Activities

   The Group recorded USD 454,428 of restructuring expenses during the year ended December 31, 1999. Such expenses are in connection with the closure of the Group's developmental facility in Argentina and termination of employees associated with the Group's business development, patent administration, project management and administrative functions in France. The Group has recorded all restructuring charges incurred during the year ended December 31, 1999, as general and administrative expense.

   The restructuring charge is primarily comprised of involuntary severance benefits and other incremental costs of exiting facilities, including lease termination costs, and write-off of certain assets. In connection with the closure of these facilities, the Group has involuntarily terminated approximately 25 employees, of which 13 were entitled to receive severance benefits from the Group.

   The Group reported charges of approximately USD 103,400 related to the write-off of assets which were disposed of in connection with the closure of the France and Argentina facilities for the year ended December 31, 1999. The assets disposed of consisted of certain laboratory equipment and office equipment that the Group decided not to transfer to its central facilities in Basel, Switzerland.

   The Group is undertaking these restructuring actions as part of its efforts to reduce costs and to centralize its developmental and administrative functions in Switzerland. These restructuring programs are expected to be substantially complete by the end of 2000. The following table provides a summary of the Group's restructuring provision activity:

                                                        Facilities &
                                 Severance &   Asset      Legal &
                                  Benefits   Impairment    Other      Total
                                     USD        USD         USD        USD
                                 ----------- ---------- ------------ --------
   Balance December 31, 1998....       --          --         --          --
                                   -------    --------    -------    --------
   1999 restructuring
    provisions..................   249,500     103,400    101,528     454,428
   Amount utilized in 1999......   (70,212)   (103,400)       --     (173,612)
                                   -------    --------    -------    --------
   Balance December 31, 1999....   179,288         --     101,528     280,816
                                   =======    ========    =======    ========

6. Taxes

   Due to taxable losses, the Group did not record a provision for current income taxes in the each of the years ended December 31, 1997, 1998 and 1999. The provision for taxes in all years presented in the Group's consolidated financial statements consists of minimum capital taxes and value added taxes.

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

   Deferred tax assets and liabilities as of December 31, 1997, 1998 and 1999 consist of the following:

                                                 1997       1998        1999
                                                 USD        USD         USD
                                               --------  ----------  ----------
   Net operating loss carryforward............   37,241     260,870     581,250
   Research and development...................  126,207     749,275     918,750
                                               --------  ----------  ----------
   Total deferred tax assets..................  163,448   1,010,145   1,500,000
   Less valuation allowance................... (163,448) (1,010,145) (1,500,000)
                                               --------  ----------  ----------
   Net deferred tax assets....................      --          --          --
                                               ========  ==========  ==========

   At December 31, 1999, the Group had net operating loss carryforwards ("NOL") of approximately USD 2,906,250 for income tax purposes, which if unused will begin to expire in 2004. The Group's deferred tax assets related to research and development are associated with certain research and development costs, which are eligible for capitalization for tax purposes in certain of the Group's taxable jurisdictions. At December 31, 1999, the Group has established a valuation allowance against its net deferred tax assets due to the Group's history of pre-tax losses and a lack of significant offsetting objective evidence that such deferred tax assets are realizable.

7. Shareholders' Equity

   On November 1, 1997, Dr. Jacques Gonella, VECAP, and three unaffiliated shareholders founded Permatec as a legal entity domiciled in Zug, Switzerland with 6,000 shares of share capital. All authorized shares of Permatec's share capital are issued and outstanding. Each share of share capital is entitled to one vote per share. No proceeds were received by the Group in connection with establishment of the legal entity.

   In June of 1998, subordinated loans of USD 275,862 provided by Dr. Gonella and VECAP, Permatec's shareholders, were converted into 4,000 shares of Permatec's share capital.

8. Pensions or related plans

   The Group contributes premiums to a fund for its employees, which is administered by a third-party insurer. The Group has no obligation to provide specific benefits to its employees and has determined that its benefit plan is a defined contribution plan. Contributions under this plan amounted to USD 0, USD 6,706 and USD 9,103 for the years ended December 31, 1997, 1998 and 1999, respectively.

9. Related Party Transactions

   At December 31, 1997, 1998, and 1999 the Group had subordinated loans payable to Permatec's minority shareholder, Dr. Jacques Gonella of USD 732,628, USD 4,917,684, and USD 7,506,773 and to Permatec's majority shareholder, VECAP, of USD 2,535,740, USD 2,812,225 and USD 2,498,373, respectively. These parties have provided the loans, which bear an annual interest rate of 3%, in several installments throughout the Group's operating history. These loans are subordinated, and can only be repaid by the Group once the Group achieves positive shareholders' equity as defined by Swiss statutory regulations.

   At December 31, 1997, 1998, and 1999 the Group had USD 0, USD 491,173, and USD 339,733, respectively, payable to other companies ultimately owned by Permatec's shareholder, Dr. Gonella, related to administrative and management services provided by related companies in the periods. These amounts are non-interest bearing and are considered to be current liabilities.

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

   Based on a memorandum of understanding and corresponding invoices the Group paid approximately USD 701,379 and USD 637,500 related to certain costs incurred by other companies owned by Dr. Gonella, in 1998 and 1999, respectively. These costs primarily relate to management and administrative services provided by the related companies on behalf of the Group. The Group paid no amounts to companies owned by Dr. Gonella in 1997. This agreement has been terminated effective January 1, 2000.

   The Group received approximately USD 144,828 and USD 179,310 and USD 3,334 for patent registration and other administration and research and development services provided by the Group for other companies owned by shareholder, Dr. Gonella, in 1997, 1998 and 1999, respectively.

   Management believes that the transactions described above were concluded on terms similar to those that would have been obtained from unaffiliated third parties.

10. Supplemental Disclosures of Cash Flow Information

   The Group did not make any cash payments for interest during the years ended December 31, 1997, 1998 and 1999. All interest expense incurred by the Group related to its subordinated loans to Dr. Gonella and VECAP has been included in the outstanding loan balance at December 31, 1997, 1998 and 1999. Interest expense credited to the loan balances in the years ended December 31, 1997, 1998 and 1999, were USD 74,899, USD 155,062, and USD 248,101, respectively.

   Cash paid for taxes during the years ended December 31, 1997, 1998 and 1999 was USD 53,862, USD 32,427 and USD 79,170 respectively.

   The Group incurred additional capital lease obligations of USD 94,724, USD 263,267, and USD 130,629, in the years ended December 31, 1997, 1998 and 1999, respectively.

   As further described in Note 7 to the Group's consolidated financial statements, a subordinated loan of USD 275,862 provided by the Group's shareholders was converted into 4,000 shares of Permatec's share capital. This transaction had no impact on the Group's consolidated cash flows for the year ended December 31, 1997.

11. Industry Segment and Operations by Geographic Areas

   The Group is primarily engaged in one line of business -- development of transdermal and transmucosal pharmaceutical products -- which accounted for 100% of consolidated sales. For reporting purposes, these operations are considered to be one segment. The geographic distributions of the Group's identifiable assets, net (loss) before taxes and revenues are summarized in the following table:

   Revenues by country of origin are summarized as follows:

                                                        1997    1998     1999
                                                         USD     USD      USD
                                                       ------- ------- ---------
   Switzerland........................................     --   67,528 1,348,273
   France............................................. 144,828 179,310     3,334
                                                       ------- ------- ---------
                                                       144,828 246,838 1,351,607
                                                       ======= ======= =========

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

   Net loss before taxes by country is summarized as follows:

                                                1997        1998        1999
                                                USD         USD         USD
                                             ----------  ----------  ----------
   Switzerland..............................   (382,072) (1,796,619)   (778,284)
   Argentina................................   (852,982) (1,333,982) (1,543,982)
   France...................................   (584,310)   (907,241) (1,407,537)
   All other................................   (182,551)   (199,737)   (158,393)
                                             ----------  ----------  ----------
                                             (2,001,915) (4,237,579) (3,888,196)
                                             ==========  ==========  ==========

   Assets by country are summarized as follows:

                                                     1997      1998      1999
                                                      USD       USD       USD
                                                   --------- --------- ---------
   Switzerland....................................   240,298 1,213,841 1,064,613
   Argentina......................................   687,414   668,454   516,475
   France.........................................   344,310   508,514   512,031
   All other......................................   384,341   279,825   191,236
                                                   --------- --------- ---------
                                                   1,656,363 2,670,634 2,284,355
                                                   ========= ========= =========

12. Additional sales information

   The following summarizes significant customers comprising 10% or more of the Group's revenue for the year ended December 31:

                                                        1997    1998     1999
                                                         USD     USD      USD
                                                       ------- ------- ---------
   Solvay.............................................     --   41,614 1,036,534
   Segix..............................................     --   25,914   228,720
   Laboratories Jago (related party).................. 144,828 179,310     3,333
   Other..............................................     --      --     83,020
                                                       ------- ------- ---------
                                                       144,828 246,838 1,351,607
                                                       ======= ======= =========

13. Subsequent event

   On January 25, 2000 Permatec entered into a non-binding letter of intent to sell three of its subsidiaries, Permatec Pharma AG, Permatec Technologie AG and Permatec NV to Medi-Ject Corporation (a US company based in Minneapolis, Minnesota). Subject to satisfactory due diligence Permatec and Medi-Ject plan to negotiate a definitive agreement in 2000. The parties intend to account for the proposed transaction as a reverse acquisition. This proposed transaction structure would feature Medi-Ject as the surviving legal entity and continue to be a publicly traded company in the United States on the Nasdaq, while Permatec would be the acquiror for financial reporting purposes.

14. Restatement

   In June of 1996, Dr. Gonella acquired the 40% minority ownership interests in Permatec NV, Permatec Laboratorios, and Permatec Technologie AG each of which was subsequently transferred into Permatec in November of 1997. At the time Dr. Gonella purchased these minority ownership interests, Dr. Gonella was the

                              PERMATEC HOLDING AG

                        December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

controlling shareholder of VECAP. Dr. Gonella acquired the minority interests for approximately USD 600,000. The excess of cost over fair value of the minority interests acquired (USD 889,816) is being amortized by the Group over 5 years. The Group's consolidated financial statements as of and for each of the three years ended December 31, 1999 have been restated to reflect the acquisitions of the minority ownership interests under the purchase method of accounting. These acquisitions were originally recorded as mergers of entities under common control. The effect of the restatement on the Group's consolidated statement of operations is to increase net loss by USD 177,963 for the amount of the goodwill amortization (USD 177,963) related to the acquisition of the minority interests for each year presented.

   In May 1997, Dr. Gonella sold 12% of the outstanding shares in Permatec Pharma AG, Permatec NV and Permatec France SA to two key employees for approximately USD 12,000. The share agreement with each of the employees specified that should Dr. Gonella transfer his ownership of the aforementioned entities into a holding entity, the shares of the two employees would be converted into shares of the holding entity. This transfer occurred when Permatec Holding AG ("Permatec") was founded in November 1997, thus resulting in the two employees each owning 360 shares of Permatec. The shares of the two employees are subject to dilution should Dr. Gonella or other shareholders contribute additional funds to the Group. The Group accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." Compensation expense is measured as the excess of the estimated fair value of the Group's shares at the date of grant over the amount an employee must pay to acquire the shares. The shares which were sold by Dr. Gonella to the two employees were vested as of the date of the sale. The Group's consolidated financial statements have been restated to reflect the compensation expense associated with the sale of shares in 1997. The effect of this restatement on the Group's consolidated statement of operations is to increase the net loss by USD 180,000 in 1997.

   In the second quarter of fiscal 2000, it was determined that an error had been made relating to the calculation of the weighted average number of shares outstanding for the years ended December 31, 1997 and 1998. Accordingly the Group's consolidated financial statements as of and for each of the three years ended December 31, 1999 have been restated to correct the error. The weighted average number of shares outstanding for the year ended December 31, 1997 decreased by 666 shares to 6,000 from the previously reported amount of 6,666. The weighted average number of shares outstanding for the year ended December 31, 1998 decreased by 2,000 shares to 8,000 from the previously reported amount of 10,000. The related loss per share amounts have been recalculated based on the corrected weighted average number of shares outstanding shown on the Group's consolidated statements of operations. This correction had no impact on the Group's net loss or shareholders' deficit for any of the periods presented.

   In the second quarter of fiscal 2000, the Group determined that an error had been made related to the presentation of timing of funding received from VECAP and Dr. Gonella in its 1997 consolidated financial statements. The Group previously reported the cash contributed by VECAP and Dr. Gonella to the Group's subsidiaries as having been contributed as of December 31, 1996. Based on subsequent analysis, these amounts were received by the Group during 1997. Accordingly, the Group's consolidated financial statements have been restated to correct the error. The correction of this error increased shareholders' deficit and decreased cash as of December 31, 1996 by USD 307,838 and increased cash flows from financing activities by the same amount for the year ended December 31, 1997. Total assets, shareholders' deficit and net income were not impacted by this correction in the accompanying consolidated balance sheets and statements of operations for all periods presented.

   In the second quarter of 2000, the Group determined that an error had been made related to the translation of a product development (milestone payment) revenue transaction which was recognized by the Group's

                            PERMATEC HOLDING AG

                     December 31, 1997, 1998 and 1999

                        (as restated, see Note 14)

wholly owned subsidiary, Permatec Technologie AG, which has the Swiss Franc as its functional currency in the second quarter of 1999. The Group previously translated the revenue into USD, the Group's reporting currency, using the average rate of exchange for 1999 of 1USD/1.50CHF, as opposed to the exchange rate effective in the quarter when the transaction was consummated of 1USD/1.47CHF. Accordingly, the Group's consolidated financial statements have been restated to reflect the correction of this translation error. The effect of this restatement on the Group's consolidated statement of operations for the year ended December 31, 1999 is to increase product development (milestone payment) revenue and net income by USD 20,000. The effect of this restatement on the Group's consolidated statement of cash flows is to decrease net cash used in operating activities by USD 20,000.

   The aforementioned restatements did not have an impact on the Group's income tax expense for any of the period's presented. The effect of the restatement on the Group's consolidated financial statements is summarized in the tables below:

                    Year ended December 31, 1997        Year ended December 31, 1998        Year ended December 31, 1999
                  ----------------------------------  ----------------------------------  ----------------------------------
                      As                                  As                                  As
                  Previously                  As      Previously                  As      Previously                  As
                   Reported   Adjustments  Adjusted    Reported   Adjustments  Adjusted    Reported   Adjustments  Adjusted
                  ----------  ----------- ----------  ----------  ----------- ----------  ----------  ----------- ----------
Statement of
 Operations
 Data:
Product
 development
 reserve
 (milestone
 payments)......         --         --           --          --         --           --    1,016,533     20,000    1,036,533
General and
 administrative
 expenses.......     868,026    357,963    1,225,989   2,253,675    177,963    2,431,638   3,042,551    177,963    3,220,514
Net loss........  (1,697,814)  (357,963)  (2,055,777) (4,092,043)  (177,963)  (4,270,006) (3,809,403)  (157,963)  (3,967,366)
Net loss per
 share (USD)....     (254.70)    (87.93)     (342.63)    (409.20)   (124.55)     (533.75)    (380.94)    (15.80)     (396.74)
Weighted average
 number of
 shares
 outstanding....       6,666       (666)       6,000      10,000     (2,000)       8,000      10,000        --        10,000

                       As of December 31, 1997             As of December 31, 1998             As of December 31, 1999
                  ----------------------------------  ----------------------------------  ----------------------------------
                      As                                  As                                  As
                  Previously                  As      Previously                  As      Previously                  As
                   Reported   Adjustments  Adjusted    Reported   Adjustments  Adjusted    Reported   Adjustments  Adjusted
                  ----------  ----------- ----------  ----------  ----------- ----------  ----------  ----------- ----------
Balance Sheet
 Data:
Goodwill........         --     622,871      622,871         --     444,908      444,908         --     266,945      266,945
Total Assets....   1,033,492    622,871    1,656,363   2,225,726    444,908    2,670,634   2,017,410    266,945    2,284,355
Shareholders'
 deficit........  (2,827,006)   622,871   (2,204,135) (6,962,527)   444,908   (6,517,619) (9,614,269)   266,945   (9,347,324)
Total
 liabilities and
 shareholders'
 deficit........   1,033,492    622,871    1,656,363   2,225,726    444,908    2,670,634   2,017,410    266,945    2,284,355

                              PERMATEC HOLDING AG

                    Interim Consolidated Balance Sheets

           as of December 31, 1999 and June 30, 2000 (Unaudited)

                                                         1999         2000
                                                          USD          USD
                                                      -----------  -----------
Assets
Current assets:
  Cash and cash equivalents..........................     674,569    1,191,361
  VAT, capital taxes and other receivables...........     284,023      143,135
  Prepaid expenses and other current assets..........       4,572          --
                                                      -----------  -----------
                                                          963,164    1,334,496
Equipment, furniture, and fixtures, net..............     800,044      877,692
Patent rights, net...................................     247,074      239,964
Goodwill, net........................................     266,945      177,963
Deposits.............................................       7,128        2,768
Prepaid acquisition costs............................         --       360,000
Notes receivable from Medi-Ject Corporation..........         --     1,950,000
                                                      -----------  -----------
Total assets.........................................   2,284,355    4,942,883
                                                      ===========  ===========
Liabilities and shareholders' deficit
Current liabilities:
  Trade accounts payable.............................     305,710      438,377
  Accounts payable other.............................     237,125      174,491
  Restructuring provisions...........................     280,816          --
  Capital lease obligations--current.................      91,808      120,911
  Deferred income....................................         --       250,000
  Accrued expenses...................................     269,200      252,566
  Liabilities to related parties.....................     339,733      333,480
  Other current liabilities..........................       8,124        5,522
                                                      -----------  -----------
                                                        1,532,516    1,575,347
                                                      -----------  -----------
Loans from shareholders (subordinated)...............  10,005,146   14,056,801
Capital lease obligations--less current maturities...      92,141      116,340
Other long-term liabilities..........................       1,876          153
                                                      -----------  -----------
Total liabilities....................................  11,631,679   15,748,641
                                                      -----------  -----------
Shareholders' deficit
  Share capital CHF 100 par; shares: 10,000 and
   10,000 shares issued and outstanding at December
   31, 1999 and June 30, 2000, respectively               689,655      689,655
  Additional paid in capital.........................   1,110,097    1,174,680
  Accumulated other comprehensive income.............     857,000    1,038,018
  Accumulated deficit................................ (12,004,076) (13,708,111)
                                                      -----------  -----------
Total shareholders' deficit..........................  (9,347,324) (10,805,758)
                                                      -----------  -----------
Total liabilities and shareholders' deficit..........   2,284,355    4,942,883
                                                      ===========  ===========

   See the accompanying notes to the unaudited interim consolidated financial statements.

                              PERMATEC HOLDING AG

               Interim Consolidated Statements of Operations

    for the six-month periods ended June 30, 1999 and 2000 (Unaudited)

                               1999        2000
                               USD         USD
                            ----------  ----------
Revenues:
  Product development
   (milestone payments)...   1,036,533     710,000
  License revenue.........     300,336      90,000
                            ----------  ----------
                             1,336,869     800,000
                            ----------  ----------
Operating expenses:
  Research and
   development............     853,754     410,228
  General and
   administrative.........   1,448,004   1,290,411
  Sales and marketing.....      81,846     522,886
                            ----------  ----------
                             2,383,604   2,223,525
                            ----------  ----------
Operating loss............  (1,046,735) (1,423,525)
                            ----------  ----------
Other income (expense):
  Interest and other
   expense................    (145,558)   (302,521)
  Interest and other
   income.................      94,164      23,013
                            ----------  ----------
                               (51,394)   (279,508)
                            ----------  ----------
Loss before income taxes..  (1,098,129) (1,703,033)
Income tax expense........     (37,050)     (1,002)
                            ----------  ----------
Net loss..................  (1,135,179) (1,704,035)
                            ==========  ==========
Net loss per share (USD)..     (113.52)    (170.40)
                            ==========  ==========
Basic and diluted weighted
 average shares
 outstanding..............      10,000      10,000
                            ==========  ==========

   See the accompanying notes to the unaudited interim consolidated financial statements.

                              PERMATEC HOLDING AG

               Interim Consolidated Statements of Cash Flows

    for the six-month periods ended June 30, 1999 and 2000 (Unaudited)

                                                           1999        2000
                                                           USD         USD
                                                        ----------  ----------
Cash flows from operating activities:
  Net loss............................................. (1,135,179) (1,704,035)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
    Depreciation and amortization......................    251,772     193,604
    Stock based compensation expense...................        --       64,583
    Gain on sale of equipment, furniture and fixtures..        --       (9,000)
  Changes in operating assets and liabilities:
    VAT, capital taxes and other receivables........... (1,126,514)    134,016
    Prepaid expenses and other assets..................    (27,656)      4,432
    Trade accounts payable.............................    (13,199)    136,617
    Other liabilities and accrued expenses.............     66,330     180,352
    Restructuring provisions...........................        --     (272,306)
    Other..............................................     28,411       5,745
                                                        ----------  ----------
Net cash used in operating activities.................. (1,956,035) (1,265,992)
                                                        ----------  ----------
Cash flows from investing activities:
  Purchases of equipment, furniture and fixtures.......   (171,358)    (55,280)
  Prepaid acquisition costs............................        --     (360,000)
  Payments for patent rights...........................    (81,074)    (13,057)
                                                        ----------  ----------
Net cash used in investing activities..................   (252,432)   (428,337)
                                                        ----------  ----------
Cash flows from financing activities:
  Proceeds from loans from shareholders................  2,597,783   2,258,091
  Principle payments on capital lease obligations......    (67,748)    (57,849)
                                                        ----------  ----------
Net cash provided by financing activities..............  2,530,035   2,200,242
                                                        ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents...........................................      2,456      10,879
                                                        ----------  ----------
Increase in cash and cash equivalents..................    324,024     516,792
Cash and cash equivalents:
  Beginning of period..................................    492,376     674,569
                                                        ----------  ----------
  End of period........................................    816,400   1,191,361
                                                        ==========  ==========

   See the accompanying notes to the unaudited interim consolidated financial statements.

                            PERMATEC HOLDING AG

         Interim Consolidated Statements of Shareholders' Deficit

  and Comprehensive Loss for the six months ended June 30, 1999 and 2000

                                              Accumulated
                                  Additional     Other                      Total
                           Share   Paid In   Comprehensive Accumulated  Shareholders'
                          Capital  Capital      Income       Deficit       Deficit
                            USD      USD          USD          USD           USD
                          ------- ---------- ------------- -----------  -------------
Balance, December 31,
 1998...................  689,655 1,110,097     (280,661)   (8,036,710)   (6,517,619)
                          ------- ---------    ---------   -----------   -----------
Net loss................      --        --           --     (1,135,179)   (1,135,179)
Translation adjustment..      --        --       966,539           --        966,539
                          ------- ---------    ---------   -----------   -----------
Comprehensive loss......      --        --           --            --       (168,640)
                          ------- ---------    ---------   -----------   -----------
Balance, June 30, 1999..  689,655 1,110,097      685,878    (9,171,889)   (6,686,259)
                          ------- ---------    ---------   -----------   -----------
Balance, December 31,
 1999...................  689,655 1,110,097      857,000   (12,004,076)   (9,347,324)
                          ------- ---------    ---------   -----------   -----------
Share issuance to
 employees..............      --     64,583          --            --         64,583
Net loss................      --        --           --     (1,704,035)   (1,704,035)
Translation adjustment..      --        --       181,018           --        181,018
                          ------- ---------    ---------   -----------   -----------
Comprehensive loss......      --        --           --            --     (1,523,017)
                          ------- ---------    ---------   -----------   -----------
Balance, June 30, 2000..  689,655 1,174,680    1,038,018   (13,708,111)  (10,805,758)
                          ------- ---------    ---------   -----------   -----------

   See the accompanying notes to the unaudited interim consolidated financial statements.

                              PERMATEC HOLDING AG

          Notes to the Interim Consolidated Financial Statements

     as of and for the six-month periods ended June 30, 1999 and 2000
1. Description of Business and Summary of Significant Accounting Policies

Business description and basis of presentation

   Permatec Holding AG ("Permatec", and its wholly owned subsidiaries Permatec Pharma AG, Permatec Technologie AG, Permatec NV, Permatec Laboratorios and Permatec France SA, collectively the "Group") are primarily engaged in activities related to the development of transdermal and transmucosal pharmaceutical products. The Group develops transdermal patches, gel formulations and fast-dissolving tablets for several drugs and drug combinations. The Group's principal development facilities and executive offices are located in Basel, Switzerland.

   Permatec is 60% owned by Venture Capital Partners ("VECAP"), an entity owned 90% by Dr. Jacques Gonella, 36.9% owned directly by Dr. Gonella and 3.1% owned by three other minority shareholders. Permatec was founded in 1997 by VECAP and Dr. Gonella, who then owned 40% of the outstanding shares of VECAP. At the time of Permatec's organization in December 1997, VECAP owned 60% of the outstanding shares of Permatec Technologie, which owned 100% of the shares of Permatec NV. Prior to Permatec's organization, Permatec NV owned 100% of the shares of Permatec Laboratorios. VECAP contributed to Permatec the 60% of Permatec Technologie which it owned and Dr. Gonella contributed the remaining 40% of Permatec Technologie which he owned. Permatec NV subsequently transferred 100% of the outstanding shares of Permatec Laboratorios to Permatec. At the same time, Dr. Gonella transferred to Permatec all of the outstanding shares of Permatec Pharma. Also in 1997, Dr. Gonella, who owned 98% of the shares of Permatec France, transferred all of those shares to Permatec. As a result of these transfers, Dr. Gonella and VECAP owned 28% and 60%, respectively, of the outstanding shares of Permatec in 1997. Accordingly, for reporting purposes the Group has been presented as if it existed as of January 1, 1997 to reflect the Group's shareholder structure on a historical basis.

   The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accompanying financial statements and notes should be read in conjunction with the Group's audited financial statements and notes thereto as of and for the year ended December 31, 1999. All intercompany transactions and balances within the Group have been eliminated for all periods presented.

Translation of foreign currencies

   The Group has determined that the local currency is the functional currency for all of its subsidiaries under Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" (FAS 52). The Group's reporting currency is the United States Dollar ("USD"). The financial statements of the Group's foreign subsidiaries are translated into USD for consolidation purposes. All assets and liabilities are translated using period-end exchange rates and statements of operations items are translated using average exchange rates for the period. The resulting translation adjustments are recorded as a separate component of shareholders' deficit. Foreign currency transaction gains and losses are included in determining net income, but have not been material in any of the periods presented.

Cash and Cash Equivalents

   The Group considers highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

                              PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000

Equipment, Furniture, and Fixtures

   Equipment, furniture, and fixtures are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from four to ten years.

Patent Rights

   The Group capitalizes the costs of obtaining patent rights. These capitalized costs are amortized on a straight-line basis over ten years beginning in the year the patent is issued. Recoverability of such patent assets is evaluated on a periodic basis.

Goodwill

   Goodwill is amortized on a straight-line basis over 5 years. Goodwill (along with all long-lived assets) is reviewed for impairment whenever the facts and circumstances indicate the carrying value may not be recoverable.

Licensing and Product Development Revenue Recognition

   Licensing and product development revenue is recognized when underlying performance criteria for payment have been met and the Group has an unconditional right to such payment. Depending on a license or product development agreement's terms, recognition criteria may be satisfied upon achievement of milestones or passage of time. Milestone payments are typically triggered by the successful achievement of important events such as the completion of clinical studies, filings with the FDA, bioequivalence to other drugs, and approval by the FDA as defined by the underlying licensing and product development agreement.

   The Group classifies amounts received related to the performance of a series of tasks, (e.g. testing the transdermal penetration of a drug, manufacture of a clinical batch, etc.) as product development revenues. The Group classifies amounts received related to royalties from sales of products licensed by the Group, which the Group developed or partially developed, as license revenues in accordance with the terms of the underlying agreement.

   In certain cases the Group receives up-front payments upon signing licensing and development agreements. If the up-front payment relates to services already performed, and there is no additional performance obligation under the agreement the amount is recognized as revenue in the period the payment is received. If the Group has subsequent obligations under the agreement, or the payment does not relate to services already provided, the amount is deferred in relation to the performance requirements under the related licensing and development agreement.

Research and Development

   Group sponsored research and development expenses related to product and patent development are expensed as incurred.

Start-up and Organization Costs

   The Group expenses all costs associated with start-up activities and organization costs as such costs are incurred.

                              PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000
Income Taxes

   Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Net Loss Per Share

   Basic earnings per share is computed by dividing the net loss by the weighted-average number of shares outstanding for the period. For the six months ended June 30, 1999 and 2000, basic and diluted earnings per share are identical, as there were no potentially dilutive securities.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year ending December 31, 2000.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, other receivables, deposits, and all financial liabilities other than the subordinated loans from shareholders reported in the balance sheet are carried at amounts that approximate their estimated fair value. At June 30, 2000 it was not practicable to estimate the fair value of the subordinated loans from shareholders, because of the lack of quoted market prices for similar investments, and such loans can only be repaid by the Group once the Group achieves positive shareholders' equity as defined by Swiss statutory regulations.

   Fair value estimates are made at a specific point in time based on relevant market and financial instrument information. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Stock Based Compensation

   Compensation expense for stock incentives granted to employees and directors is recognized in accordance with Accounting Principles Board, Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employee." Pro forma effects on net loss and loss per share are provided as if the fair value based method defined in Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," has been applied.

                              PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000

New Accounting Pronouncements

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), in June 1998, the amended version of which is effective January 1, 2001. SFAS 133 will require us to record all derivatives on the balance sheet at fair value. For derivatives that are hedges, the changes in the fair value will be offset by the changes in the fair value of the hedged assets, liabilities or firm commitments. We are currently evaluating the impact of adopting SFAS 133 on our reported results of operations and financial position.

   The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), on December 3, 1999. SAB 101 provides additional guidance on the application of existing generally accepted accounting principles to revenue recognition in financial statements. We do not expect SAB 101 to have a material effect on our consolidated financial statements.

   The Financial Accounting Standard Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), in March 2000. This interpretation clarifies the application of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, with respect to certain issues in accounting for employee stock compensation and is generally effective as of July 1, 2000. We do not expect FIN 44 to have a material effect on our consolidated financial statements.

Reclassifications

   Certain prior period amounts have been reclassified to conform with the current period presentation.

2. Liquidity

   As reflected in the accompanying Group consolidated financial statements, the Group incurred a net loss of USD 1,704,035 for the six-month period ended June 30, 2000. In addition, the Group has incurred net losses and has had negative cash flows from operating activities since inception. Management believes current working capital, projected product development and license revenues, and continued projected debt financing from shareholders will provide the Group with sufficient liquidity through September 2001. Dr. Gonella shareholder has declared his continuing financial support for the Group's activities through September 2001; however, upon the closing of the Share Transaction, he will have no further obligation to fund the Subsidiaries.

3. Composition of Certain Financial Statement Captions

                                                              1999       2000
                                                               USD       USD
                                                            ---------  --------
   Equipment furniture and fixtures:
     Equipment, furniture and fixtures..................... 1,443,566   981,422
     Less accumulated depreciation.........................  (643,522) (103,730)
                                                            ---------  --------
                                                              800,044   877,692
                                                            =========  ========
   Patent rights:
     Patent rights.........................................   308,023   315,570
     Less accumulated amortization.........................   (60,949)  (75,606)
                                                            ---------  --------
                                                              247,074   239,964
                                                            =========  ========
   Goodwill:
     Goodwill..............................................   889,816   889,816
     Less accumulated amortization.........................  (622,871) (711,853)
                                                            ---------  --------
                                                              266,945   177,963
                                                            =========  ========

                              PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000

4. Restructuring Activities

   The Group recorded USD 266,790 of restructuring expenses during the six month period ended June 30, 2000. Such expenses are in connection with the dissolution of Permatec Laboratorios (Permatec Argentina), the Group's research and development facility in Argentina, and the dissolution of Permatec France, which performed business development, patent administration, project management and administrative functions in France. The Group has recorded all restructuring charges incurred during the six months ended June 30, 2000, as general and administrative expenses.

   The restructuring charges incurred during the six months ended June 30, 2000 included involuntary severance benefits of USD 178,257 for two employees of the Group's French operations resulting from an out of court arbitration settlement finalized in March 2000. During 1999, at the time the original restructuring plan was formulated, management was unable to estimate the severance benefit for these two employees. In connection with the restructuring activities which commenced in 1999 approximately 25 employees were terminated, 13 of which received involuntary severance benefits.

   As a result of management's ongoing review of the restructuring activities related to the dissolution of Permatec France and Permatec Argentina, which commenced in 1999, the Group recorded charges of approximately USD 17,000 related to the write-off of certain equipment which was to be disposed of via scrap at its French subsidiary in the six months ended June 30, 2000. Accordingly, the Group adjusted the carrying value of the equipment to zero, resulting in an impairment charge of USD 17,000. The Group also incurred restructuring related expenses of USD 71,533 in the six months ended June 30, 2000 related to certain other incremental costs of exiting its facilities including legal and consulting fees, and lease termination costs.

   The Group has undertaken these restructuring actions as part of its effort to reduce costs and to centralize its developmental and administrative functions in Switzerland. These restructuring programs are expected to be substantially complete by the end of 2000. The following table provides a summary of the Group's restructuring provision activity:

                                  Severance &   Asset    Facilities,
                                   Benefits   Impairment   Legal &    Total
                                      USD        USD      Other USD    USD
                                  ----------- ---------- ----------- --------
   Balance December 31, 1998.....         0                      0          0
                                   --------    --------   --------   --------
   1999 restructuring expenses...   249,500     103,400    101,528    454,428
   Amount utilized in 1999.......   (70,212)   (103,400)       --    (173,612)
                                   --------    --------   --------   --------
   Balance December 31, 1999.....   179,288         --     101,528    280,816
                                   --------    --------   --------   --------
   2000 restructuring expenses...   178,257      17,000     71,533    266,790
   Amount utilized in the six
    months ended June 30, 2000...  (357,545)    (17,000)  (173,061)  (547,606)
                                   --------    --------   --------   --------
   Balance June 30, 2000.........       --          --         --         --
                                   ========    ========   ========   ========

                              PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000

5. Related Party Transactions

   At December 31, 1999 and June 30, 2000 the Group had subordinated loans payable to Permatec's minority shareholder, Dr. Gonella of USD 7,506,773 and USD 11,567,549, respectively, and to Permatec's majority shareholder, VECAP, of USD 2,498,373 and USD 2,489,252 respectively. These parties have provided the loans, which bear an annual interest rate of 3%, in several installments throughout the Group's operating history. These loans are subordinated, and can only be repaid by the Group once the Group achieves positive shareholders' equity as defined by Swiss statutory regulations.

   At December 31, 1999 and June 30, 2000 the Group had USD 339,733 and USD 333,480 respectively, payable to other companies ultimately owned by Permatec's shareholder, Dr. Gonella, related to administrative and management services provided by the related companies in the periods. These amounts are non-interest bearing and are considered to be current liabilities. Management believes these transactions described above were concluded at terms as fair to the Group as could have been obtained from unaffiliated third parties.

6. Supplemental Disclosures of Cash Flow Information

   The Group did not make any cash payments for interest during the six-month periods ended June 30, 1999 and 2000. All interest expense incurred by the Group related to the Group's subordinated loans to Dr. Gonella and VECAP has been included in the outstanding loan balance at June 30, 1999 and 2000. Interest expenses credited to the loan balance in the six months ended June 30, 1999 and 2000 were USD 123,473 and USD 157,316, respectively.

   Acquisitions of assets under capital lease during the six months ended June 30, 1999 and 2000 were USD 78,958, and USD 143,069, respectively.

   As of June 30, 2000 Permatec had several notes receivable from Medi-Ject Corporation totaling USD 1,950,000 and subordinated loans payable to Dr. Gonella for the same amount (see further discussion in Note 7). Dr. Gonella directly paid Medi-Ject the amounts listed in Note 7 on behalf of Permatec. The notes receivable and related subordinated loans payable have not been included in the Group's consolidated statement of cash flows, as the amounts were not paid directly by the Group.

7. Transactions with Medi-Ject

   On January 25, 2000 the Group entered into a non-binding letter of intent to sell three of its subsidiaries, to Medi-Ject Corporation (a US company based in Minneapolis, Minnesota). The respective share purchase agreement signed on July 14, 2000 specifies that Permatec will transfer all of the issued and outstanding shares of Permatec's Permatec Pharma AG, Permatec Technologie AG, and Permatec NV subsidiaries to Medi-Ject in exchange for 2,900,000 shares of Medi-Ject common stock. The transaction is expected to close during the fourth quarter of 2000.

   In connection with the proposed transaction with Medi-Ject described above, the Group has incurred direct incremental acquisition related expenses of USD 360,000, which are comprised of consulting, accounting and legal fees during the six months ended June 30, 2000. These costs have been capitalized as prepaid acquisition costs, and will be included in the cost of acquisition upon successful consummation of the transaction with Medi-Ject.

   In connection with the above mentioned transaction with Medi-Ject, Permatec agreed to invest up to USD 4,500,000 in Medi-Ject. On each of January 25, 2000 and April 3, 2000 Permatec entered into a Convertible

                            PERMATEC HOLDING AG
     as of and for the six-month periods ended June 30, 1999 and 2000

Note Agreement with Medi-Ject. The amount of the notes receivable and the respective dates of the individual notes are described in the table below. The notes will convert into Medi-Ject Series C Convertible Preferred stock upon closing of the Share Transaction with Medi-Ject, or earlier if Permatec and Medi-Ject agree.

                                                                        Amount
                                                                        of Note
   Date of Note                                                           USD
   ------------                                                        ---------
   January 25, 2000...................................................   250,000
   February 29, 2000..................................................   250,000
   April 3, 2000......................................................   500,000
   May 2, 2000........................................................   250,000
   May 26, 2000.......................................................   350,000
   June 26, 2000......................................................   350,000
                                                                       ---------
                                                                       1,950,000
                                                                       =========

   If the proposed transaction with Medi-Ject is consummated, the full principal amount of the shareholders' loans of $14,056,801 along with the liability to related parties of $333,480 at June 30, 2000, will convert to equity at the closing of the transaction.

                                                                         ANNEX A

                            STOCK PURCHASE AGREEMENT

                                     among

                             MEDI-JECT CORPORATION,
                            a Minnesota corporation;

                              PERMATEC HOLDING AG,
               a Company organized under the laws of Switzerland;

                              PERMATEC PHARMA AG,
               a Company organized under the laws of Switzerland;

                            PERMATEC TECHNOLOGIE AG,
               a Company organized under the laws of Switzerland;

                                      and

                                  PERMATEC NV,
         a Company organized under the laws of the Netherlands Antilles

                             ---------------------

                           Dated as of July 14, 2000

                             ---------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                      ---------
RECITALS ....................................................................A-1
TERMS .......................................................................A-1
SECTION 1. DESCRIPTION OF TRANSACTION ...................................... A-1
   1.1.  The Transaction. .................................................. A-1
      (a)Sale of Stock ..................................................... A-1
      (b)Board of Directors ................................................ A-1
      (c)Tax Treatment ..................................................... A-1
   1.2.  Closing ........................................................... A-2
   1.3.  Deliveries and Proceedings at Closing ............................. A-2
      (a)Other Agreements .................................................. A-2
      (b)Deliveries by Permatec ............................................ A-2
      (c)Deliveries by Medi-Ject ........................................... A-2
      (d)Escrow Shares ..................................................... A-2
      (e)Other Deliveries .................................................. A-2
SECTION 2. REPRESENTATIONS AND WARRANTIES OF PERMATEC AND SUBSIDIARIES ..... A-2
   2.1.  Due Organization; Subsidiaries; Etc. .............................. A-2
   2.2.  Organizational Documents; Records ................................. A-3
   2.3.  Capitalization, Etc. .............................................. A-3
   2.4.  Financial Statements .............................................. A-3
   2.5.  Absence of Changes ................................................ A-4
   2.6.  Title to Assets; Equipment; Real Property ......................... A-4
   2.7.  Proprietary Assets ................................................ A-4
   2.8.  Contracts ......................................................... A-5
   2.9.  Compliance with Legal Requirements ................................ A-5
   2.10. Governmental Authorizations ....................................... A-6
   2.11. Tax Matters ....................................................... A-6
   2.12. Employee Benefit Plans ............................................ A-6
   2.13. Insurance ......................................................... A-7
   2.14. Related Party Transactions ........................................ A-7
   2.15. Legal Proceedings; Orders ......................................... A-7
   2.16. Authority; Binding Nature of Agreement .............................A-7
   2.17. Non-Contravention; Consents ........................................A-7
   2.18. Financial Advisor ..................................................A-8
   2.19. Employees ..........................................................A-8
   2.20. Environmental Matters ..............................................A-8
   2.21. Entire Business ....................................................A-8
   2.22. Change in Control ..................................................A-8
   2.23. Other ..............................................................A-8
SECTION 3. REPRESENTATIONS AND WARRANTIES OF MEDI-JECT ......................A-9
   3.1.  Due Organization; Subsidiaries; Etc. ...............................A-9
   3.2.  Organizational Documents; Records ..................................A-9
   3.3.  Authority; Binding Nature of Agreement .............................A-9
   3.4.  Financial Statements ...............................................A-9
   3.5.  Absence of Changes ................................................A-10
   3.6.  Tax Returns .......................................................A-10
   3.7.  Capitalization, Etc. ..............................................A-10
   3.8.  Non-Contravention; Consents .......................................A-11
   3.9.  Title to Assets; Equipment; Real Property .........................A-11
   3.10. Proprietary Assets ................................................A-11

   3.11. Contracts .........................................................A-12
   3.12. Compliance with Legal Requirements ................................A-12
   3.13. Governmental Authorizations .......................................A-13
   3.14. Employee Benefit Plans ............................................A-13
   3.15. Insurance .........................................................A-13
   3.16. Legal Proceedings; Orders .........................................A-13
   3.17. Financial Advisor .................................................A-13
   3.18. Environmental Matters .............................................A-13
   3.19. Change in Control .................................................A-13
   3.20. Required Medi-Ject Vote ...........................................A-14
   3.21. SEC Reports .......................................................A-14
   3.22. Antitrust .........................................................A-14
   3.23. Other .............................................................A-14
SECTION 4. CERTAIN COVENANTS AND AGREEMENTS ................................A-14
   4.1.  Access to Records and Properties ..................................A-14
   4.2.  Operation of Subsidiaries .........................................A-15
   4.3.  Operation of Medi-Ject ............................................A-16
   4.4.  Advice of Changes .................................................A-18
   4.5.  Efforts to Consummate .............................................A-18
   4.6.  Additional Agreements .............................................A-18
   4.7.  Proxy Statement ...................................................A-18
   4.8.  Financing .........................................................A-19
   4.9.  Business Plan .....................................................A-19
   4.10. Search for Chief Executive Officer ................................A-19
   4.11. Noncompetition ....................................................A-19
SECTION 5. CERTAIN CONDITIONS ..............................................A-19
   5.1.  Conditions to Each Party's Obligations ............................A-19
      (a)Approvals .........................................................A-19
      (b)Financing .........................................................A-20
   5.2.  Conditions to Obligations of Medi-Ject ............................A-20
      (a)Representations and Warranties ....................................A-20
      (b)Performance of Obligations of Permatec and Subsidiaries ...........A-20
      (c)Absence of Certain Changes ........................................A-20
      (d)Delivery of Convertible Notes .....................................A-20
      (e)Cash ..............................................................A-20
      (f)Employment Agreement ..............................................A-20
      (g)Capital Stock of Subsidiaries .....................................A-20
      (h)Escrow Agreement ..................................................A-20
      (i)Opinions of Counsel ...............................................A-20
      (j)Officer's Certificate. ............................................A-20
   5.3.  Conditions to Obligations of Permatec and Subsidiaries ............A-20
      (a)Representations and Warranties ....................................A-20
      (b)Performance of Obligations of Medi-Ject ...........................A-21
      (c)Opinion of Counsel to Medi-Ject ...................................A-21
      (d)Absence of Certain Changes ........................................A-21
      (e)Delivery of Medi-Ject Series C Stock upon Conversion of Convertible
Notes ......................................................................A-21
      (f)Employment Agreement ..............................................A-21
      (g)Capital Stock of Medi-Ject ........................................A-21
      (h)Board of Directors ................................................A-21
      (i)Officer's Certificate .............................................A-21
      (j)Approvals and Consents ............................................A-21

      (k)Amendment of the Elan License Agreement ...........................A-21
      (l)Lock-Up Agreements ................................................A-21
SECTION 6. TERMINATION .....................................................A-22
   6.1.  Termination .......................................................A-22
   6.2.  Effect of Termination .............................................A-22
   6.3.  Procedure Upon Termination ........................................A-22
SECTION 7. INDEMNIFICATION AND ESCROW ......................................A-22
   7.1.  Indemnification by Permatec .......................................A-22
   7.2.  Indemnification by Medi-Ject ......................................A-22
   7.3.  Procedure for Third Party Claims ..................................A-23
   7.4.  Procedures Related to Other Claims ................................A-23
   7.5.  Indemnity Period ..................................................A-23
   7.6.  Basket; Cap .......................................................A-23
   7.7.  Exclusion of Remedies by Law ......................................A-24
   7.8.  Exceptions to Limitations on Indemnification ......................A-24
SECTION 8. CERTAIN DEFINITIONS .............................................A-24
   8.1.  Definitions .......................................................A-24
SECTION 9. MISCELLANEOUS PROVISIONS ........................................A-26
   9.1.  Amendment .........................................................A-26
   9.2.  Waiver ............................................................A-26
   9.3.  Entire Agreement; Counterparts; Applicable Law and Arbitration ....A-27
   9.4.  Assignability .....................................................A-27
   9.5.  Notices ...........................................................A-27
   9.6.  Cooperation .......................................................A-28
   9.7.  Fees and Expenses. ................................................A-28
   9.8.  Non-Survival of Representations, Warranties Past the Indemnification
Period; Survival of Covenants ..............................................A-28
   9.9.  Titles ............................................................A-28

                                   AGREEMENT

   THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of July 14, 2000, by and among Medi-Ject Corporation, a Minnesota corporation, ("Medi-Ject"); Permatec Holding AG, a company organized under the laws of Switzerland ("Permatec"); Permatec Pharma AG, a company organized under the laws of Switzerland ("Pharma"); Permatec Technologie AG, a company organized under the laws of Switzerland ("Technologie"); and Permatec NV, a company organized under the laws of the Netherlands Antilles ("NV") (Pharma, Technologie and NV sometimes being referred to herein collectively as the "Subsidiaries" and individually as "Subsidiary"). Certain capitalized terms used in this Agreement are defined in Section 8 hereof.

                                    RECITALS

   A. Permatec owns all of the issued and outstanding capital stock of each Subsidiary.

   B. Permatec has previously agreed to invest up to $4,500,000 in Medi-Ject (the "Commitment"). As of the date hereof Permatec has funded the Commitment in exchange for two short-term promissory notes dated January 25, 2000 and February 29, 2000, respectively (the "Initial Convertible Notes") and four promissory notes dated April 3, 2000, May 2, 2000, May 26, 2000 and June 26, 2000 of Medi-Ject (such notes and any other note of Medi-Ject issued pursuant to the Convertible Note Purchase Agreement dated April 3, 2000 (the "Note Purchase Agreement") are referred to herein as the "Interim Notes"). The Initial Convertible Notes and the Interim Notes are collectively referred to herein as the "Convertible Notes." The Convertible Notes are convertible into Series C Convertible Preferred Stock, par value $.01 per share, of Medi-Ject (the "Medi-Ject Series C Stock").

   C. Medi-Ject desires to acquire from Permatec, and Permatec desires to transfer to Medi-Ject, all of the issued and outstanding capital stock of each Subsidiary in exchange for an aggregate of 2,900,000 shares of Medi-Ject common stock, par value $.01 per share (the "Medi-Ject Common Stock").

                                     TERMS

   NOW THEREFORE, in consideration of the mutual covenants, promises, representations and agreements contained herein, the parties to this Agreement, intending to be legally bound, agree as follows:

                                   SECTION 1

                           DESCRIPTION OF TRANSACTION

   1.1. The Transaction.

   (a) Sale of Stock. Subject to the terms and conditions hereof, at the Closing referred to in Section 1.2 below, (a) Permatec shall transfer and deliver to Medi-Ject, all of the issued and outstanding shares of capital stock of each Subsidiary (collectively, the "Subsidiaries Stock"), and (b) Medi-Ject shall issue and sell to Permatec 2,900,000 shares of Medi-Ject Common Stock. All rights to, benefits in and risks to the Subsidiaries Stock shall pass to Medi-Ject upon Closing and all rights to, benefits in and risks to the 2,900,000 shares of Medi-Ject Common Stock shall pass to Permatec upon Closing.

   (b) Board of Directors. At the Closing the Company shall cause Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg to tender their resignations from the board of directors of Medi-Ject and that the directors then remaining shall, pursuant to the Bylaws of Medi-Ject, fill such vacancies by appointing Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Prof. Ubaldo Conte and Dr. Philippe Dro.

   (c) Tax Treatment. The parties intend that the transaction contemplated herein constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code, and the tax laws of Switzerland, and that there be no recognition of income tax resulting from the application of Code Section 367 to the exchanges described herein.

   1.2. Closing. The closing under this Agreement (the "Closing") will take place at 10:00 A.M., local time, on the later of (i) August 31, 2000 or (ii) the fifth business day after all conditions set forth in Section 5 shall have been satisfied or waived, at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402 or at such other time, date or place as the parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

   1.3. Deliveries and Proceedings at Closing. At the Closing:

   (a) Other Agreements. Permatec, Subsidiaries, Medi-Ject, and the other parties thereto shall execute and deliver (i) the Registration Rights Agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement"),
(ii) the Employment Agreement in the form attached hereto as Exhibit B (the "Employment Agreement"), (iii) the Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement"); and (iv) the Lock-Up Agreements in the forms attached hereto as Exhibits D through H (the "Lock-Up Agreements").

   (b) Deliveries by Permatec. Permatec shall deliver to Medi-Ject (i) good title to all of the issued and outstanding capital stock of each Subsidiary, free and clear of all Encumbrances, and (ii) the Convertible Notes to Medi-Ject for cancellation.

   (c) Deliveries by Medi-Ject. On the Closing Date, Medi-Ject will deliver (i) to Permatec a certificate registered in the name of Permatec for 2,320,000 shares of Medi-Ject Common Stock; and (ii) a certificate registered in the name of Permatec for the number of shares of Medi-Ject Series C Stock issuable upon conversion of the Convertible Notes.

   (d) Escrow Shares. On the Closing Date, Medi-Ject on behalf of Permatec, shall deposit into escrow, pursuant to the terms of the Escrow Agreement to be entered into pursuant to Section 5.2(h), 580,000 shares of Medi-Ject Common Stock (the "Indemnity Escrow Amount"). The Indemnity Escrow Amount shall be deposited on behalf of Permatec from the shares of Medi-Ject Common Stock to be issued and delivered to Permatec pursuant to this Agreement. The shares of Medi-Ject Common Stock deposited pursuant to the Escrow Agreement, together with any other property on deposit with the escrow agent, is referred to herein as the "Escrow Property."

   (e) Other Deliveries. The closing certificates, opinions of counsel and other documents and agreements required to be delivered pursuant to this Agreement shall be exchanged.

                                   SECTION 2

                         REPRESENTATIONS AND WARRANTIES
                          OF PERMATEC AND SUBSIDIARIES

   For purposes of this Section 2 and Section 4 below, "Subsidiary" shall be deemed to include each Subsidiary, where the context so provides. Permatec and each Subsidiary jointly and severally represent and warrant to Medi-Ject that, except as set forth in the disclosure schedule delivered by Permatec and each Subsidiary to Medi-Ject on the date of this Agreement (the "Permatec Disclosure Schedule"):

   2.1. Due Organization; Subsidiaries; Etc.

   (a) Permatec and each Subsidiary is a corporation duly organized and validly existing and in good corporate and tax standing under the laws of the jurisdiction of its incorporation and has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

   (b) Except as set forth in Section 2.1(b) of the Permatec Disclosure Schedule, Permatec and each Subsidiary have no subsidiaries and do not own any shares of capital stock of, or equity interest of any nature in, any Entity (other than shares of non-affiliates held as non-material financial investments). No Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity.

   2.2. Organizational Documents; Records. Permatec has delivered or made available to Medi-Ject accurate and complete copies of the certificate of incorporation, articles of association (statutes), bylaws, management bylaws or similar organizational documents of Permatec and each Subsidiary, including all amendments thereto. Permatec has made available to Medi-Ject accurate and complete copies of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Permatec and each Subsidiary and the board of directors and all committees of the board of directors of Permatec and each Subsidiary.

   2.3. Capitalization, Etc.

   (a) The authorized, issued and outstanding shares of capital stock of Permatec and each Subsidiary are set forth in Section 2.3(a) of the Permatec Disclosure Schedule. All of the foregoing shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable.

   (b) Except as set forth in Section 2.3(b) of the Permatec Disclosure Schedule, as of the date of this Agreement, there is no: (i) profit sharing certificate, outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other securities of any Subsidiary;
(ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of any Subsidiary; or (iii) contract under which any Subsidiary is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

   (c) Permatec owns all of the issued and outstanding capital stock of each Subsidiary. All such shares are owned free and clear of any Encumbrances. No agreement, law, order, obligation, decree or other document restricts Permatec's right, power and ability to transfer the Subsidiaries Stock.

   (d) Except for the rights of Medi-Ject under the Escrow Agreement, upon issuance, Permatec shall own the 2,900,000 shares of Medi-Ject Common Stock issuable pursuant to Section 1.1 hereof, free and clear of any Encumbrances. No agreement, law, order, obligation, decree or other document shall restrict Permatec's right, power and ability to transfer such shares.

   2.4. Financial Statements.

   (a) Permatec has delivered to Medi-Ject the following financial statements and notes (collectively, the "Permatec Financial Statements"):

     (i) the audited consolidated balance sheet of Permatec as of December 31, 1999, 1998 and 1997, and the related audited statements of operations, stockholders' equity and cash flows of Permatec for each of the years ended December 31, 1999, 1998 and 1997, together with the notes thereto and the unqualified report of KPMG Fides Peat relating thereto;

     (ii) the unaudited consolidated balance sheet of Permatec as of March 31, 2000, and the related unaudited statement of operations and a statement of cash flows of Permatec for the three (3) months then ended, together with the notes thereto;

     (iii) the unaudited balance sheet of each Subsidiary as of December 31, 1999, 1998 and 1997, and the related unaudited statements of operations, stockholders' equity and cash flows of each Subsidiary for each of the years ended December 31, 1999, 1998 and 1997, together with the notes thereto;

     (iv) the unaudited balance sheet of each Subsidiary as of March 31, 2000, and the related unaudited statements of operations and cash flows of each Subsidiary for the three (3) months then ended, together with the notes, if any, thereto.

   (b) The Permatec Financial Statements present fairly, in all material respects, the financial position of Permatec and each Subsidiary as of the respective dates thereof and the results of operations and cash flows of Permatec and each Subsidiary for the periods covered thereby. The Permatec Financial Statements described in Section 2.4(a)(iii) have been audited and closed pursuant to Swiss law and translated for presentation in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered. The Permatec Financial Statements described in Section 2.4(a)(ii) have been prepared without audit and in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in such financial statements. The Pematec Financial Statements described in Section 2.4(a)(iv) are subject to normal and recurring year-end audit adjustments.

   (c) To the knowledge of Permatec and each Subsidiary, except for liabilities or obligations which are accrued or reserved in the Permatec Financial Statements (or reflected in the notes thereto) or which were incurred after December 31, 1999 in the ordinary course of business, neither Permatec nor any Subsidiary has any liabilities or obligations (accrued or contingent) of a nature required by GAAP to be reflected in a balance sheet or that would be required to be disclosed in footnotes that would be required pursuant to GAAP.

   2.5. Absence of Changes. Except as set forth in Section 2.5 of the Permatec Disclosure Schedule, since December 31, 1999, none of the Subsidiaries have:

      (a) sold or transferred any of their assets or any portion of the interests in such assets other than sales of their respective products in the ordinary course of business;

      (b) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

      (c) made any material change in the nature of their business or operations;

      (d) entered into any material transaction other than sales or licenses of their products and services in the ordinary course of business;

      (e) incurred any liabilities other than in the ordinary course of business; or

      (f) suffered any adverse change with respect to their business or financial condition which has had or is expected to have a Material Adverse Effect on any of the Subsidiaries.

   2.6. Title to Assets; Equipment; Real Property. Each Subsidiary owns and has good title to the assets purported to be owned by it and which are material to such Subsidiary or to the conduct of its business. Except as set forth in
Section 2.6 of the Permatec Disclosure Schedule, such assets are owned by each Subsidiary free and clear of any Encumbrances. The material items of equipment and other tangible assets owned by or leased to each Subsidiary are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear excepted). No Subsidiary owns or leases any real property or any material interest in real property, except as described in
Section 2.6 of the Permatec Disclosure Schedule.

   2.7. Proprietary Assets.

    (a) Each Subsidiary owns the intellectual property in the Permatec Proprietary Assets, and to its knowledge, has the exclusive right to use and exploit all of the intellectual property in the Permatec Proprietary Assets. None of the Subsidiaries jointly own with any other Person any Permatec Proprietary Asset. Except as set forth in Section 2.7(a) of the Permatec Disclosure Schedule, there is no Permatec Contract pursuant to which any Subsidiary has granted any Person any right (whether or not currently exercisable) to license, commercially distribute or otherwise market any Permatec Proprietary Asset. The Permatec Proprietary Assets are held and owned by the Subsidiaries, and Permatec has no rights with respect to such assets (other than by Permatec as the sole shareholder of Subsidiaries).

    (b) To Permatec's and each Subsidiary's knowledge, the Subsidiaries have taken commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of the Permatec Proprietary Assets (except Permatec Proprietary Assets whose value would be unimpaired by public disclosure). No current or former officer, director, shareholder, employee, consultant or independent contractor of Permatec or any Subsidiary has any ownership right with respect to any Permatec Proprietary Asset.

    (c) No Subsidiary has been charged, nor, to its knowledge, is threatened to be charged, with infringement of any unexpired patent, trademark, trade name, service mark, copyright or other proprietary right of any Person, nor has any claim been asserted by any Person, nor, to Permatec's or any Subsidiary's knowledge, is a claim threatened to be asserted by any Person, or to any Subsidiary's knowledge are there grounds for any such claim to be asserted, challenging or questioning the validity, enforceability or effectiveness of the Proprietary Assets of any Subsidiary or any license or sublicense agreements to which any Subsidiary is a party. No Subsidiary is aware of any other Person that is infringing on any Permatec Proprietary Asset.

    (d) Permatec Proprietary Assets, together with agreements for the license to any Subsidiary of software generally available to the public, constitute all the material Proprietary Assets necessary to enable each Subsidiary to conduct its business in the manner in which such business is currently being conducted. Except as set forth in Section 2.7(d) of the Permatec Disclosure Schedule, neither Permatec nor any of the Subsidiaries have (i) licensed any of the Permatec Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability (A) to exploit fully any material Permatec Proprietary Assets or (B) to transact business in any market or geographical area or with any Person.

    (e) Section 2.7(e) of the Permatec Disclosure Schedule sets forth all patents that have been issued to Permatec, Subsidiaries, or any former subsidiary of Permatec, patent applications that have been filed by Permatec, Subsidiaries, or any former subsidiary of Permatec, and trademarks that have been registered by Permatec, Subsidiaries, or any former subsidiary of Permatec, and the jurisdictions in which such patents have been issued, patent applications have been filed and trademarks have been registered.

    (f) Permatec and each Subsidiary have delivered to Medi-Ject true, correct and complete copies of each agreement, registration, application, assignment and transfer document relating to the Permatec Proprietary Assets.

   2.8. Contracts.

    (a) Section 2.8 of the Permatec Disclosure Schedule identifies each Permatec Contract to which any Subsidiary is a party or by which any Subsidiary or any asset of any Subsidiary is bound (the "Subsidiary Contracts"). Permatec and each Subsidiary have delivered or made available to Medi-Ject accurate, current and complete copies of the Subsidiary Contracts. Each Subsidiary Contract is valid and in full force and effect.

    (b) Neither Permatec nor any Subsidiary has received notice from any Person that such Subsidiary has violated or breached, or committed any default under, any Permatec Contract, nor to Permatec's or any Subsidiary's knowledge are there grounds for any Person to make such a claim; and Permatec and each Subsidiary has no knowledge that any other Person has violated or breached, or committed any default under, any Permatec Contract, except where such violations, breaches or defaults have not had and will not have a Material Adverse Effect on any Subsidiary.

    (c) Neither Permatec nor any Subsidiary has executed any agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree which could reasonably be expected to have the effect of prohibiting or impairing any business practice of any Subsidiary, any acquisition of property (tangible or intangible) by any Subsidiary or the conduct of business by any Subsidiary. Without limiting the foregoing, neither Permatec nor any Subsidiary has entered into any agreement under which any Subsidiary is restricted from selling, licensing or otherwise distributing any of the Subsidiaries' products to any class of customers, or providing consulting services, in any geographic area, during any period of time, nor has Permatec or any Subsidiary granted to any other person any exclusive rights with respect to any products of Permatec or any Subsidiary.

    (d) The execution of this Agreement does not violate, conflict with, or constitute a default under any Permatec Contract.

    (e) Permatec has no rights with respect to any Subsidiary Contract; all such rights are held by Subsidiaries.

   2.9. Compliance with Legal Requirements. To its knowledge, each Subsidiary is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on any Subsidiary. Neither Permatec nor any Subsidiary has received (i) at any time since January 1, 1997, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or
(ii) prior to January 1, 1997 any such notice or communication that remains pending. No investigation or review of Permatec or any Subsidiary by any Governmental Body is pending or, to any Subsidiary's knowledge, threatened.

   2.10. Governmental Authorizations. To Permatec's and each Subsidiary's knowledge, each Subsidiary holds the Governmental Authorizations necessary to enable it to conduct its businesses in the manner in which such businesses are currently being conducted and in compliance with applicable Legal Requirements, except where the failure to hold such Governmental Authorizations will not have a Material Adverse Effect on any Subsidiary. Such Governmental Authorizations are valid and in full force and effect. To Permatec's and each Subsidiary's knowledge, each Subsidiary is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on any Subsidiary. Neither Permatec nor any Subsidiary has received (i) at any time since January 1, 1997 any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (ii) prior to January 1, 1997 any such notice or communication that remains pending.

   2.11. Tax Matters.

    (a) Permatec and each Subsidiary have timely filed or caused to be filed all Tax Returns required to be filed, or, requests for extensions to file such Tax Returns have been filed, granted and have not expired. All such Tax Returns are complete and accurate in all material respects. Permatec and each Subsidiary have paid all Taxes shown as due on such Tax Returns, and Permatec Financial Statements fully accrue Permatec's and each Subsidiary's liabilities for Taxes with respect to all periods in accordance with GAAP. No deficiencies for any Tax have been proposed in writing, asserted or assessed, in each case by any Governmental Authority, against Permatec or any Subsidiary for which there is not an adequate reserve, except for deficiencies that would not have a Material Adverse Effect on Permatec or any Subsidiary. To the knowledge of Permatec and each Subsidiary, there are no current examinations or audits of any Permatec or any Subsidiary Tax Return.

    (b) Neither Permatec nor any Subsidiary is or has been a "controlled foreign corporation" within the meaning of Section 957 of the Code.

    (c) As of the date the transaction is consummated, no Subsidiary shall have made any election under Treas. Reg. 301.7701-3 relating to entity classification for United States federal tax purposes, or otherwise taken any steps to be treated as other than a corporation for United States federal tax purposes.

   2.12. Employee Benefit Plans.

    (a) Section 2.12(a) of the Permatec Disclosure Schedule sets forth a true and complete list of each Benefit Plan; and each material employment, termination or severance plan, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by Permatec or any Subsidiary, or to which Permatec or any Subsidiary is a party, whether written or oral, for the benefit of any employee or former employee of Permatec or any Subsidiary.

    (b) To Permatec's and each Subsidiary's knowledge, each Permatec Benefit Plan has been administered and operated in compliance with its terms and all applicable Legal Requirements.

    (c) To Permatec's and each Subsidiary's knowledge, there are no liabilities of Permatec or any Subsidiary with respect to any Permatec Benefit Plan, other than liabilities disclosed or provided for in the Permatec Financial Statements.

    (d) Section 2.12(d) of the Permatec Disclosure Schedule includes a complete and accurate list of all officers, employees and independent contractors of Permatec and each Subsidiary, as of the date hereof, and the salaries and fees paid to such individuals, in calendar year 1999.

   2.13. Insurance. Section 2.13 of the Permatec Disclosure Schedule contains a complete and accurate list and description of all insurance policies held by Permatec and each Subsidiary. To Permatec's and each Subsidiary's knowledge, the policies set forth on Section 2.13 of the Permatec Disclosure Schedule are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Permatec and the Subsidiaries. Since January 1, 1997, neither Permatec nor any Subsidiary has received any written notice or other written communication regarding any actual or possible
(a) cancellation or invalidation of any insurance policy (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. To each Subsidiary's knowledge, there is no pending material claim (including any workers' compensation claim) under or based upon any insurance policy of Permatec or any Subsidiary. Each insurance policy of Permatec and Subsidiaries is in full force and effect.

   2.14. Related Party Transactions. No Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of Permatec or any Subsidiary. No Related Party has any direct or indirect financial interest in any Permatec Contract, transaction or business dealing involving Permatec or any Subsidiary. No Related Party has any claim or right against Permatec for which a Subsidiary may be liable or against any Subsidiary (other than rights to receive compensation for services performed as an employee of Permatec or any Subsidiary). For purposes of this Section 2.14, each of the following shall be deemed to be a "Related Party": (i) each individual who is an officer or director of Permatec or any Subsidiary or any of the former subsidiaries of Permatec; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

   2.15. Legal Proceedings; Orders.

    (a) Except as set forth in Section 2.15 of the Permatec Disclosure Schedule, there is no pending Legal Proceeding, and no Person has overtly threatened to commence any Legal Proceeding: (i) that involves Permatec or any Subsidiary or any assets owned or used by Permatec or any Subsidiary; or (ii) that challenges any of the transactions contemplated by this Agreement.

    (b) There is no order, writ, injunction, judgment or decree to which Permatec or any Subsidiary, or any assets owned or used by Permatec or any Subsidiary, is subject.

   2.16. Authority; Binding Nature of Agreement. Permatec and each Subsidiary has all necessary corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. This Agreement has been duly executed and delivered by Permatec and each Subsidiary and constitutes the legal, valid and binding obligation of Permatec and each Subsidiary, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.17. Non-Contravention; Consents. Except as set forth in Section 2.17(d) of the Permatec Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or similar organizational documents of Permatec or any Subsidiary;

      (b) contravene, conflict with or result in a violation of, any Legal Requirement or any order, writ, injunction, judgment or decree to which Permatec or any Subsidiary, or any material assets owned or used by Permatec or any Subsidiary, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of any material Governmental Authorization that is held by Permatec or any Subsidiary or that otherwise relates to the business of Permatec or any Subsidiary or to any material assets owned or used by Permatec or any Subsidiary; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under or require the giving of notice under, or result in the creation of any lien with respect to the assets of Permatec or any Subsidiary pursuant to, any provision of any Permatec Contract, except for any such violations, liens, breaches or defaults, or failures to give notice that will not have a Material Adverse Effect on Permatec or any Subsidiary.

Permatec and each Subsidiary are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or
(y) the consummation of the transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on any Subsidiary.

   2.18. Financial Advisor. Except as set forth in Section 2.18 of the Permatec Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission to be paid by Permatec or any Subsidiary in connection with the transactions contemplated by this Agreement.

   2.19. Employees. Section 2.19 of the Permatec Disclosure Schedule contains an accurate list of: (i) all written agreements providing for a term of employment of six (6) months or more between Permatec or any Subsidiary and any current or retired employee; (ii) all collective bargaining agreements to which Permatec or any Subsidiary is a party (other than any labor contracts mandated by applicable law); and (iii) all officers and employees of Permatec and each Subsidiary as of the date hereof, and the salaries paid in calendar year 1999. No strike or labor dispute involving Permatec or any Subsidiary and a group of their respective employees has occurred during the last three (3) years or, to the knowledge of Permatec, is threatened. To Permatec's and each Subsidiary's knowledge, Permatec and each Subsidiary have complied in all respects with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees, except where the failure to comply will not have a Material Adverse Effect on Permatec or any Subsidiary.

   2.20. Environmental Matters. To Permatec's and each Subsidiary's knowledge, Permatec and each Subsidiary have complied in all respects with all applicable Legal Requirements relating to the environment or occupational health and safety, except where the failure to comply will not have a Material Adverse Effect on Permatec or any Subsidiary. There is no pending, or, to the knowledge of Permatec and each Subsidiary, threatened, civil or criminal litigation, written notice of violation, formal administrative proceedings, or investigation, inquiry or information request by any Governmental Body, relating to any such Legal Requirements. To the knowledge of Permatec and each Subsidiary, there have been no releases by Permatec or any Subsidiary or by others of any chemicals, pollutants, contaminants, or hazardous substances into the environment at any parcel of real property or facility formerly or currently owned, leased, operated or controlled by Permatec or any Subsidiary in violation of environmental or occupational health Legal Requirements, except where such violation will not have a Material Adverse Effect on Permatec or any Subsidiary.

   2.21. Entire Business. Neither Permatec nor its affiliates, nor the former subsidiaries of Permatec, own any assets necessary for the conduct of the business conducted or proposed to be conducted by the Subsidiaries.

   2.22. Change in Control. Neither Permatec nor any Subsidiary is a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision that would affect the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Permatec or any Subsidiary to any person.

   2.23. Other. Neither this Agreement nor any of the exhibits hereto, nor any of the documents delivered by or on behalf of Permatec or any Subsidiary pursuant to Section 5 hereof, nor the Permatec Disclosure

Schedule, taken as a whole, contain any untrue statement of material fact regarding Permatec or any Subsidiary or its business or omit to state a material fact necessary to make this Agreement, the exhibits hereto, or any document executed in connection therewith, not misleading.

                                   SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF MEDI-JECT

   Medi-Ject represents and warrants to Permatec and the Subsidiaries that, except as set forth in the disclosure schedule delivered by Medi-Ject to Permatec on the date of this Agreement (the "Medi-Ject Disclosure Schedule"):

   3.1. Due Organization; Subsidiaries; Etc.

    (a) Medi-Ject is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Medi-Ject has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

    (b) Except as set forth in Section 3.1(b) of the Medi-Ject Disclosure Schedule, Medi-Ject has no subsidiaries and does not own any shares of capital stock of, or equity interest of any nature in, any Entity (other than shares of non-affiliates held as non-material financial investments). Medi-Ject has not agreed nor is Medi-Ject obligated to make any future investment in or capital contribution to any Entity.

    (c) Medi-Ject is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification and where the failure to so qualify will have a Material Adverse Effect on Medi-Ject. Each such jurisdiction is listed in Section 3.1(c) of the Medi-Ject Disclosure Schedule.

   3.2. Organizational Documents; Records. Medi-Ject has delivered or made available to Permatec accurate and complete copies of the certificate of incorporation and bylaws of Medi-Ject, including all amendments thereto. Medi-Ject has made available to Permatec accurate and complete copies of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Medi-Ject and the board of directors and all committees of the board of directors of Medi-Ject.

   3.3. Authority; Binding Nature of Agreement. Medi-Ject has all necessary corporate right, power and authority to enter into and perform (subject to the approval of Medi-Ject's Shareholders) its obligations under this Agreement. This Agreement has been duly executed and delivered by Medi-Ject and constitutes the legal, valid and binding obligation of Medi-Ject, enforceable against Medi-Ject in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.4. Financial Statements.

    (a) Medi-Ject has delivered to Permatec the following financial statements and notes (collectively, the "Medi-Ject Financial Statements"):

      (i) the audited balance sheets of Medi-Ject as of December 31, 1999, 1998 and 1997 and the related audited statements of operations, stockholders' equity and cash flows of Medi-Ject for each of the years ended December 31, 1999, 1998, and 1997 together with the notes thereto and the unqualified opinion of KPMG LLP thereon, which contains an emphasis paragraph regarding Medi-Ject's ability to continue as a going concern; and

        (ii) the unaudited balance sheet of Medi-Ject as of March 31, 2000, and the related unaudited statements of operations and cash flows of Medi-Ject for the three (3) months ended March 31, 2000.

    (b) The Medi-Ject Financial Statements present fairly, in all material respects, the financial position of Medi-Ject as of the respective dates thereof and the results of operations and cash flows of Medi-Ject for the periods covered thereby. The Medi-Ject Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The unaudited interim financial statements have been prepared without audit and in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in such financial statements.

    (c) To its knowledge, except for liabilities or obligations which are accrued or reserved in the statements (or reflected in the notes thereto) or which were incurred after March 31, 2000 in the ordinary course of business, Medi-Ject has no liabilities or obligations (accrued or contingent) of a nature required by GAAP to be reflected in a balance sheet or that would be required to be disclosed in footnotes that are required pursuant to GAAP.

   3.5. Absence of Changes. Since December 31, 1999, Medi-Ject has not:

      (a) sold or transferred any portion of its assets or any portion of the interests in such assets other than sales of Medi-Ject's products in the ordinary course of business;

      (b) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

      (c) made any material change in the nature of its business or operations;

      (d) entered into any material transaction other than sales of Medi-Ject's products in the ordinary course of business;

      (e) incurred any liabilities other than the Convertible Notes or liabilities incurred in the ordinary course of business; or

      (f) suffered any adverse change with respect to its business or financial condition which has had or is expected to have a Material Adverse Effect on Medi-Ject.

   3.6. Tax Returns. Medi-Ject has timely filed or caused to be filed all Tax Returns required to be filed, or, requests for extensions to file such Tax Returns have been filed, granted and have not expired. All such Tax Returns are complete and accurate in all material respects. Medi-Ject has paid all Taxes shown as due on such Tax Returns, and the Medi-Ject Financial Statements fully accrue Medi-Ject's liabilities for Taxes with respect to all periods in accordance with GAAP. No deficiencies for any Tax have been proposed in writing, asserted or assessed, in each case by any Governmental Authority, against Medi-Ject for which there are not adequate reserves, except for deficiencies that would not have a Material Adverse Effect on Medi-Ject. There are no examinations or audits of any Medi-Ject Tax Return currently underway.

   3.7. Capitalization, Etc.

    (a) As of the date of this Agreement, the authorized capital stock of Medi-Ject is 4,400,000 shares divided into three classes consisting of: (i) 3,400,000 shares of common stock, par value $.01 per share, of which 1,424,869 shares have been issued and are outstanding as of the date of this Agreement;
(ii) 10,000 shares of Series A Preferred Stock, par value $.01 per share, of which 1,100 shares have been issued and are outstanding as of the date of this Agreement and are convertible into approximately 287,248 shares of Medi-Ject Common Stock (based on the market closing price on July 7, 2000 of $4.031), and
(iii) 250 shares of Series B Preferred Stock, par value $.01 per Share, of which 250 shares have been issued and are outstanding and are convertible into approximately 100,000 shares of Medi-Ject Common Stock (based on the market closing price on July 7, 2000 of $4.031); and as of the Closing Date the authorized capital stock of Medi-Ject shall be 18,000,000 shares consisting of
(i) 15,000,000 shares of common stock, par value $.01 per share, (ii) 3,000,000 shares of preferred stock of which (10,000 shares have been designated Series A Preferred Stock, par value $.01 per share, (2) 250 shares have been designated Series B Preferred Stock, par value $.01 per share, (3) a yet to be determined number of Series C Preferred Stock, par value $.01 per share and (4) a yet to be determined number of Series D Preferred Stock, of unknown par. All of the outstanding shares of capital stock of Medi-Ject have been duly authorized and validly issued, and are fully paid and nonassessable. The proposals to seek the Medi-Ject Shareholders' approval of this Agreement and the transactions contemplated herein shall include a provision seeking approval of an increase in the authorized capital stock of Medi-Ject.

    (b) Medi-Ject has reserved 415,226 shares of Medi-Ject Common Stock for future issuance pursuant to stock options granted and outstanding; and 515,807 shares of Medi-Ject Common Stock are reserved for future issuance pursuant to warrants granted and outstanding. Assuming a market closing price on July 7, 2000 of $4.031, Medi-Ject has issued securities convertible into approximately 1,362,248 shares of Medi-Ject Common Stock (including 975,000 shares of Medi-Ject Common Stock underlying the Series C Preferred Stock into which the Convertible Notes are convertible) for which there are insufficient authorized shares to effect such conversion.

    (c) Except as set forth in Section 3.7(c) of the Medi-Ject Disclosure Schedule, as of the date of this Agreement there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other securities of Medi-Ject; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of Medi-Ject; or (iii) contract under which Medi-Ject is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

   3.8. Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation or bylaws of Medi-Ject;

      (b) contravene, conflict with or result in a violation of, any Legal Requirement or any order, writ, injunction, judgment or decree to which or any material assets owned or used by Medi-Ject is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of any material Governmental Authorization that is held by Medi-Ject or that otherwise relates to the business of Medi-Ject or to any material assets owned or used by Medi-Ject; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the creation of any lien with respect to Medi-Ject's assets pursuant to, or require the giving of notice under, any provision of any Medi-Ject Contract, except for any such violations, liens, breaches or defaults, or failures to give notice that will not have a Material Adverse Effect on Medi-Ject.

Medi-Ject is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on Medi-Ject.

   3.9. Title to Assets; Equipment; Real Property. Medi-Ject owns and has good title to the assets purported to be owned by it and which are material to Medi-Ject or to the conduct of its business. Except as set forth in Section 3.9 of the Medi-Ject Disclosure Schedule or in the Medi-Ject SEC Reports (as defined herein), such assets are owned by Medi-Ject free and clear of any Encumbrances. The material items of equipment and other tangible assets owned by or leased to Medi-Ject are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear excepted). Medi-Ject does not own or lease any real property or any material interest in real property, except as described in the Medi-Ject SEC Reports.

   3.10. Proprietary Assets.

    (a) Medi-Ject owns the intellectual property in the Medi-Ject Proprietary Assets, and to its knowledge, has the exclusive right to use and exploit all of the intellectual property in its Proprietary Assets. Medi-Ject does not jointly own with any other Person any Medi-Ject Proprietary Asset. Except as set forth in Section 3.10(a) of the Medi-Ject Disclosure Schedule, there is no Contract pursuant to which Medi-Ject has granted any Person any right (whether or not currently exercisable) to license, commercially distribute or otherwise market any Medi-Ject Proprietary Asset.

    (b) To its knowledge, Medi-Ject has taken commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of its Proprietary Assets (except Medi-Ject Proprietary Assets whose value would be unimpaired by public disclosure). No current or former officer, director, shareholder, employee, consultant or independent contractor has any ownership right with respect to any Medi-Ject Proprietary Asset.

    (c) Medi-Ject has not been charged, nor to its knowledge is Medi-Ject threatened to be charged with infringement of any unexpired patent, trademark, trade name, service mark, copyright or other proprietary right of any Person. No claim has been asserted by a Person, nor to Medi-Ject's knowledge is a claim threatened to be asserted by a Person, or to Medi-Ject's knowledge are there grounds for any such claim to be asserted, challenging or questioning the validity, enforceability or effectiveness of the Proprietary Assets of Medi-Ject or any license or sublicense agreements to which Medi-Ject is a party. Medi-Ject is not aware of any other Person that is infringing on any Medi-Ject Proprietary Asset.

    (d) Medi-Ject Proprietary Assets constitute all the material Proprietary Assets necessary to enable Medi-Ject to conduct its business in the manner in which such business is currently being conducted. Except as set forth in
Section 3.10(d) of the Medi-Ject Disclosure Schedule, Medi-Ject has not (i) licensed any of the Medi-Ject Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or contract limiting its ability (A) to exploit fully any material Medi-Ject Proprietary Assets or
(B) to transact business in any market or geographical area or with any Person.

    (e) Medi-Ject has delivered to Permatec true, correct and complete copies of each agreement, registration, application, assignment and transfer document relating to the Medi-Ject Proprietary Assets.

    (f) Section 3.10(f) of the Medi-Ject Disclosure Schedule sets forth all patents that have been issued to Medi-Ject, patent applications that have been filed by Medi-Ject and trademarks that have been registered by Medi-Ject and the jurisdictions in which such patents have been issued, patent applications have been filed and trademarks have been registered.

    (g) To the best knowledge of Medi-Ject, the devices currently manufactured, marketed, distributed, and/or licensed by Medi-Ject, including those with the designation "MJ-6" and "MJ-7," do not require any licenses, rights, or consent from any third parties and do not rely on proprietary rights owned by third parties; Medi-Ject will be able to continue to manufacture, market, distribute and/or license such devices without obtaining any rights or consent from third parties. The small needle injection system technology licensed from Elan Corporation, plc does not require licenses, rights, or consent from any third parties.

   3.11. Contracts.

    (a) Section 3.11(a) of the Medi-Ject Disclosure Schedule identifies each Medi-Ject Contract. Medi-Ject has delivered or made available to Permatec accurate and complete copies of each of Medi-Ject's Contracts. Each Medi-Ject Contract is valid and in full force and effect.

    (b) Medi-Ject has not received notice from any Person that Medi-Ject has violated or breached, or committed any default under, any Medi-Ject Contract, nor to Medi-Ject's knowledge are there grounds for any Person to make such a claim; and Medi-Ject has no knowledge that any other Person has violated or breached, or committed any default under, any Medi-Ject Contract, except where such violations, breaches or defaults have not had and will not have a Material Adverse Effect on Medi-Ject.

   3.12. Compliance with Legal Requirements. To its knowledge, Medi-Ject is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on Medi-Ject. Medi-Ject has not received (i) at any time since January 1, 1997, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) prior to January 1, 1997 any such notice or communication that remains pending. No investigation or review of Medi-Ject by any Governmental Body is pending or, to Medi-Ject's knowledge, threatened.

   3.13. Governmental Authorizations. To its knowledge, Medi-Ject holds the Governmental Authorizations necessary to enable it to conduct its business in the manner in which such businesses are currently being conducted and in compliance with applicable Legal Requirements, except where the failure to hold such Governmental Authorizations will not have a Material Adverse Effect on Medi-Ject. Such Governmental Authorizations are valid and in full force and effect. To its knowledge, Medi-Ject is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on Medi-Ject. Medi-Ject has not received (i) at any time since January 1, 1997 any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (ii) prior to January 1, 1997 any such notice or communication that remains pending.

   3.14. Employee Benefit Plans.

   Section 3.14 of the Medi-Ject Disclosure Schedule sets forth a true and complete list of each Medi-Ject Benefit Plan; and each material employment, termination or severance plan, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by Medi-Ject, or to which Medi-Ject is a party, whether written or oral, for the benefit of any employee or former employee of Medi-Ject.

   3.15. Insurance. Section 3.15 of the Medi-Ject Disclosure Schedule contains a complete and accurate list and description of all insurance policies held by Medi-Ject. Since January 1, 1997, Medi-Ject has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. To Medi-Ject's knowledge, there is no pending material claim (including any workers' compensation claim) under or based upon any insurance policy of Medi-Ject.

   3.16. Legal Proceedings; Orders.

    (a) Except as set forth in Section 3.16 of the Medi-Ject Disclosure Schedule or in the Medi-Ject SEC Reports, there is no pending Legal Proceeding, and no Person has overtly threatened to commence any Legal Proceeding: (i) that involves Medi-Ject or any assets owned or used by Medi-Ject; or (ii) that challenges any of the transactions contemplated by this Agreement.

    (b) There is no order, writ, injunction, judgment or decree to which Medi-Ject, or any assets owned or used by Medi-Ject, is subject.

   3.17. Financial Advisor. Except as set forth in Section 3.17 of the Medi-Ject Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission to be paid by Medi-Ject in connection with the transactions contemplated by this Agreement.

   3.18. Environmental Matters. There is no pending, or, to Medi-Ject's knowledge, threatened, civil or criminal litigation, written notice of violation, formal administrative proceedings, or investigation, inquiry or information request by any Governmental Body, relating to any Legal Requirements relating to the environment or occupational health and safety, except where the failure to comply will not have a Material Adverse Effect on Medi-Ject.

   3.19. Change in Control. Except as set forth in Section 3.19 of the Medi-Ject Disclosure Schedule, Medi-Ject is not a party to any contract, agreement or understanding which contains a "change in control,"

"potential change in control" or similar provision that would affect the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Medi-Ject to any person.

   3.20. Required Medi-Ject Vote. The affirmative vote of a majority of all shares of Medi-Ject Common Stock entitled to vote, the affirmative vote of a majority of all shares of Medi-Ject's Series A Convertible Preferred Stock, voting together as a single class, and the affirmative vote of a majority of all shares of Medi-Ject's Series B Convertible Preferred Stock, voting together as a single class are the only votes of the holders of any class or series of Medi-Ject's securities necessary to approve the transactions contemplated by this Agreement.

   3.21. SEC Reports. Medi-Ject has filed all required forms, reports and documents with the SEC since January 1, 1997 (the "Medi-Ject SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of the Medi-Ject SEC Reports contained, when filed, any untrue statement of material fact or omitted to state a material fact required to be stated or incorporated by reference therein, in light of the circumstances under which they were made, not misleading.

   3.22. Antitrust. Medi-Ject, together with all entities which it controls,
(i) does not have total assets of $10 million or more as stated in Medi-Ject's most recent regularly prepared balance sheet and (ii) does not have total annual net sales of $10 million or higher, as stated in the last regularly prepared annual statement of income and expense for Medi-Ject.

   3.23. Other. Neither this Agreement nor any of the exhibits hereto, nor any of the documents delivered by or on behalf of Medi-Ject pursuant to Section 5 hereof, nor the Medi-Ject Disclosure Schedule, taken as a whole, contain any untrue statement of material fact regarding Medi-Ject or Medi-Ject's business or omit to state a material fact necessary to make this Agreement, the exhibits hereto, or any document executed in connection therewith, not misleading.

                                   SECTION 4

                        CERTAIN COVENANTS AND AGREEMENTS

   4.1. Access to Records and Properties.

    (a) From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 6.1 hereof (the "Executory Period"), Permatec and each Subsidiary shall afford (subject to any applicable laws relating to the maintenance of confidentiality or the preservation of privacy of data and information): (i) to the officers, independent certified public accountants, legal counsel and other Representatives of Medi-Ject, free and full access at all reasonable times and upon reasonable prior notice to all of its properties, books and records (including tax returns filed and those in preparation), in order that Medi-Ject and such other persons may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of Permatec; and (ii) to the independent certified public accountants of Medi-Ject, free and full access at all reasonable times and upon reasonable prior notice to the work papers of the independent certified public accountants for Permatec and each Subsidiary. Additionally, Permatec and each Subsidiary will permit Medi-Ject, its officers, directors, auditors, legal counsel and other Representatives to make such reasonable inspections of it and its operations during normal business hours as Medi-Ject may reasonably require and Permatec and each Subsidiary will cause the officers of Permatec and each Subsidiary to furnish to Medi-Ject and such other persons, such additional financial and operating data and other information as to its business and properties as Medi-Ject or such other persons shall from time to time reasonably request. No investigation pursuant to this Section 4.1(a), or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties of Permatec and each Subsidiary.

    (b) During the Executory Period, Medi-Ject shall afford (subject to any applicable laws relating to the maintenance of confidentiality or the preservation of privacy of data and information): (i) to the officers, independent certified public accountants, legal counsel and other Representatives of Permatec, free and full access at all reasonable times and upon reasonable prior notice to all of its properties, books and records (including tax returns filed and those in preparation), in order that Permatec and such other persons may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of Medi-Ject; and (ii) to the independent certified public accountants of Permatec, free and full access at all reasonable times and upon reasonable prior notice to the work papers of the independent certified public accountants for Medi-Ject. Additionally, Medi-Ject will permit Permatec, its officers, directors, auditors, legal counsel and other Representatives to make such reasonable inspections of it and its operations during normal business hours as Permatec may reasonably require and Medi-Ject will cause its officers to furnish to Permatec and such other persons, such additional financial and operating data and other information as to its business and properties as Permatec or such other persons shall from time to time reasonably request. No investigation pursuant to this Section 4.1(b), or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties of Medi-Ject.

   4.2. Operation of Subsidiaries. During the Executory Period, except as contemplated in this Agreement or the Permatec Disclosure Schedule, Permatec and each Subsidiary, unless Medi-Ject has agreed otherwise in writing,

      (a) shall operate their respective businesses as now operated and only in the normal and ordinary course and, consistent with such operation;

      (b) shall use their best efforts to preserve intact their business organization;

      (c) shall keep available the services of each employee;

      (d) shall maintain satisfactory relationships with Permatec's and each Subsidiary's customers and other persons having business dealings with Permatec and each Subsidiary;

      (e) shall not take any action, or be notified of any circumstance, that would result in any of the representations and warranties of Permatec and each Subsidiary herein becoming untrue;

      (f) shall not issue or agree to issue any shares of Permatec or any Subsidiary's capital stock or securities, rights, options or warrants convertible into or exercisable or exchangeable for shares of Permatec or any Subsidiary's capital stock (other than shares of capital stock issuable upon exercise or conversion of outstanding rights and options in accordance with the present terms thereof);

      (g) shall not amend its articles of incorporation or bylaws or comparable governing instruments;

      (h) shall not accelerate, amend or change the period of exercisability of options granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

      (i) shall not accelerate, amend or change the period of exercisability of any warrants to purchase capital stock or authorize cash payments in exchange for any warrants granted by it;

      (j) shall not take or cause to occur any of the actions or transactions described in Section 2.5 hereof;

      (k) shall not amend the terms of the Permatec Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

      (l) shall not (i) increase or agree to increase the compensation payable or to become payable to their officers or, other than increases in accordance with past practice which are not material, to its employees,
  (ii) grant any severance or termination pay to any employee or (iii) enter into any collective bargaining agreement;

      (m) shall not (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person;

      (n) shall not (i) materially change any practice with respect to Taxes,
  (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

      (o) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other equity securities or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

      (p) shall not make or agree to make any capital expenditure in excess of $25,000 in the aggregate;

      (q) shall not change any accounting principles or practices;

      (r) shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Permatec or any Subsidiary or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which Permatec or any Subsidiary is a party;

      (s) shall not revalue in any material respect any of its material assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP.

      (t) shall not take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

   4.3. Operation of Medi-Ject.

   During the Executory Period, except as contemplated in this Agreement or the Medi-Ject Disclosure Schedule, Medi-Ject, unless Permatec has agreed otherwise in writing,

      (a) shall operate its business as now operated and only in the normal and ordinary course and, consistent with such operation;

      (b) shall use its best efforts to preserve intact its business organization;

      (c) shall keep available the services of its officers and employees;

      (d) shall maintain satisfactory relationships with its respective customers and other persons having business dealings with it;

      (e) shall promptly file such reports as are required of it by the Securities Act or the Exchange Act (and shall deliver such reports promptly to Permatec);

      (f) shall not take any action that would result in any of the representations and warranties of Medi-Ject herein becoming untrue;

      (g) shall not issue or agree to issue any shares of its capital stock or securities, rights, options or warrants convertible into or exercisable or exchangeable for shares of its capital stock (other than shares of capital stock issuable upon exercise or conversion of outstanding rights and options in accordance with the present terms thereof), except as provided in the Convertible Notes, and any other notes issued pursuant to the Note Purchase Agreement;

      (h) shall not amend its articles of incorporation or bylaws;

      (i) shall not accelerate, amend or change the period of exercisability of options granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans, except that all stock options issued and outstanding on the Closing Date shall accelerate upon Closing;

      (j) shall not accelerate, amend or change the period of exercisability of any warrants to purchase capital stock or authorize cash payments in exchange for any warrants granted by Medi-Ject, except as otherwise provided in the respective warrants;

      (k) shall not take or cause to occur any of the actions or transactions described in Section 3.5 hereof;

      (l) shall not amend the terms of any Medi-Ject Benefit Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

      (m) shall not (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees,
  (ii) grant any severance or termination pay to any employee or (iii) enter into any collective bargaining agreement;

      (n) shall not (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person, except as provided in the Convertible Notes or the Note Purchase Agreement;

      (o) shall not (i) materially change any practice with respect to Taxes,
  (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

      (p) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other equity securities or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

      (q) shall not make or agree to make any capital expenditure in excess of $125,000 in the aggregate;

      (r) shall not change any accounting principles or practices;

      (s) shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Medi-Ject or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which Medi-Ject is a party;

      (t) shall not revalue in any material respect any of its material assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP; and

      (u) shall not take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

   4.4. Advice of Changes. The parties shall confer on a regular and frequent basis with each other, report on operational matters and promptly advise each other orally and in writing of any change, event or circumstance having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party; or which would, or could reasonably be foreseen to, affect the transactions contemplated herein.

   4.5. Efforts to Consummate. Subject to the terms and conditions herein provided, the parties shall use their best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are set forth in Section 5 hereof as soon as reasonably practicable.

   4.6. Additional Agreements. Each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained.

   4.7. Proxy Statement.

    (a) As soon as practicable after the date of this Agreement, Medi-Ject shall prepare for filing with the SEC and thereafter for circulation to Medi-Ject's shareholders a proxy statement (the "Proxy Statement") relating to the transactions contemplated by this Agreement, and in particular to obtain the approval by such shareholders of the issuance of the Medi-Ject Common Stock to Permatec, as required by the Nasdaq Stock Market as a condition for continued listing thereon. Medi-Ject shall cause such proxy statement to comply (except as to information supplied by Permatec and Subsidiaries, to which information this covenant does not apply) with the applicable requirements of (i) the Exchange Act, including without limitation, Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder and (ii) The Nasdaq Stock Market.

    (b) The information supplied by Permatec and Subsidiaries for inclusion in any filing with the SEC will not, at the time the filing is made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Permatec and Subsidiaries shall ensure that each such filing meets and complies in all material respects with all applicable Laws, including all applicable rules under the Securities Act or the Exchange Act, as such filing relates to Permatec and Subsidiaries.

    (c) Medi-Ject shall call and hold a shareholders' meeting as promptly as practicable for the purpose of voting upon the issuance of the Medi-Ject Common Stock hereunder and an increase in the authorized capital stock of Medi-Ject, and, subject to the fiduciary duties of its Board of Directors, Medi-Ject shall use its best efforts (through its agents or otherwise) to solicit from its shareholders proxies in favor of the approval of such issuance and increase, and shall take all other action necessary or advisable to secure the affirmative vote of its shareholders required by applicable law to secure such approvals. Subject to the fiduciary duties of the Medi-Ject board of directors, the Proxy Statement shall include the unanimous and unconditional recommendation of the board of directors of Medi-Ject to the shareholders of Medi-Ject that they approve the issuance of the Medi-Ject Common Stock contemplated by this Agreement and approve an increase in the authorized capital stock of Medi-Ject.

    (d) Permatec and Subsidiaries will cooperate, and will cause their respective financial, accounting and legal advisors to cooperate, with Medi-Ject in the preparation and filing of the Proxy Statement and all documents and materials (each a "Filing") required or elected to be disclosed or reported by Medi-Ject pursuant to applicable securities laws in connection with the transactions contemplated by this Agreement and the other transaction documents or to the extent otherwise relating to or concerning Permatec and any Subsidiary. To that end, Permatec and Subsidiaries shall furnish to Medi-Ject, as promptly as is practicable after Medi-Ject's request therefor, such data and information relating to Permatec and Subsidiaries, and such financial statements of Permatec and Subsidiaries and opinions, comfort letters and consents of independent certified public accountants relating thereto as, in the opinion of counsel for Medi-Ject, shall be required by law to be disclosed or reported by Medi-Ject or as are otherwise determined by Medi-Ject to be reasonably necessary or appropriate in connection therewith. Medi-Ject shall provide a draft of each Filing to Permatec promptly following the preparation thereof for approval by Permatec, which approval shall be at Permatec's sole discretion but which approval shall be made promptly, and such approval shall not be unreasonably withheld. If, at any time prior to the Closing, any event should occur relating to Permatec or any Subsidiary which should be set forth in an amendment of, or a supplement to, any Filing, Permatec and Subsidiaries will promptly inform Medi-Ject.

   4.8. Financing. During the Executory Period, Permatec, with the full cooperation and assistance of Medi-Ject, will use commercially reasonable efforts to raise at least Seven Million United States Dollars ($7,000,000) for the operation of the combined business of Medi-Ject and the Subsidiaries subsequent to the consummation of the transactions contemplated hereby. To aid Permatec in such financing, Medi-Ject shall provide (i) such information and
(ii) such time of its officers and employees as are reasonably needed by Permatec to conduct such financing. The board of directors of Medi-Ject shall consider the terms of the financing, and, if acceptable, approve such financing, which approval may be conditioned on the consummation of the transactions contemplated hereby.

   4.9. Business Plan. During the Executory Period, Permatec, with the full cooperation and assistance of Medi-Ject, will prepare a written business plan for 2000 and 2001 and the pro forma projections related thereto reflecting the combined business of Medi-Ject and the Subsidiaries subsequent to the consummation of the transactions contemplated hereby. To aid Permatec in preparing such business plan and projections, Medi-Ject shall provide (i) such information and (ii) such time of its officers and employees as are reasonably needed by Permatec to prepare such business plan and projections. The board of directors of Medi-Ject shall consider the business plan, and, if acceptable, approve such business plan, such approval being contingent upon the consummation of the transactions contemplated hereby.

   4.10. Search for Chief Executive Officer. During the Executory Period, Permatec, with the full cooperation and assistance of Medi-Ject, will undertake a comprehensive search for a new chief executive officer of Medi-Ject. To aid Permatec in such search, Medi-Ject shall provide (i) such information and (ii) such time of its officers and employees as are needed by Permatec to conduct such search. The board of directors of Medi-Ject shall have the right to approve the candidate before his or her hiring.

   4.11. Noncompetition. For a period commencing on the Closing Date and ending on the date that is twelve months from the Closing Date, Permatec shall not provide, develop, perform or offer any technology, product or service substantially similar to the technology, products, or services owned, produced or under development by any of the Subsidiaries as of the Closing Date. The foregoing restriction shall not apply to (i) the ownership by Permatec of shares of the capital stock of Medi-Ject or (ii) the ownership by Permatec of 49.9% or less of the voting power of any other entity, it being understood that Permatec may own in excess of 49.9% of the voting power of any other entity that does not provide, develop, perform or offer any technology, product or service substantially similar to the technology, products, or services owned, produced or under development by the Subsidiaries as of the Closing Date.

                                   SECTION 5

                               CERTAIN CONDITIONS

   5.1. Conditions to Each Party's Obligations. The obligations of the parties to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     (a) Approvals. All Governmental Authorizations and corporate approvals and Consents of third parties required in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect, including, but not limited to, the approval by the Medi-Ject shareholders of this Agreement and the related increase of the authorized capital stock of Medi-Ject. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any applicable law that makes consummation of this Agreement illegal.

     (b) Financing. Permatec shall have raised for Medi-Ject an aggregate of at least Seven Million United States Dollars ($7,000,000); such financing to be closed upon completion of the transactions contemplated by this Agreement.

   5.2. Conditions to Obligations of Medi-Ject. The obligations of Medi-Ject to perform this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Medi-
Ject:

     (a) Representations and Warranties. The representations and warranties of Permatec and each Subsidiary set forth in Section 2 hereof shall in each case be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of such dates, respectively.

     (b) Performance of Obligations of Permatec and Subsidiaries. Permatec and each Subsidiary shall have performed in all material respects the obligations required to be performed by each of them under this Agreement prior to or as of the Closing Date.

     (c) Absence of Certain Changes. There shall have been no events, changes or effects with respect to Permatec or any Subsidiary which would have a Material Adverse Effect on Permatec or any Subsidiary. Without limiting the generality of the foregoing, Permatec and each Subsidiary shall not have incurred any indebtedness during the period between December 31, 1999 and the Closing Date that has had or will have a Material Adverse Effect on Permatec or any Subsidiary.

     (d) Delivery of Convertible Notes. Permatec shall have delivered the Convertible Notes to Medi-Ject for cancellation.

     (e) Cash. Subsidiaries shall have aggregate cash reserves or Cash Equivalents of not less than One Million Swiss Francs (CHF 1,000,000) on the Closing Date.

     (f) Employment Agreement. The Employment Agreement between Medi-Ject and Franklin Pass, M.D. in the form attached hereto as Exhibit B, such agreement to be executed concurrently with this Agreement, shall have been executed by Medi-Ject.

     (g) Capital Stock of Subsidiaries. s of the Closing Date there shall have been no changes in the outstanding capital stock of any Subsidiary, including the right to acquire stock in any Subsidiary. Permatec shall have delivered certificates representing all of the issued and outstanding capital stock of each Subsidiary.

     (h) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Permatec and the Escrow Agent, and shall be in full force and effect.

     (i) Opinions of Counsel. Medi-Ject shall have received the satisfactory opinions dated the Closing Date of legal counsel to Permatec and Subsidiaries in form and substance reasonably satisfactory to it.

     (j) Officer's Certificate. Medi-Ject shall have received from Permatec and each Subsidiary an officer's certificate certifying to the fulfillment of the conditions specified in Sections 5.1(a) and Section 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(g) and 5.2(i).

   5.3. Conditions to Obligations of Permatec and Subsidiaries. The obligation of Permatec and Subsidiaries to perform this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Permatec:

     (a) Representations and Warranties. The representations and warranties of Medi-Ject set forth in Section 3 hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement, and as the Closing Date as though made at and as of such dates, respectively.

     (b) Performance of Obligations of Medi-Ject. Medi-Ject shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to or as of the Closing Date and Permatec shall have received a certificate signed by an executive officer of Medi-Ject to that effect.

     (c) Opinion of Counsel to Medi-Ject. Permatec shall have received a satisfactory opinion dated the Closing Date of Leonard, Street and Deinard; in form and substance reasonably satisfactory to it.

     (d) Absence of Certain Changes. There shall have been no events, changes or effects with respect to Medi-Ject which would have a Material Adverse Effect on Medi-Ject. Without limiting the generality of the foregoing, Medi-Ject (i) shall not have incurred any indebtedness (except for the Convertible Notes and Note Purchase Agreement during the period between December 31, 1999 and the Closing Date which would have to be listed as such on its financial statements, and (ii) shall not have received any formal notification from the NASDAQ Stock Market that the Medi-Ject common stock listed on the NASDAQ Small Cap Market is or has been delisted or received a formal and final notification that it will be delisted.

     (e) Delivery of Medi-Ject Series C Stock upon Conversion of Convertible Notes. Medi-Ject shall have delivered the number of shares of Medi-Ject Series C Stock of Medi-Ject that are due to Permatec upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes.

     (f) Employment Agreement. The Employment Agreement between Medi-Ject and Franklin Pass, M.D. in the form attached hereto as Exhibit B, such agreement to be executed concurrently with this Agreement, shall have been executed by Medi-Ject.

     (g) Capital Stock of Medi-Ject. As of the Closing Date there shall have been no changes in the outstanding capital stock of Medi-Ject, including the right to acquire stock in Medi-Ject.

     (h) Board of Directors. Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg shall each have resigned from the Board of Directors of Medi-Ject and Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Prof. Ubaldo Conte and Dr. Philippe Dro shall have been appointed to the Board of Directors of Medi-Ject.

     (i) Officer's Certificate. Permatec shall have received from Medi-Ject an officer's certificate certifying to the fulfillment of the conditions specified in Sections 5.1(b) and Section 5.3(a), 5.3(b), 5.3(d), and 5.3(g).

     (j) Approvals and Consents. Medi-Ject shall have obtained the consent of each of the following to the consummation of the transactions contemplated hereby: Elan Corporation, plc; Bio-Technology General Corp.; Becton Dickinson; Grayson & Associates, Inc.

     (k) Amendment of the Elan License Agreement. The License and Development agreement by and between Elan Corporation plc and Medi-Ject Corporation shall have been amended in form and substance reasonably satisfactory to Permatec.

     (l) Lock-Up Agreements. Medi-Ject shall have entered into Lock-Up Agreements with each of Kenneth Evenstad, Lawrence Christian, Julius Sund, Mike Kasprick and Peter Sadowski in the forms attached hereto as Exhibits D, E, F, G and H, respectively, such agreements to be executed concurrently with this Agreement.

                                   SECTION 6

                                  TERMINATION

   6.1. Termination. This Agreement may be terminated notwithstanding the approval of this Agreement by Medi-Ject, Permatec and the Subsidiaries at any time prior to the Closing, by:

      (a) the mutual written consent of Medi-Ject and Permatec; or

      (b) Medi-Ject or Permatec, if the conditions set forth in Section 5.1 hereof shall not have been met by October 31, 2000, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

      (c) Medi-Ject if the conditions set forth in Section 5.2 hereof shall not have been met, and Permatec if the conditions set forth in Section 5.3 hereof shall not have been met, in either case, by October 31, 2000, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate.

Any termination pursuant to this Section 6.1 (other than a termination pursuant to Section 6.1(a) hereof) shall be effected by written notice from the party so terminating to the other parties hereto.

   6.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be void and of no further force or effect, except that (i) the agreements contained in this
Section 6.2 shall survive the termination hereof, (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, (iii) Medi-Ject shall be required to repurchase the Convertible Notes from Permatec in accordance with the terms thereof, except that if the Closing does not occur because Permatec fails to satisfy the conditions to Closing described in
Section 5.1(b) hereof, the repayment by Medi-Ject of such Convertible Notes shall be extended for an additional three (3) month period; and (iv) the Confidentiality Agreement entered into by and between the parties on April 21, 1999 shall continue to be in effect in accordance with its terms.

   6.3. Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 6.1, each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                   SECTION 7

                           INDEMNIFICATION AND ESCROW

   7.1. Indemnification by Permatec. From and after the Closing, Permatec shall indemnify Medi-Ject and any employee, director, officer or agent (the "Medi-Ject Indemnified Parties") of each of them against, hold each of them harmless from, and reimburse each of them for any claim, costs, loss, liability or expense (including reasonable attorneys' fees and expenses) or other damage (including, without limitation, expectation, actual, punitive and consequential damages) (collectively, "Damages") arising, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of Permatec and Subsidiaries in this Agreement, (b) any failure by Permatec and Subsidiaries to perform or comply with any covenant or obligation in this Agreement, or (c) any Third Party Claim (as defined below) relating to an inaccuracy or failure referred to in clause (a) or (b) above, including any claim to ownership of shares of Subsidiaries Stock or proceeds thereof by any spouse or former spouse of Dr. Jacques Gonella.

   7.2. Indemnification by Medi-Ject. From and after the Closing, Medi-Ject shall indemnify Permatec ("Permatec Indemnified Parties") against, and hold it harmless from, and reimburse it for any Damages arising, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of Medi-Ject in this Agreement, (b) any failure by Medi-Ject to perform or comply with any covenant or obligation in this Agreement, or (c) any Third Party Claim relating to an inaccuracy or failure referred to in clause (a) or (b) above. Any Medi-Ject Indemnified Party or Permatec Indemnified Party entitled to indemnification under this Section 7 is referred to herein as an "Indemnified Party," and any party against whom such indemnification is sought is referred to as an "Indemnifying Party."

   7.3. Procedure for Third Party Claims. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or demand or claim by a third party (a "Third Party Claim") which may give rise to Damages, such Indemnified Party shall, if a claim in respect thereof is to be made against Permatec, give notice to Permatec, and if such claim is to be made against Medi-Ject, give notice to Medi-Ject, of its assertion of such claim for indemnification and provide reasonable detail with respect thereto. Failure to so notify the Indemnifying Party shall not relieve any Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent that the defense of such action or Third Party Claim is materially prejudiced thereby. If any such action shall be brought or a Third Party Claim shall be asserted against an Indemnified Party and the Indemnified Party shall give notice to the Indemnifying Party of the commencement or assertion thereof, the Indemnifying Party shall be entitled, at its own expense (and with respect to Permatec, without recourse to the Escrowed Property), to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. If an Indemnifying Party receives notice of any action or Third Party Claim, it shall promptly notify the Indemnified Party as to whether, at it expense (and with respect to Permatec, without recourse to the Escrowed Property), it intends to control the defense thereof. If the Indemnifying Party defends an action, it shall have full control over the litigation, including settlement and compromise thereof, subject only to the following: no compromise or settlement thereof may be effected without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If notice is given to the Indemnifying Party of the commencement of any action and it does not, within twenty (20) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnified Party shall have full control over the litigation, including settlement and compromise thereof.

   7.4. Procedures Related to Other Claims. In the event an Indemnified Party shall have a claim against an Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to so notify an Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

   7.5. Indemnity Period. No claim for indemnification under this Section 7 may be made unless notice is given by the Indemnified Party to the Indemnifying Party on or prior to the sixth month anniversary of the Closing Date.

   7.6. Basket; Cap.

    (a) Permatec shall not be liable to the Medi-Ject Indemnified Parties, unless and until the aggregate claims by the Medi-Ject Indemnified Parties exceed $50,000, and then only to the extent such claims exceed $50,000. Medi-Ject shall not be liable to the Permatec Indemnified Parties, unless and until the aggregate claims by the Permatec Indemnified Parties exceed $50,000, and then only to the extent such claims exceed $50,000.

    (b) Permatec shall not be liable to the Medi-Ject Indemnified Parties to the extent aggregate claims indemnified hereunder by Permatec exceed the Value of the Escrow Shares (as defined in Section 2(c) of the Escrow Agreement). The limit set forth in this paragraph shall not apply to Damages resulting from any Subsidiary's fraud or willful or intentional misrepresentation or intentional or willful breach.

    (c) Medi-Ject shall not be liable to the Permatec Indemnified Parties to the extent aggregate claims indemnified hereunder by Medi-Ject exceed the Value of the Escrowed Shares. The limit set forth in this paragraph shall not apply to Damages resulting from Medi-Ject's fraud or willful or intentional misrepresentation or intentional or willful breach.

   7.7. Exclusion of Remedies by Law. The Parties mutually agree and acknowledge that exclusively the terms and provisions set forth in this Agreement shall be applicable in respect of any representations or warranties given herein and any claims, actions or remedies either party may have against the other in respect of any representations or warranties. Such contractual rights and obligations shall be in lieu of any rights or obligations set forth in the applicable laws.

   7.8. Exceptions to Limitations on Indemnification. Notwithstanding the foregoing and without limitation as to time or amount, the parties agree that Permatec shall indemnify, defend and hold Medi-Ject and the Subsidiaries harmless from and against (a) any and all Damages based upon, arising out of, or otherwise in respect of Permatec Laboratorios S.A., Buenos Aires, Argentina ("Permatec Argentina"), and/or Permatec (France) S.A., Lyon, France ("Permatec France"), which both are subsidiaries of Permatec, are both not being acquired by Medi-Ject pursuant to this Agreement and both are in the process of liquidation (provided, however, that in no event shall Permatec indemnify, defend or hold Medi-Ject or a Subsidiary harmless under this Agreement with respect to any Damages caused by (i) any assets or technology of Permatec Argentina or Permatec France that has been transferred to a Subsidiary and (ii) any Contract or agreement of Permatec Argentina or Permatec France that has been transferred to a Subsidiary); and (b) any and all Damages based upon, arising out of, or otherwise in respect of the potential inability of Permatec to deliver at the Closing the original share certificates of NV and/or any third party making any claims in respect of the share certificates of NV. Notwithstanding any other provision in this Section 7.8, Medi-Ject and the Subsidiaries shall be entitled to obtain equitable relief in any appropriate indemnification claim under this Section 7.8.

                                   SECTION 8

                              CERTAIN DEFINITIONS

   8.1. Definitions. For purposes of this Agreement, the following defined terms have the meanings set forth below:

   "Benefit Plan" shall mean each defined compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other welfare benefit plan, fund or similar program; each material profit-sharing, stock bonus or other pension plan, fund or similar program; each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by any Person, or to which any Person is a party, whether written or oral, for the benefit of any employee or former employee of any Person.

   "Cash Equivalents" shall mean short term investments in securities of the United States government, certificates of deposit, or money market instruments, all with original maturity of three months or less.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

   "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

   "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance.

   "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

   "Escrow Shares" shall mean 580,000 shares of the Medi-Ject Common Stock being transferred to Permatec pursuant to this Agreement.

   "Exchange Act" shall mean the Securities Exchange Act of 1934.

   "Governmental Authorization" shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

   "Governmental Body" shall mean any: (a) nation, state, commonwealth, canton, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

   "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

   "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

   "Material Adverse Effect" on Permatec or the Subsidiaries shall mean any event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter, either alone or taken together with any other events, violations, inaccuracies, circumstances or other matters, would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Permatec or any Subsidiary. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Medi-Ject if such event, violation, inaccuracy, circumstance or other matter, either alone or taken together with any other events, violations, inaccuracies, circumstances or other matters, would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Medi-Ject taken as a whole.

   "Medi-Ject Contract" shall mean any Contract that is material to Medi-Ject, to the business or operations of Medi-Ject or to any of the transactions contemplated by this Agreement: (a) to which Medi-Ject is a party; or (b) by which Medi-Ject or any of its assets are bound or under which Medi-Ject has any obligation, except for agreements for the license to Medi-Ject of software generally available to the public.

   "Medi-Ject Proprietary Asset" shall mean any material Proprietary Asset owned by or exclusively licensed to Medi-Ject, except for software generally available to the public. As used herein, "exclusively licensed" means exclusively licensed for commercial use subject to certain retentions, exceptions and license-backs.

   "Permatec Contract" shall mean any Contract (other than insurance policies identified in Section 2.13 of the Permatec Disclosure Schedule) that is material to Permatec or any Subsidiary, to the business or operations of Permatec or any Subsidiary or to any of the transactions contemplated by this
Agreement: (a) to which Permatec or any Subsidiary is a party, including, without limitation, existing agreements with Medi-Ject; or
(b) by which Permatec or any Subsidiary or any asset of Permatec or any Subsidiary is bound or under which Permatec or any Subsidiary has any obligation.

   "Permatec Plan" shall mean each defined compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other welfare benefit plan, fund or similar program; each material profit-sharing, stock bonus or other pension plan, fund or similar program; each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by Permatec or any Subsidiary, or to which Permatec or any Subsidiary is a party, whether written or oral, for the benefit of any employee or former employee of Permatec or any Subsidiary.

   "Permatec Proprietary Asset" shall mean any material Proprietary Asset owned by or exclusively licensed to Permatec or any Subsidiary, except for software generally available to the public. As used herein, "exclusively licensed" means exclusively licensed for commercial use subject to certain retentions, exceptions and license-backs.

   "Person" shall mean any individual, Entity or Governmental Body.

   "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, URL, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, business method, computer software, computer program, source code, algorithm, invention, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing, including without limitation rights granted pursuant to license or sub-license agreements with respect to a Proprietary Asset.

   "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and Representatives.

   "SEC" shall mean the United States Securities and Exchange Commission.

   "Securities Act" shall mean the Securities Act of 1933.

   "Subsidiary" shall mean any Entity in which any Person owns more than fifty percent (50%) of the outstanding voting securities, or the value of the outstanding equity securities or interests of which are owned directly or indirectly by any Person.

   "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, import tax, export tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, duty or other similar charge together with any interest fines or penalties thereon, imposed, assessed or collected by or under the authority of any Governmental Body.

   "Tax Return" shall mean any return, declaration, report or similar statement (including any information return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   SECTION 9

                            MISCELLANEOUS PROVISIONS

   9.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

   9.2. Waiver.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   9.3. Entire Agreement; Counterparts; Applicable Law; and Arbitration. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of New York without regard to the conflicts of law principles thereof. Any dispute, controversy or claim arising out of or connected with this Agreement, its interpretation, the breach thereof or any other agreement entered into in connection with the transactions contemplated herein, including the arbitrability of such dispute, controversy or claim, shall be settled by final and binding arbitration venued in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall be construed to prohibit any party from seeking in any court of competent jurisdiction any injunctive relief to which it is entitled hereunder. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any such action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party further agrees that service of process, summons, notice or document by U.S. registered mail to such party's respective address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.3.

   9.4. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of any party's rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect. Nothing in this Agreement is intended to or shall confer upon any Person any third-party rights under or by reason of this Agreement.

   9.5. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   To Medi-Ject:

    Medi-Ject Corporation 161 Cheshire Lane, Suite 100 Minneapolis, MN 55441 USA Attention: Franklin Pass, M.D. Telephone: (612) 475-7700 Fax:
    (612) 476-1009

   with a copy to:

    Leonard, Street and Deinard 150 South Fifth Street, Suite 2300 Minneapolis, MN 55402 USA Attention: Morris M. Sherman Telephone: (612) 335-1561 Fax: (612) 335-1657

   To Permatec and Subsidiaries:

    Permatec Holding AG Gewerbestrasse 18 CH-4123 Allschwil, Switzerland
    Attention: Dr. Philippe Dro Telephone: 41-61-486-41-41 Fax: 41-61-486-
    41-42

   with a copy to:

    Faegre & Benson 2300 Norwest Center 90 South 7th Street Minneapolis, MN 55402 Attention: Mark A. Sides Telephone: (612) 336-3000 Fax: (612) 336-3026

    Rinderknecht Klein & Stadelhofer Beethovenstrasse 7 8002 Zurich, Switzerland Attention: Dr. Thomas M. Rinderknecht Telephone: 41-1-287-2424 Fax: 41-1-287-2400

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

   9.6. Cooperation. Each party agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

   9.7. Fees and Expenses. All fees, costs and expenses in connection with this Agreement shall be paid by the party incurring such expenses, provided, however, that if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to any other relief to which the party is entitled, and to the reimbursement of attorneys' fees.

   9.8. Non-Survival of Representations, Warranties Past the Indemnification Period; Survival of Covenants. The representations and warranties in this Agreement shall terminate upon the expiration of any indemnification periods provided for in Section 7 hereof. It being further agreed that the covenants contained in Section 4.11 hereof shall survive the Closing for the periods set forth in such Section.

   9.9. Titles. The titles and captions of the Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

                           [Signatures on Next Page]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          MEDI-JECT CORPORATION

                                                     /s/ Franklin Pass
                                          By: _________________________________
                                                       Franklin Pass
                                              Name: ___________________________
                                                         President
                                              Title: __________________________

                                          PERMATEC HOLDING AG

                                                  /s/ Dr. Jacques Gonella
                                          By: _________________________________
                                                    Dr. Jacques Gonella
                                              Name: ___________________________
                                                   Chairman of the Group
                                              Title: __________________________

                                          PERMATEC PHARMA AG

                                                  /s/ Dr. Jacques Gonella
                                          By: _________________________________
                                                    Dr. Jacques Gonella
                                              Name: ___________________________
                                                   Chairman of the Group
                                              Title: __________________________

                                          PERMATEC TECHNOLOGIE AG

                                                  /s/ Dr. Jacques Gonella
                                          By: _________________________________
                                                    Dr. Jacques Gonella
                                              Name: ___________________________
                                                   Chairman of the Group
                                              Title: __________________________

                                          PERMATEC NV

                                                  /s/ Dr. Jacques Gonella
                                          By: _________________________________
                                                    Dr. Jacques Gonella
                                              Name: ___________________________
                                                   Chairman of the Group
                                              Title: __________________________

                              MEDI-JECT CORPORATION
                              ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                October __, 2000

                                10:00 a.m. CDT

                             Medi-Ject Corporation
                          161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441



Medi-Ject Corporation
161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441                    proxy
--------------------------------------------------------------------------------

         PROXY--ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON _________, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

By signing this proxy, you revoke all prior proxies and appoint Franklin Pass and Lawrence M. Christian, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Medi-Ject held of record by the undersigned on September 14, 2000, at the Annual Meeting of Shareholders of the Company to be held on ___________, 2000 or any adjournment thereof.

                                                          ----------------------
                                                            COMPANY #
                                                            CONTROL #
                                                          ----------------------



   The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, 5, 6 and 7.

1. To approve the terms of a certain Stock Purchase Agreement dated as of July 14, 2000 by and among Medi-Ject, Permatec, Permatec Pharma AG, Permatec Technologie AG, and Permatec NV, whereby we purchase all of the outstanding capital stock of Permatec Pharma AG, Permatec Technologie AG, and Permatec NV and as consideration, we issue 2,900,000 shares of Medi-Ject common stock to Permatec. Upon the closing of the transaction, (a) Permatec will own approximately 67% of the outstanding Medi-Ject common stock; (b) Karl Groth, Geoffrey Guy, M.D., Fred L. Shapiro, M.D. and Stanley Goldberg will each resign from the position of director and Dr. Jacques Gonella, Dr. Thomas M. Rinderknecht, Professor Ubaldo Conte and Dr. Philippe Dro will be appointed to fill such vacancies; (c) the promissory notes issued to Permatec will convert into shares of Medi-Ject Series C Preferred Stock; and (d) we will amend our Second Amended and Restated Articles of Incorporation, as amended to date, to change our name to "Antares Pharma, Inc."

                  / / FOR         / / AGAINST        / / ABSTAIN


                           \|/  Please fold here  \|/

--------------------------------------------------------------------------------

2. To amend the Second and Restated Articles of Incorporation, as amended to date, to increase the number of authorized shares of Medi-Ject common stock from 3,400,000 to 15,000,000 and to increase the number of authorized shares of preferred stock from 1,000,000 to 3,000,000.

                  / / FOR         / / AGAINST        / / ABSTAIN

3. To approve the future conversion of Medi-Ject Series C Preferred Stock into Medi-Ject common stock.

                  / / FOR         / / AGAINST        / / ABSTAIN

4. To approve the conversion, at the holder's option, of the Series B Convertible Preferred Stock into shares of Medi-Ject common stock.

                  / / FOR         / / AGAINST        / / ABSTAIN

5. To elect two members of the Board of Directors:

                01  Kenneth Evenstad     02  Karl E. Groth

      / / VOTE FOR ALL NOMINEES      / / VOTE WITHHELD FROM ALL NOMINEES
          (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominees(s) in the box provided to the right.)
                       _________________________________

                       _________________________________

6. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000.

                 / / FOR         / / AGAINST        / / ABSTAIN

7. To transact such other business as may properly come before the meeting or any adjournment thereof.

                 / / FOR         / / AGAINST        / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPSAL.

Address Change? Mark Box / / Indicate changes below:

                                             Date ____________________________

                                             _________________________________

                                             _________________________________

                                             Signature(s) in Box

                                             Please sign exactly as your name(s)
                                             appear on Proxy. If held in joint
                                             tenancy, all persons must sign.
                                             Trustees, administrators, etc.,
                                             should include title and authority.
                                             Corporations should provide full
                                             name of corporation and title of
                                             authorized officer signing the
                                             proxy.